   As filed with the Securities and Exchange Commission on June 9, 2000
                                                      Registration No. 333-34040
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ----------------

                           OPEN PORT TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

       Illinois (before                   7372                 36-3874234
       reincorporation)            (Primary Standard        (I.R.S. Employer
       Delaware (after                 Industrial        Identification Number)
       reincorporation)       Classification Code Number)
 (State or other jurisdiction
              of
       incorporation or
        organization)

                     676 North St. Clair Street, Suite 900
                            Chicago, Illinois 60611
                                 (312) 867-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                Randy S. Storch
                Chairman, President and Chief Executive Officer
                           Open Port Technology, Inc.
                     676 North St. Clair Street, Suite 900
                            Chicago, Illinois 60611
                                 (312) 867-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:

                                ----------------

  Mark L. Gordon, Esq.     Linda Chaplik Harris, Esq.     Erin Karzmer, Esq.
 Janet Smerling LeVee,        Mark L. Dosier, Esq.         Testa, Hurwitz &
          Esq.           Sonnenschein Nath & Rosenthal      Thibeault, LLP
 Gordon & Glickson LLC          8000 Sears Tower           125 High Street
 444 N. Michigan Avenue     Chicago, Illinois 60606     Boston, Massachusetts
Chicago, Illinois 60611          (312) 876-8000                 02110
     (312) 321-1700                                         (617) 248-7000

                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number if the earlier effective registration statement for the same offering. [_]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities, in any jurisdiction where the offer or sale is not          +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion, Dated June 9, 2000

                         [OPEN PORT(R) TECHNOLOGY LOGO]
--------------------------------------------------------------------------------

 4,000,000 Shares

 Common Stock

--------------------------------------------------------------------------------

 This is the initial public offering of Open Port Technology, Inc. and we are offering 4,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "OPRT."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       Underwriting
              Price to Discounts and Proceeds to
              Public   Commissions   Open Port
   Per Share    $      $             $
   Total        $      $             $

 We have granted the underwriters the right to purchase up to 600,000 additional shares to cover over-allotments.

 Deutsche Banc Alex. Brown

                               Robertson Stephens

                                                          Dain Rauscher Wessels

 The date of this prospectus is           , 2000

                              [Inside Front Cover]

   [Over the graphical depiction are the words "BRIDGING IP-BASED, PSTN AND WIRELESS NETWORKS."

   Graphical depiction consists of a circle with the words "IP LaunchPad" enclosed by a rectangular border with four circular button symbols situated horizontally across the top of the rectangular border. A graphical representation of a cloud, connected to the circle by a line, contains the acronym "PSTN" and appears in the lower left quadrant. Beneath this cloud are the words, placed horizontally from left to right, with double-headed arrows leading to and from the cloud, "Voicemail*," "Fax" and "Phone*" below graphical depictions of those devices. A footnote located on the bottom of this cover page denotes asterisk as meaning "in development." A graphical representation of a second cloud, connected to the circle by a line, contains the word "Wireless*" and appears in the lower right quadrant. To the right of this cloud are the words, placed vertically from top to bottom, with double-headed arrows leading to and from the cloud, "Voicemail," "PDA," "Pager" and "Mobile" each next to a graphical depiction of those devices. A graphical representation of a third cloud, connected to the circle by a line, contains the acronym "IP" and appears above the circle. To the left of this cloud are the words, placed vertically from top to bottom, with double-headed arrows leading to and from the cloud, "Web," "Email" and "Client" each next to a graphical depiction of those devices.]

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                           Open Port Technology, Inc.

   We design, develop and distribute IP LaunchPad, a carrier-class software platform that enables our customers to deliver enhanced communication services over networks based on the Internet Protocol, or IP. Our customers are service providers, including long distance telecommunication providers, regional Bell operating companies, competitive local exchange carriers, public telephone and telegraph companies, and Internet service providers. IP LaunchPad provides software connections between IP networks and the public switched telephone network, or PSTN, and wireless networks. These connections allow our customers to offer enhanced IP services that connect to PSTN and wireless devices such as fax machines, telephones, voicemail systems, cellular phones and pagers. The types of enhanced IP services that we enable or intend to enable include services such as delivering email messages to fax machines, voicemail messages to email systems, and news alerts to mobile phones.

   Our solution enables enhanced IP services to be deployed with the accountability, tracking and reliability of services delivered over the PSTN, while taking advantage of the more efficient use of bandwidth, increased functionality, flexibility and reduced costs offered by IP networks. In addition to bridging IP networks, the PSTN and wireless networks, our IP LaunchPad solution addresses other key challenges limiting deployment of enhanced IP services today.

  . We integrate IP LaunchPad into a service provider's network infrastructure. As a result, we and other application developers can create applications that integrate with our platform rather than directly with each service provider's environment. This one-time integration makes it easier for service providers to offer their subscribers new enhanced IP services.

  . Our solution enables service providers to track and monitor the delivery of enhanced IP services, allowing them to offer their subscribers a variety of service level guarantees.

  . Our solution enables subscribers to provide self-care through a web browser interface. For example, a subscriber can sign up for a new service, adjust user preferences and track the progress of sent messages. This reduces the service provider's support costs.

  . Our solution enables wholesale distribution of enhanced IP services, such that each new service launched on IP LaunchPad can also be distributed in a wholesale manner by one service provider to another.

   Our objective is to become the leading provider of software that enables service providers to deliver enhanced IP services. To achieve our objective, we intend to license IP LaunchPad to service providers that can deploy our solution over extensive networks. We believe that by achieving widespread deployment early in the evolution of enhanced IP services, our solution can become the preferred software for enhanced IP service delivery. We intend to target these service providers by expanding our direct sales force and by developing new and existing strategic relationships with technology leaders such as Cisco Systems and Sun Microsystems. We also intend to extend our technology leadership by investing significant resources in technology and product development, and to introduce new enhanced IP services applications incrementally, as market demand develops. Further, we expect to invest in our professional service capabilities to enhance our customer relationships and revenue opportunities.

   Our executive offices are located in Chicago, Illinois, and we have regional offices in San Francisco, California, Denver, Colorado, the Netherlands, Belgium and France. As of the date of this prospectus, we had 130 full-time employees, and had entered into license agreements with 18 customers, including Bell Atlantic Data Solutions Group, Inc., Cable and Wireless Japan Ltd., Interpath Communications, Inc., Qwest Communications Corporation and Tele Danmark A/S.

                                  The Offering

 Common stock offered by Open Port.......  4,000,000 shares
 Common stock to be outstanding
  after this offering.................... 19,281,847 shares
 Use of proceeds......................... To repay existing indebtedness and fund the growth and expansion of our
                                          business, and for working capital and
                                          other general corporate purposes. See
                                          "Use of Proceeds."
 Proposed Nasdaq National Market symbol.. OPRT

   The number of shares to be outstanding upon completion of this offering is based on shares outstanding as of May 31, 2000. This number excludes an aggregate of 2,579,331 shares of common stock issuable upon the exercise of outstanding stock options and warrants and an aggregate of 2,526,800 shares of common stock available for future grants under our employee benefit plans, which also contain provisions which increase the number of shares available for grants in future periods. See "Shares Eligible For Future Sale" and "Management-Employee Benefit Plans."

                                ----------------

   We were incorporated in Illinois in January 1993 and will reincorporate in Delaware upon the closing of this offering. Our principal executive office is located at 676 North St. Clair Street, Suite 900, Chicago, Illinois 60611, and our telephone number at that office is (312) 867-5000. Our Web site is located at www.openport.com. Information contained on our Web site is not part of this prospectus.

   Open Port is a registered trademark in the United States, and Open Port Technology, Open Port AFD, Open Port Harmony, Open Port Harmony and Design, and the "Swoop Logo Design" are registered trademarks of Open Port. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                ----------------

   The information in this prospectus reflects a one-for-3.75 reverse split of our common stock to be effected in June 2000. Unless otherwise indicated, the information contained in this prospectus assumes:

  . all outstanding shares of preferred stock will convert into an aggregate of 11,831,282 shares of common stock upon the closing of this offering;

  . we will reincorporate in Delaware upon the closing of this offering, which will result in, among other things, our adoption of a new certificate of incorporation and by-laws; and

  . the underwriters will not exercise their over-allotment option to purchase additional shares of common stock, and no other person will exercise any other outstanding option or warrant.

                      Summary Consolidated Financial Data
  The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements, including the notes thereto, and other financial information appearing elsewhere in this prospectus.

                                                                          Three Months
                                  Year Ended December 31,               Ended March 31,
                         ---------------------------------------------  -----------------
                          1995     1996     1997      1998      1999     1999      2000
                         -------  -------  -------  --------  --------  -------  --------
                                   (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Software products...... $ 1,218  $   892  $ 5,048  $  3,241  $    907  $    26  $    773
 Maintenance and
  professional
  services..............      65      517    1,266     1,600     1,443      359       580
 Hardware products......     642      867      835       506       --       --        --
                         -------  -------  -------  --------  --------  -------  --------
   Total revenues.......   1,925    2,276    7,149     5,347     2,350      385     1,353
                         -------  -------  -------  --------  --------  -------  --------
Costs of revenues:
 Software products......      52      131      135       579       667      129       167
 Maintenance and
  professional services
  (1)...................     118    1,775    2,668     2,871     2,403      552       780
 Hardware products......     378      521      430       331       --       --        --
                         -------  -------  -------  --------  --------  -------  --------
   Total cost of
    revenues............     548    2,427    3,233     3,781     3,070      681       947
                         -------  -------  -------  --------  --------  -------  --------
Gross profit (loss).....   1,377     (151)   3,916     1,566      (720)    (296)      406
Operating expenses:
 Sales and marketing
  (1)...................     762    3,310    4,249     5,029     6,728    1,606     1,557
 General and
  administrative (1)....   1,009    1,449    1,547     1,932     2,304      444       738
 Research and
  development (1).......     744    2,780    4,058     3,730     4,761    1,158     1,661
 Stock-based
  compensation..........     --       --       --        --        --       --        118
                         -------  -------  -------  --------  --------  -------  --------
   Total operating
    expenses............   2,515    7,539    9,854    10,691    13,793    3,208     4,074
                         -------  -------  -------  --------  --------  -------  --------
Operating loss..........  (1,138)  (7,690)  (5,938)   (9,125)  (14,513)  (3,504)   (3,668)
Net loss................  (1,138)  (7,609)  (6,090)   (9,455)  (15,860)  (3,768)   (3,974)
Net loss applicable to
 common stockholders.... $(1,205) $(8,184) $(7,320) $(11,271) $(20,714) $(4,252) $(38,994)
Basic and diluted net
 loss per share (2)..... $ (0.38) $ (2.56) $ (2.29) $  (3.49) $  (6.15) $ (1.27) $ (11.39)
                         =======  =======  =======  ========  ========  =======  ========
Shares used in
 calculation of basic
 and diluted net loss
 per share (2)..........   3,200    3,200    3,200     3,230     3,370    3,342     3,423
                         =======  =======  =======  ========  ========  =======  ========
Pro forma basic and
 diluted net loss per
 share (2)..............                                      $  (2.23)          $  (0.26)
                                                              ========           ========
Shares used in
 calculation of pro
 forma basic and diluted
 net loss per
 share (2)..............                                         7,123             15,260
                                                              ========           ========

                                                  March 31, 2000
                                       --------------------------------------
                                                                  Pro Forma
                                        Actual   Pro Forma (3) As Adjusted (4)
                                       --------  ------------- --------------
                                                  (in thousands)
Balance Sheet Data:
Working capital....................... $ 10,989     $10,989       $45,438
Total assets..........................   19,269      19,269        53,718
Total liabilities.....................    9,015       9,015         4,451
Redeemable convertible preferred
 stock................................   99,541         --            --
Stockholders' equity (deficit)........  (89,287)     10,254        49,267

------

(1) Excludes an aggregate of $118 of non-cash, stock-based compensation expense for the three months ended March 31, 2000 as follows: maintenance and professional services, $11; sales and marketing, $25; general and administrative, $42; and research and development, $40.

(2) See note 1 of the Open Port consolidated financial statements for an explanation of the methods used to determine the number of shares used in computing net loss per share data.

(3) The pro forma amounts reflect the conversion of all outstanding shares of preferred stock into common stock upon the closing of the offering.

(4) Adjusted to reflect the pro forma adjustments and the sale of the 4,000,000 shares of common stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of net proceeds by Open Port, after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risks and other information in this prospectus before you decide to buy our common stock. An investment in our common stock involves a high degree of risk. Our business, operating results or financial condition may suffer if any of the following risks is actually realized. Additional risks and uncertainties not currently known to us may also adversely affect our business, operating results or financial condition. If any of these risks or uncertainties is realized, the trading price of our common stock could decline.

                         Risks Related to our Business

If commercial use of IP network infrastructure does not grow as expected, our future prospects and growth will be impaired.

   Our future success depends heavily on IP networks being accepted and widely used for commerce. If IP network commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject IP networks as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, security concerns, slow development of enabling technologies or insufficient commercial support. The current IP network infrastructure may not be able to support the demands of an increasing number of users or the bandwidth requirements of users. In addition, the effectiveness of IP networks may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity and due to increased government regulation. Even if the required infrastructure, standards, protocols or complementary products or services necessary to support increasing commercial use of IP networks are developed, we may incur substantial expenses adapting our solution to changing or emerging technology.

Acceptance of our products in a new and rapidly changing market is uncertain and risky.

   Since the market for enhanced IP services is new and rapidly changing, demand and market acceptance for our products are subject to a high level of uncertainty and risk. Several factors have deterred businesses and consumers from using enhanced IP services, including security concerns, inconsistent service quality, increasing IP network traffic and incompatible software products. The acceptance of enhanced IP services requires a broad acceptance of new methods of conducting business and exchanging information. Businesses that already have invested substantial resources in other messaging methods may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. In addition, the continued growth in Internet traffic may result in slower response times which may adversely affect the use and acceptance of enhanced IP services. The development of enhanced IP services also depends largely on resolving issues associated with the quality and reliability of message delivery over IP networks. If the market for reliable enhanced IP services fails to develop or develops more slowly than expected, it could have a material adverse effect on our business, operating results and financial condition.

If enhanced IP services are not commercially accepted by subscribers, our prospects for growth will suffer.

   We currently derive substantially all of our revenues from software that permits service providers to offer enhanced IP services. As a result, we depend upon the ability of service providers to establish viable businesses based on offering enhanced IP services to their subscribers. Our success and the success of these businesses rely on the commercial acceptance of enhanced IP services by subscribers. We first delivered IP LaunchPad in September 1999 and to date, only a limited number of customers have licensed IP LaunchPad. While enhanced IP services provide features and functions that are not available over the PSTN, we cannot be certain that subscribers will find enhanced IP services attractive. If subscriber demand for enhanced IP services does not develop or develops more slowly than anticipated, it would have a material adverse effect on our business, operating results and financial condition.

If our service provider customers are not able to successfully market enhanced IP services to their subscribers, our business could be seriously harmed.

   We have limited marketing resources and depend upon the marketing efforts of our service provider customers to establish a market with their subscribers for enhanced IP services based on our solution. If subscribers demand enhanced IP services, we expect service providers to license more products and applications to support the increased traffic and functionality. Accordingly, our results will depend in significant part on the efforts and success of our service provider customers to deploy enhanced IP services based on our software.

Because we have a limited operating history in our current business, we are facing new risks and uncertainties, which makes evaluating our prospects difficult.

   Although we began operating in January 1993, the increasing popularity and use of IP networks and the Internet have occurred only recently and, as a result, the focus of our business changed significantly. We did not begin to deliver our IP LaunchPad platform until September 1999. As a result, the operating history of our business in its current form is limited and we are facing new risks and challenges. You should evaluate our prospects in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. These risks include:

  .  unpredictability of operating results and future revenues;

  .  unproven market acceptance of our products;

  .  customer concentration;

  . dependence on IP networks, service providers, strategic relationships and our IP LaunchPad solution;

  .  increased competition; and

  .  general economic and market conditions.

We may not be successful in addressing any or all of these risks. Our failure to address these risks could have a material adverse effect on our business, operating results and financial condition.

If IP LaunchPad is not successful, our future revenues and profits will be impaired.

   Our future revenues and profits substantially depend on the commercial success of IP LaunchPad. Our sales growth strategy is to target service providers early in the evolution of enhanced IP services. We cannot be certain that service providers will choose to offer enhanced IP services over their IP networks, but even if they do offer such services, the growth of such services will be fueled by subscribers' demands. Even if enhanced IP services are adopted by subscribers and service providers, IP LaunchPad may not be accepted on a timely basis or at all. Failure of IP LaunchPad to achieve market acceptance for these or any other reasons could have a material adverse effect on our business, operating results and financial condition.

We may not be able to achieve or sustain growth in our business if service providers do not purchase additional applications.

   Even if our IP LaunchPad and our IP LaunchPad Fax Suite, the first enhanced IP services application offered as part of our solution, achieve market acceptance, we cannot be certain that service providers will purchase additional applications from us to support increased functionality, such as voice messaging services. If subscriber demand for IP LaunchPad and IP LaunchPad Fax Suite does not develop or develops more slowly than anticipated, our ability to increase revenues from licensing additional applications to support increased functionality will be limited and could have a material adverse effect on our business, operating results and financial condition.

If we are unable to introduce new products successfully, our business prospects will be impaired.

   The successful implementation of our business model depends on our ability to introduce certain new products and to introduce these new products on schedule. We recently entered into an agreement with a service provider to begin trials of certain applications included in our IP LaunchPad Voicemail Suite. We also are currently developing and intend to introduce the other applications included in our IP LaunchPad Voicemail Suite as well as our IP LaunchPad Wireless Data Suite. We cannot assure you that we will be able to introduce these products or our other products under development on schedule, or at all. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases before or after commercial release, which could result in product re-development costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or to introduce such products on schedule could have a material adverse effect on our business prospects.

Because our customer base is highly concentrated, the loss of one or more of our significant customers could cause our business to suffer.

   Our customer base is highly concentrated. Our top five customers accounted for 73% of our revenues for the year ended December 31, 1999. Two of our customers collectively accounted for 51% of our revenues for the fiscal year ended December 31, 1999. We do not expect either of these customers to account for any revenues in the year ended December 31, 2000. However, other customers may account for more than 10% of our revenues in the future and we expect that a small number of our customers will continue to account for a substantial portion of our revenues.

   In addition, companies in the Internet service and telecommunications industries have been consolidating, resulting in a limited number of service providers controlling an increasing portion of IP network traffic. Therefore, we believe that our revenues will be largely dependent upon product acceptance by a small number of service providers. If our products and services are not widely deployed, or if we were to lose any one major customer due to consolidation or otherwise, our business, operating results and financial condition could be materially adversely affected. Our ability to increase our revenues in the future will also depend in part upon our ability to make sales to new service provider customers. In the event that such sales do not occur, or if one or more of our service provider customers elects to purchase and market competing technologies or products, it could have a material adverse effect on our business, operating results and financial condition.

   We typically enter into perpetual license agreements with each of our service provider customers. We seek to enter into agreements substantially on the terms set forth in our form of software license agreement, but individual customer contracts are negotiated and may include provisions which vary materially from our standard agreement. Our customer agreements generally do not obligate our customers to license software or purchase services or maintenance support from us in the future. As a result, our customer contracts do not provide any assurance of future revenues.

Our failure to successfully compete in our highly competitive market could seriously harm our business.

   Our industry is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to intensify in the future. Several organizations offer components that compete with certain components of our solutions and may become increasingly competitive with us in the future. Many companies that offer products or services that compete with one or more of our products or services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more customers than we have. We may be unable to compete successfully against these organizations.

   As our product and service offerings evolve and the markets in which we compete develop, we may in the future face competition from several other types of organizations. In addition we expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Certain of our current and future competitors may have greater brand name recognition that could give them an advantage over us in gaining market share. Successful new product introductions or enhancements by current or future competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete.

   To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, operating results and financial condition.

We experience long sales and deployment cycles causing us to incur expenditures prior to recognizing related revenues.

   We typically experience long sales and deployment cycles. The sales cycle varies between customers and generally ranges from one to six months. Because the licensing of our products generally involves a significant capital expenditure by the customer, our sales process is subject to lengthy approval processes and delays. We often devote significant time and resources to a prospective customer, including costs associated with site visits, product demonstrations and trials and feasibility studies, without any assurance that the prospective customer will decide to license our products. We cannot be certain that the sales cycle for our products will not lengthen in the future.

   The deployment cycle also generally varies by customer from one to three months. The time required to deploy our solution varies significantly depending on a number of factors, including the needs and skill set of the customer, the size of the deployment, the complexity of the customer's network environment, the quantity and degree of hardware configuration necessary to deploy our solution, the procurement of hardware and PSTN access, and the customer's installation schedule. During the deployment phase, we continue to devote significant time and resources to the customer to install and test the products and train the customer. Our software is generally subject to acceptance testing once a license agreement has been entered into, and we cannot assure you that these tests will be successful or that our customers will be obligated to pay for software under these agreements.

   The emerging and evolving nature of the enhanced IP services market may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. The sales and deployment process generally becomes more complex as the order size increases, which may lead to potential delays in receipt of these orders. As a result, our long and unpredictable sales cycle contributes to the uncertainty of our future operating results.

Because we depend on foreign revenues, we are exposed to currency fluctuations, import barriers and other risks related to conducting foreign operations.

   We derived approximately 20% of our net revenues from customers outside of the United States for the year ended December 31, 1999. We expect this percentage to increase in 2000, as one component of our growth strategy is to expand our international presence by expanding our direct sales force in Europe and Asia. We derived approximately 41% of our net revenues from customers outside the United States in the three months ended March 31, 2000. Our international business operations are and will be subject to a number of risks, including:

  . difficulties in managing foreign operations, enforcing agreements and collecting receivables through foreign legal systems;

  . burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  . import or export licensing and product certification requirements and restrictions;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . potential adverse tax consequences, including restrictions on repatriation of earnings;

  .  fluctuations in currency exchange rates;

  . impact of recessions in economies outside the United States, including foreign currency devaluation, higher interest rates, spiraling inflation, and increased government regulation or ownership of traditional private businesses;

  .  longer payment cycles;

  .  fluctuations in the value of foreign currencies; and

  .  unexpected regulatory, economic or political changes in foreign markets.

   The relationship between non-dollar denominated revenues and dollar denominated expenses may subject us to significant foreign exchange risks. We cannot be certain that these factors will not have a material adverse effect on our business, operating results and financial condition.

   Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. The unlawful export of our software could also harm our business. Although we take precautions against unlawful export of our software, the global nature of the Internet makes if difficult to effectively control the distribution of software.

   We currently have offices in Belgium, France, Hong Kong, the Netherlands and the United States. We intend to expand the scope of our international operations, which will require us to enhance our communications infrastructure and may include the establishment of additional overseas operations. If we are unable to expand our international operations effectively and quickly, we may be unable to successfully market, sell, deliver and support our products internationally.

If we are not able to expand our direct sales force and our relationships with resellers, our ability to execute our growth strategy will be seriously harmed.

   In 1999, we licensed substantially all of our products through our direct sales force. As of May 31, 2000, we had 16 direct sales representatives. In addition, we entered into two agreements with resellers in the quarter ended March 31, 2000, and intend to enter into additional agreements with resellers in the future. Our future success depends on increasing the size and scope of our direct sales force and our relationships with resellers. There is intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel or relationships with resellers on a timely basis. Failure to add additional sales representatives and expand our relationships with resellers would have a material adverse effect on our business, operating results and financial condition.

We must establish and maintain strategic relationships in order to successfully expand our business.

   To be successful, we must establish and maintain strategic relationships with leaders in a number of telephony and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

  . extend the reach of our products and services to a larger number of service providers;

  .  develop and deploy new products;

  .  further enhance the Open Port brand; and

  .  generate additional revenues.

   Entering into strategic relationships is complicated because some of our current and future strategic allies may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the telephony industry if we have relationships with their competitors. Moreover, some potential strategic allies have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance. Our agreements with our strategic allies typically are subject to termination on short notice.

   Once we have established strategic relationships, we will depend on our allies' ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and many of these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with telephony and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business will suffer.

Because we have a history of losses and may continue to incur significant expenses, we cannot be certain that we will achieve profitability.

   We incurred net losses of $9.5 million for the year ended December 31, 1998, $15.9 million for the year ended December 31, 1999, and $4.0 million for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $90.4 million, $44.3 million of which was attributable to accretion of redeemable preferred stock and warrants to acquire preferred stock and preferred stock dividends. Our losses resulted from the significant costs we incurred to develop our products and services and our limited revenues to date. Because we expect to incur increased product development, sales and marketing, and administrative expenses as we execute our business strategy, we will need to generate significant revenues to achieve and maintain profitability. We expect to continue to incur substantial operating losses for the next several quarters. Our operating losses may continue to increase as we invest in the growth of our business and the implementation of our business strategy. If we are able to successfully implement our business strategy, we believe that we will achieve profitability. However, because the market for enhanced IP services is new and rapidly changing and implementation of our business strategy depends on a variety of factors, many of which are beyond our control, the timing of when we become profitable cannot be determined at this time. We cannot be certain that we will ever achieve profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we fail to achieve profitability within the time frame expected by our investors, the market price of our common stock will be adversely affected.

Our failure to meet significant capital requirements may seriously harm our business and results of operations.

   Our capital requirements in connection with our sales and marketing and product development activities have been and will continue to be significant. Our future capital requirements will depend on many factors, some of which are not within our control. We may need to raise additional funds in the future in order to fund more rapid expansion, to develop newer or enhanced products, or to respond to competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. Our issuance of additional equity securities could also result in further dilution to the per share value of our common stock. If we raise funds by incurring debt, we may be forced to accept terms that restrict our ability to make capital expenditures and incur additional indebtedness, which may impede our ability to achieve the growth rate expected under our business plan. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Failure to alter our products to meet the demands of technological innovation in the enhanced IP services industry could seriously harm our business.

   Our future growth depends on our successful and timely introduction of new products and services in a market that is new and rapidly evolving. The IP network and enhanced IP services markets are characterized by rapid technological change, frequent new product introductions embodying new technologies, changes in customer demands and evolving industry standards that could render our existing products obsolete and unmarketable. As a result, our future operating results will depend upon our ability to address the increasingly sophisticated and varied needs of our customers by developing and introducing new products and enhancements to our existing software on a cost-effective and timely basis that keep pace with technological developments and emerging industry standards. We cannot be certain that we will be successful in developing and marketing new products and enhancements to our software that respond to technological change, evolving industry standards or customer needs, that we will not experience difficulties that could delay or prevent the successful development, introduction and sale of such products and enhancements or that such products and enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. We have in the past experienced delays in the release dates of new products and enhancements. Any material delay in the release dates of future products or enhancements or any failure of such future products or enhancements to achieve market acceptance when released could have a material adverse effect on our business, operating results and financial condition. In addition, we cannot be certain that the introduction or announcement of new product offerings by us or our competitors will not cause customers to defer or forego purchases of current versions of our software, which could have a material adverse effect on our business, operating results and financial condition.

Governmental regulation of IP networks may seriously harm our business.

   There are currently few laws and regulations directly applicable to access to, or commerce over, IP networks. Due to the increasing popularity and use of IP networks, several legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations. It is possible that a number of laws and regulations may be adopted with respect to IP networks, covering issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. In addition, while the Federal Communications Commission does not currently regulate service providers which do not otherwise qualify as "telecommunications providers" under the terms of the Telecommunications Act of 1996, the FCC recently stated its intention to consider whether to regulate voice and fax telephony services provided over IP networks as "telecommunications." The Federal Trade Commission recently recommended that Congress take legislative action directed toward further regulation of the collection and dissemination of information on the Internet. Some members of Congress have announced that they intend to introduce legislation that reflects the Federal Trade Commission's recommendations, including provisions that authorize monetary sanctions. Additionally, the European Union has recently adopted a directive regarding the collection and transmission of data over IP networks. Member states of the European Union may adopt laws to implement this directive which could impede the expected growth of IP networks resulting in a material adverse effect on our business. We cannot assure you that current or new government laws and regulations, or the application of existing telecommunications and other laws and regulations will not expose us or our customers to significant liabilities, significantly decrease the use of IP networks or otherwise cause a material adverse effect on our business, operating results or financial condition.

We have a limited ability to protect our intellectual property rights, and others could infringe on or misappropriate our proprietary rights and information.

   Our success and ability to compete are substantially dependent upon our internally developed technology. While we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We cannot assure you that our competitors will not develop technologies that are similar or superior to our technology. We generally enter into agreements regarding confidentiality and ownership of intellectual property with our employees, consultants and strategic allies, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. We have in the past and may in the future alert parties of potential infringement claims. To date we have not commenced or defended any litigation relating to the validity of our proprietary rights. Policing unauthorized use of our products is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation or infringement of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States. The failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, operating results and financial condition. Substantial litigation regarding intellectual property rights exists and is increasing in the software industry, and we expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others.

Our products may infringe the intellectual property rights of others.

   We cannot be certain that third parties will not claim that our technology infringes their rights in products or enhancements to those products. We also cannot be certain that third parties will not claim that our names or the logos associated with our products or services infringe their trademark rights. Any such claims, with or without merit, could be time -consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, require us to change our names or logos, or require us to develop non-infringing technology or enter into royalty or licensing agreements to provide non-infringing technology to our customers. A successful claim of infringement against us could result in a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that royalty or licensing agreements for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Defects in our products could seriously harm our business.

   Products as complex as those we offer frequently contain undetected defects or failures that may occur at any point in the product's life. Despite testing by us and our customers, defects or failures may occur in existing or new products. These problems could result in lost or delayed market acceptance, lost or delayed revenues, lost market share, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, operating results and financial condition. We maintain product liability insurance that we believe is sufficient for our business, and we review our insurance coverage annually to determine whether we have adequate coverage. However, we cannot assure you that we will be able to obtain continuing or additional coverage on acceptable terms, at an acceptable price, or at all. A claim brought against us that is under-insured or uninsured could materially harm our financial condition.

Our reliance on third-party software may result in product defects or delays.

   We rely on certain technology that is licensed from certain third parties. There can be no assurance that the third-party software technology will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified and licensed or compiled, which could materially adversely affect our business, operating results and financial condition. We also depend on these third parties to deliver reliable products, support these products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could seriously harm our business, financial condition and results of operations. Additionally, our customers may sue us, and we may be liable, for defects in the software developed by third parties that we incorporate into our products. Typically, our agreements with third party software developers require the developers to reimburse us for most losses resulting from defects. However, we cannot assure you that we will be entitled to indemnification for claims that we are liable for, that a court would enforce any such reimbursement remedies or that the developers would have the financial ability to satisfy any such requirements.

To remain competitive and expand our growth, we need to manage our growth and expansion effectively.

   We are currently experiencing a period of significant expansion. Our historical growth has placed a significant strain on our managerial, operational, financial and other resources. We have grown from 74 employees as of December 31, 1997 to 130 employees as of May 31, 2000. We are required to manage multiple relationships with various customers, strategic partners, resellers, technology licensors, vendors and other third parties. Managing these relationships will become more challenging in the event of future growth or an increase in the number of third party relationships. In addition, we cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to manage any growth effectively. To effectively manage our growth, we must continue to improve our operational, financial and management information systems and to expand, train and manage our employee base. If we are not able to do so, it could have a material adverse effect on our business, operating results and financial condition.

Loss of any of our key personnel could seriously harm our business.

   Our future success depends to a significant extent on the performance of our senior management team and other key employees, many of whom have worked together for only a short period of time. In addition, because of the technical nature of our business, our success will also depend on our ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing personnel. Competition for senior management and technical, sales and marketing personnel in technology-based businesses is intense. We cannot assure you that we will be able to retain our senior management team and other key employees. We do not intend to maintain key-person insurance on any of our employees following completion of this offering. The loss of any member of our senior management team or other key employees or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating results and financial condition.

If we are unable to identify and successfully integrate acquisitions, our ability to expand our product and service offerings and our customer base may be limited.

   We may seek to acquire complementary businesses or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct prior experience and the potential loss of key employees of the acquired company. The successful implementation of an acquisition strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms and integrate their operations and technology successfully with our own. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies which may be larger and have greater financial and other resources than we have. Competition among potential acquirors could result in increased prices for acquisition targets. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the writeoff of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition, operating results and prospects.

                  Risks Related to this Offering and our Stock

Because our common stock price is likely to be highly volatile, the market price of our common stock could drop unexpectedly.

   Prior to this offering, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained or that the market price of our common stock will not decline. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could fluctuate significantly in response to various factors, including:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new services or products by us or our competitors;

  .  timeliness of our introductions of new products;

  .  changes in financial estimates by securities analysts;

  . conditions and trends in the enhanced IP service, wireless service, Internet, e-commerce and telecommunications markets;

  . announcements by us or our competitors of significant acquisitions, strategic alliances or joint ventures; and

  . changes in general market conditions and in the market valuations of other telecommunications and Internet companies.

   Many of these factors are beyond our control. In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. While the trading prices of many technology companies' stocks were at or near historical highs in the first quarter of 2000, the prices of many of these stocks have recently experienced significant decreases and high volatility. We cannot assure you that the stock market valuations of technology companies will ever again experience the significant and rapid increases achieved in recent years, or that these valuations will not decrease further from current trading levels. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price for a company's securities, stockholders have often initiated securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management's attention and resources.

Our quarterly results are likely to be volatile.

   Our limited operating history and the emerging nature of our marketplace make prediction of future revenues difficult. We believe that our ability to accurately forecast revenues from sales of our software is also limited because of the lengthy sales cycle involved in selling our software and the unpredictability of our customers' service deployment plans. This makes it difficult to predict the quarter in which sales will occur. Our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could negatively affect our quarterly operating results.

   Our operating results have varied on a quarterly basis during our limited operating history and are likely to fluctuate significantly in the future. Our operating results may be below the expectations of our investors as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

  .  fluctuating demand for our products and services;

  .  size and timing of sales of our products and services;

  .  our customers' budget constraints and services deployment plans;

  .  changes in the growth rate of IP network usage;

  . market acceptance of enhanced IP services in general and the IP LaunchPad solution in particular;

  .  unexpected delays in new product introductions;

  .  our ability to control costs;

  .  success in expanding our direct sales force;

  .  our ability to anticipate and adapt to rapidly changing technology;

  .  introduction of new products and services by us or our competitors;

  . seasonal variations in purchasing by our customers (for example, we may experience a decline in purchasing by European customers during the summer months);

  .  changes in our pricing policies or those of our competitors; and

  . general economic conditions and specific economic conditions in the Internet and related industries.

Any one of these factors could cause our revenues and operating results to vary significantly in the future. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

Because we will have broad discretion in using the net proceeds of this offering, we may not use the proceeds to the satisfaction of investors.

   Our management will have broad discretion over the allocation of the net proceeds from this offering as well as over the timing of their expenditure without stockholder approval. We intend to use the net proceeds from this offering for the repayment of indebtedness, the growth and expansion of our business, working capital and other general corporate purposes, including possible acquisitions of complementary technologies or businesses. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. It is likely, however, that our spending patterns will change following this offering. As a result, you will be relying upon management's judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. Our failure to apply these proceeds effectively could cause our business to suffer.

We may have substantial sales of our common stock after this offering.

   After this offering, we will have 19,281,847 shares of common stock outstanding. Sales of a substantial number of our shares of common stock in the public market following this offering or the expectation of such sales could cause the market price of our common stock to decline. All the shares sold in this offering and 1,808 shares held by existing stockholders will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                  Date of Availability for Sale                Number of Shares
                  -----------------------------                ----------------
      , 2000 (180 days after the date of this prospectus).....    10,572,135
   At various times thereafter upon registration under the
    Securities Act or the expiration of one-year holding
    periods...................................................     4,707,904

   Of the shares available for sale on          , 2000, 4,250,861 shares are
subject to a limitation on the number of shares that can be sold in any three-month period. Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. After this offering, the holders of approximately 13,804,625 shares of common stock and the holders of warrants to purchase approximately 380,733 shares of common stock will be entitled to registration rights with respect to these shares until the holders may sell the shares under Rule 144(k) of the Securities Act. These include three demand registration rights we granted to the holders of our Series E preferred stock, which will convert into 4,707,904 shares of common stock upon completion of this offering, which may first be exercised 120 days after this offering. We expect such registration rights to be exercised, which would require us to use our best commercial efforts to cause a registration statement under the Securities Act to become effective on the 181st day after the effectiveness of this registration statement and to keep such registration statement effective for 180 days. We also intend to file a registration statement after consummation of this offering to register all shares of common stock that we may issue under our employee benefit plans. After these registration statements are effective, these shares will be eligible for resale in the public market without restriction. For more information, see "Shares Eligible for Future Sale."

We are subject to anti-takeover provisions which could affect the price of our common stock.

   We will be a Delaware corporation upon completion of this offering. Certain provisions of Delaware law and of our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. For example, our certificate of incorporation and by-laws will provide for a classified board of directors, will limit who may call special meetings of stockholders, and will allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. In addition, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, deterring or preventing a change in control of us. These provisions could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquiror from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.

Because our early investors paid substantially less than the initial public offering price when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

   Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Based on the assumed initial public offering price of $11.00 per share, existing Open Port stockholders will, in the aggregate, own 15,281,847 shares of common stock and have approximately $112.2 million of unrealized gains immediately following completion of this offering. Investors purchasing common stock at the assumed initial public offering price of $11.00 per share will incur immediate dilution of approximately $8.44 in the book value per share of common stock from the price paid. In addition, there were options and warrants for the purchase of 2,579,331 shares of common stock outstanding at May 31, 2000. To the extent such options and warrants are exercised in the future, there will be further dilution to new investors.

Our existing stockholders will have significant voting control over matters requiring stockholder approval.

   On completion of this offering, our officers, directors, and their affiliates will beneficially own, in the aggregate, approximately 28.7% of our outstanding common stock and our existing stockholders will beneficially own, in the aggregate, approximately 79.3% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

We do not intend to pay dividends.

   We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD LOOKING STATEMENTS

   Many of the statements included in this prospectus contain forward-looking statements and information relating to our company. We generally identify forward-looking statements by the use of terminology such as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Such statements are subject to risks, uncertainties and assumptions, including those identified in the foregoing "Risk Factors," as well as other matters not yet known to us or not currently considered material by us. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements do not guarantee future performance. Recognize these statements for what they are and do not rely on them as facts. We undertake no obligation to update or revise any of the forward-looking statements to reflect new events or circumstances after the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $39.5 million in net proceeds from this offering based on an assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive approximately $45.6 million in net proceeds from this offering.

   We expect to use $5.0 million of the net proceeds from this offering to repay the outstanding balance under our credit facility with CID Mezzanine, which accrues interest at a rate of 11% annually and is due in July 2001. The outstanding balance under this credit facility as of March 31, 2000 was $4.6 million, which amount is net of the unamortized original discount of $0.4 million. See "Related Party Transactions--CID Loan and Warrant." We intend to use the balance of the net proceeds from this offering to fund the growth and expansion of our business, and for working capital and other general corporate purposes, including possible acquisitions of complementary technologies or businesses. However, as of the date of this prospectus, we have no commitment or agreement relating to any material acquisition or investment. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes except the repayment of indebtedness. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending their use, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing instruments.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination in the future to pay dividends will depend upon our financial condition, capital requirements, results of operations and other factors deemed relevant by our board of directors, including any contractual or statutory restrictions on our ability to pay dividends.

                                 CAPITALIZATION

   The following table shows our capitalization as of March 31, 2000 on an actual, pro forma and pro forma as adjusted basis. The "actual" column reflects our capitalization as of March 31, 2000 on an historical basis, without any adjustments to reflect subsequent or anticipated events.

   The "pro forma" column reflects our capitalization as of March 31, 2000 with adjustments to reflect our reincorporation in Delaware upon the closing of this offering, which will result in, among other things, the adoption of a new certificate of incorporation that provides for authorized capital stock of 80 million shares of common stock and ten million shares of undesignated preferred stock, and the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

   The "pro forma as adjusted" column reflects our capitalization as of March 31, 2000 with the preceding "pro forma" adjustments and adjustments for the receipt of the estimated net proceeds from our sale of the 4,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share and the application of the net proceeds therefrom, including the $5.0 million repayment of our credit facility with CID Mezzanine which had an outstanding balance of $4.6 million as of March 31, 2000, net of the unamortized original discount of $0.4 million. See "Use of Proceeds."

   None of the columns shown below reflects:

  . the 1,876,314 shares of common stock issuable as of March 31, 2000 upon the exercise of outstanding stock options under our 1995 Incentive Stock Option Plan and our 1995 Non-Employee Stock Option Plan at a weighted average exercise price of $4.86 per share;

  . the 414,681 shares of common stock issuable as of March 31, 2000 upon the exercise of outstanding warrants at a weighted average exercise price of $4.41 per share; and

  . an aggregate of 490,122 shares of common stock available as of March 31, 2000 for future grants under our 1995 Stock Option Plans. See "Management-Employee Benefit Plans."

                                                        March 31, 2000
                                                 -------------------------------
                                                             Pro      Pro Forma
                                                  Actual    Forma    As Adjusted
                                                 --------  --------  -----------
                                                  (in thousands, except share
                                                      and per share data)
Long-term obligations, less current portion....  $  4,918  $  4,918   $    354
Redeemable convertible preferred stock at
 redemption value, par value $.001 per share;
 37,288,245 shares authorized, 36,597,039
 shares issued and outstanding, actual; no
 shares authorized, issued and outstanding, pro
 forma and pro forma as adjusted...............    99,541       --         --
Stockholders' deficit:
  Common stock, par value $.001 per share;
   71,000,000 shares authorized, 3,428,915
   shares issued and outstanding, actual;
   80,000,000 shares authorized, 15,260,196
   shares issued and outstanding, pro forma;
   80,000,000 shares authorized, 19,260,196
   shares issued and outstanding, pro forma as
   adjusted....................................        13        25         29
  Preferred stock, undesignated par value; no
   shares authorized, issued and outstanding,
   actual; 10,000,000 shares authorized, no
   shares issued and outstanding, pro forma and
   pro forma as adjusted.......................       --        --         --
  Additional paid-in capital...................     6,058   105,587    145,033
  Deferred stock-based compensation............    (4,723)   (4,723)    (4,723)
  Stock purchase notes receivable..............      (126)     (126)      (126)
  Accumulated other comprehensive loss.........       (69)      (69)       (69)
  Accumulated deficit..........................   (90,440)  (90,440)   (90,877)
                                                 --------  --------   --------
  Total stockholders' equity (deficit).........   (89,287)   10,254     49,267
                                                 --------  --------   --------
   Total capitalization........................  $ 15,172  $ 15,172   $ 49,621
                                                 ========  ========   ========

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was approximately $10.3 million or $0.68 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding after giving effect to the automatic conversion of all outstanding shares of preferred stock upon the closing of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering. After giving effect to the sale of the 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $49.3 million or $2.56 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.88 per share to existing stockholders and an immediate dilution of $8.44 per share to new investors in the common stock. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share................       $11.00
     Pro forma net tangible book value per share before the
      offering.................................................... $0.68
     Increase per share attributable to new investors.............  1.88
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    this offering.................................................         2.56
                                                                         ------
   Dilution per share to new investors............................       $ 8.44
                                                                         ======

   The following table summarizes, on a pro forma basis as of March 31, 2000 after giving effect to this offering, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid to us for those shares. The table assumes that the initial public offering price will be $11.00 per share.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 15,260,196   79.2% $55,654,938   55.8%    $ 3.65
New investors..............  4,000,000   20.8   44,000,000   44.2      11.00
                            ----------  -----  -----------  -----
  Total.................... 19,220,196  100.0% $99,654,938  100.0%
                            ==========  =====  ===========  =====

   The outstanding share information shown in the table above excludes:

  . 1,876,314 shares of common stock issuable as of March 31, 2000 upon the exercise of outstanding stock options under our 1995 Incentive Stock Option Plan and our 1995 Non-Employee Stock Option Plan at a weighted average exercise price of $4.86 per share;

  . an aggregate of 414,681 shares of common stock issuable as of March 31, 2000 upon the exercise of outstanding warrants at a weighted average exercise price of $4.41 per share; and

  . an aggregate of 490,122 shares of common stock available as of March 31, 2000 for future grants under our 1995 Stock Option Plans. See "Management-Employee Benefit Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data set forth below as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are derived from the audited consolidated financial statements which are included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for each of the two years in the period ended December 31, 1996 are derived from audited consolidated financial statements not included in this prospectus. The balance sheet data as of March 31, 2000 and the statement of operations data for the three month periods ended March 31, 1999 and 2000 were derived from our unaudited consolidated financial statements that are included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the consolidated financial position and results from operations for these periods. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the selected consolidated financial data shown below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                           Three Months
                                  Year Ended December 31,                Ended March 31,
                         ----------------------------------------------  -----------------
                          1995     1996      1997      1998      1999     1999      2000
                         -------  -------  --------  --------  --------  -------  --------
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Software products...... $ 1,218  $   892  $  5,048  $  3,241  $    907  $    26  $    773
 Maintenance and
  professional
  services..............      65      517     1,266     1,600     1,443      359       580
 Hardware products......     642      867       835       506       --       --        --
                         -------  -------  --------  --------  --------  -------  --------
   Total revenues.......   1,925    2,276     7,149     5,347     2,350      385     1,353
                         -------  -------  --------  --------  --------  -------  --------
Cost of revenues:
 Software products......      52      131       135       579       667      129       167
 Maintenance and
  professional services
  (1)...................     118    1,775     2,668     2,871     2,403      552       780
 Hardware products......     378      521       430       331       --       --        --
                         -------  -------  --------  --------  --------  -------  --------
   Total cost of
    revenues............     548    2,427     3,233     3,781     3,070      681       947
                         -------  -------  --------  --------  --------  -------  --------
Gross profit (loss).....   1,377     (151)    3,916     1,566      (720)    (296)      406
Operating expenses:
 Sales and marketing
  (1)...................     762    3,310     4,249     5,029     6,728    1,606     1,557
 General and
  administrative (1)....   1,009    1,449     1,547     1,932     2,304      444       738
 Research and
  development (1).......     744    2,780     4,058     3,730     4,761    1,158     1,661
 Stock-based
  compensation..........     --       --        --        --        --       --        118
                         -------  -------  --------  --------  --------  -------  --------
   Total operating
    expenses............   2,515    7,539     9,854    10,691    13,793    3,208     4,074
                         -------  -------  --------  --------  --------  -------  --------
Operating loss..........  (1,138)  (7,690)   (5,938)   (9,125)  (14,513)  (3,504)   (3,668)
Net loss................  (1,138)  (7,609)   (6,090)   (9,455)  (15,860)  (3,768)   (3,974)
Net loss applicable to
 common stockholders.... $(1,205) $(8,184) $ (7,320) $(11,271) $(20,714) $(4,252) $(38,994)
Basic and diluted net
 loss per share (1)..... $ (0.38) $ (2.56) $  (2.29) $  (3.49) $  (6.15) $ (1.27) $ (11.39)
                         =======  =======  ========  ========  ========  =======  ========
Shares used in
 calculation of basic
 and diluted net loss
 per share (2)..........   3,200    3,200     3,200     3,230     3,370    3,342     3,423
                         =======  =======  ========  ========  ========  =======  ========
Pro forma basic and
 diluted net loss per
 share (2)..............                                       $  (2.23)          $  (0.26)
                                                               ========           ========
Shares used in
 calculation of pro
 forma basic and diluted
 net loss per
 share (2)..............                                          7,123             15,260
                                                               ========           ========
Balance Sheet Data (at
 end of period):
Working capital
 (deficit).............. $   211  $(1,441) $    213  $    133  $(10,647) $(3,016) $ 10,989
Total assets............   2,998    7,281     8,257     5,644     4,705    5,730    19,269
Total liabilities.......   1,989    7,109     5,798     5,484    16,702    9,158     9,015
Redeemable convertible
 preferred stock........   2,067    9,392    19,022    27,956    36,449   28,211    99,541
Stockholders' equity
 (deficit)..............  (1,058)  (9,220)  (16,563)  (27,796)  (48,446) (31,369)  (89,287)

--------

(1) Excludes an aggregate of $118 of non-cash, stock-based compensation expense for the three months ended March 31, 2000 as follows: maintenance and professional services, $11; sales and marketing, $25; general and administrative, $42; and research and development, $40.

(2) See note 1 to the Open Port consolidated financial statements for an explanation of the methods used to determine the number of shares used in computing net loss per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the related notes included in another part of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

Overview

   We design, develop and distribute IP LaunchPad, a carrier-class software platform that enables our customers to deliver enhanced communication services over networks based on the Internet Protocol, or IP. Our customers are service providers, including long distance telecommunication providers, regional Bell operating companies, competitive local exchange carriers, public telephone and telegraph companies, and Internet service providers. IP LaunchPad provides software connections between IP networks and the public switched telephone network, or PSTN, and wireless networks. These connections allow our customers to offer enhanced IP services that connect to PSTN and wireless devices such as fax machines, telephones, voicemail systems, cellular phones and pagers. The types of enhanced IP services that we enable or intend to enable include services such as delivering email messages to fax machines, voicemail messages to email systems, and news alerts to mobile phones. As of the date of this prospectus, we had entered into license agreements with 18 customers including Bell Atlantic Data Solutions Group, Inc., Cable and Wireless Japan Ltd., Interpath Communications, Inc., Qwest Communications Corporation and Tele Danmark A/S.

   During the period from our inception on January 27, 1993 through December 31, 1994, we had very limited revenues and our operating activities related primarily to the development of the initial versions of our software. During 1995 and 1996, we generated revenues primarily from licensing software to large, multinational corporate enterprises to enable those enterprises to send faxes across their internal local and wide-area networks, and from related installation, training and other services. Also in 1996, recognizing the growing importance of the service provider market, we focused our efforts on developing and marketing software that enables enhanced IP services to be provided by service providers. During 1997, we increased our revenues from the licensing of software to corporate enterprises and began generating revenues related to the licensing of Harmony NSP, the predecessor of IP LaunchPad, to service providers. Research and development expenses for Harmony NSP peaked during 1997.

   In 1998, we began to develop our IP LaunchPad platform to better address the needs of the service provider marketplace. During 1998, our revenues from the licensing of Harmony fax server products declined as we de-emphasized that product line and began to market the benefits of IP LaunchPad. During this period, we also incurred substantial costs for the development of IP LaunchPad. In September 1999, we announced that we would no longer support our Harmony fax server and Harmony NSP product lines effective June 30, 2000. We are attempting to transition customers who purchased our Harmony NSP product to our IP LaunchPad solution. We began commercial deliveries of IP LaunchPad in September 1999.

   Our top two customers, GRIC Communications, Inc. and UUNet Technologies, Inc., totaled 51% of our total revenues in 1999. We do not expect either of these customers to account for any revenues in the year ended December 31, 2000. However, other customers may account for more than 10% of our revenues in the future and we expect that a small number of our customers will continue to account for a substantial portion of our revenues.

   We derived approximately 20% of our net revenues from customers outside of the United States for the year ended December 31, 1999, including approximately 8% of our net revenues from customers in Europe and 12% of our net revenues from customers in Asia. We expect this percentage to increase in 2000, as one component of our growth strategy is to increase our international presence by expanding our five-person direct sales force in Europe and Asia and expanding existing, and establishing new, relationships with resellers who can sell our products to their service provider customers in those markets. We derived approximately 41% of our net revenues from customers outside the United States in the three months ended March 31, 2000. We presently are not subject to significant market risks for changes in currency rates as our net assets located outside the United States are not material. See "--Quantitative and Qualitative Disclosures About Market Risk."

   In order to grow our revenue base and implement our business strategy, we intend to aggressively market IP LaunchPad and related software products to service providers. We expect to derive substantially all of our revenues from the licensing of our IP LaunchPad and related software products and from fees earned on related maintenance and professional services. We believe that our future revenues and operating results will depend largely on our ability to license our IP LaunchPad software to service providers and to continue to develop and release applications that leverage its capabilities. We intend to significantly increase our investment in research and development, sales and marketing and customer support. While we expect our investment in these areas to increase in the future, we expect that these expenses will decrease as a percentage of our total revenues as we implement our growth strategy and expand our revenue base. We also expect our software product costs to increase as a result of research and development expenditures on our voice and wireless product suites in 2000. We expect to continue to incur substantial operating losses for the foreseeable future as we execute our business strategy. We have incurred significant losses since our inception, and as of March 31, 2000, had an accumulated deficit of approximately $90.4 million ($44.3 million of which was attributable to accretion of redeemable preferred stock and warrants to acquire preferred stock and preferred stock dividends).

   In a given period, overall operating profits are primarily impacted by the size of individual software license sales, the mix of maintenance and other services sold, the relative mix of revenues from software products versus maintenance and other services and our level of research and development expenditures. We typically realize higher profit margins on sales of software licenses as compared to sales of maintenance and professional services. Although we currently have negative margins on maintenance and professional services, our margins on such services have improved in recent years. We expect to realize additional improvement in such margins in the future as we implement our growth strategy, expand our customer and revenue base, and realize the efficiencies associated with a workforce experienced in servicing IP LaunchPad and related software products.

   Our limited operating history and the emerging nature of our marketplace make predicting our future revenues difficult. We believe that forecasting revenues from sales of our software will be difficult because of the lengthy sales cycle involved in selling our software and the unpredictability of our customers' service deployment plans. Our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

   We had 130 full-time employees as of May 31, 2000 and intend to hire additional employees in the future. Hiring additional employees places significant demands on our management and operational resources. To manage this growth and increased demand, we must be able to hire, train, manage and retain our employees.

   Options were granted during early 2000 at exercise prices which were the best estimate as to the fair value of the underlying common stock on the date of grant. Subsequent to the grant date, management concluded that for these grants the estimates may not have fully reflected the impact of changing business conditions. Future earnings will incur a charge associated with the difference between the exercise price and the deemed fair market value amortized over the four year vesting period. In the quarter ended March 31, 2000, we recorded total unearned stock compensation of approximately $4.8 million in connection with stock options granted during the period. This amount represents the difference between the exercise price of stock option grants and the estimated fair market value of our common stock at the time of the grants. The unearned stock compensation is being amortized to expense over the vesting periods of the applicable options, which resulted in approximately $118,000 of expense for the quarter ended March 31, 2000. Amortization of unearned compensation expense arising from these grants for each of the next five fiscal years is expected to be as follows:

                                            Amount
             Year Ended                 (in thousands)
             ----------                 --------------
             December 31, 2000.........     $1,025
             December 31, 2001.........      1,210
             December 31, 2002.........      1,210
             December 31, 2003.........      1,210
             December 31, 2004.........        185

   Each series of our preferred stock is redeemable at the option of the holder at any time during the period beginning July 15, 2002 and ending July 15, 2004. In the event of redemption, holders of each series of preferred stock would be entitled to receive the greater of their then-current liquidation preference or the fair market value of their respective series as determined at that time. The carrying value of the Company's shares of preferred stock is adjusted through accretion to their full redemption value at the end of each quarter period. Our Series E preferred stock sold in January 2000 was accreted to full redemption value upon issuance as a result of a beneficial conversion feature deemed to be inherent in its issuance. The accretion associated with this Series E preferred stock beneficial conversion feature aggregated $18.5 million. The carrying value of the preferred stock was adjusted $2.7 million for the year ended December 31, 1999 and $33.9 million (including $18.5 million of Series E preferred stock beneficial conversion feature accretion) for the quarter ended March 31, 2000. The preferred stock redemption option will terminate upon the conversion of all outstanding preferred stock into common stock upon the closing of this offering. See note 4 to the Open Port consolidated financial statements.

Results of Operations

   The following table sets forth for the periods indicated certain items from our consolidated financial statements expressed as a percentage of total revenues.

                                As a Percentage of Total Revenues
                              -------------------------------------------------
                                                                Three Months
                                                                    Ended
                              Year Ended December 31,             March 31,
                              -------------------------------   ---------------
                              1995  1996   1997   1998   1999    1999     2000
                              ----  ----   ----   ----   ----   ------   ------
Revenues:
  Software products..........  63%    39%   71%     61%    39%       7%      58%
  Maintenance and
   professional services.....   3     23    18      30     61       93       42
  Hardware products..........  34     38    11       9    --       --       --
                              ---   ----   ---    ----   ----   ------   ------
    Total revenues........... 100    100   100     100    100      100      100
                              ---   ----   ---    ----   ----   ------   ------
Cost of revenues:
 Software products...........   3      6     2      11     29       34       12
 Maintenance and
  professional services......   6     78    37      54    102      143       58
 Hardware products...........  20     23     6       6    --       --       --
                              ---   ----   ---    ----   ----   ------   ------
   Total cost of revenues....  29    107    45      71    131      177       70
                              ---   ----   ---    ----   ----   ------   ------
Gross profit (loss)..........  71     (7)   55      29    (31)     (77)      30
Operating expenses:
  Sales and marketing........  40    145    59      94    286      417      115
  General and
   administrative............  52     64    22      36     98      115       54
  Research and development...  38    122    57      70    203      300      123
  Stock-based compensation... --     --    --      --     --       --         9
                              ---   ----   ---    ----   ----   ------   ------
    Total costs and
     expenses................ 130    331   138     200    587      832      301
                              ---   ----   ---    ----   ----   ------   ------
Operating loss............... (59)  (338)  (83)   (171)  (618)    (910)    (271)
Other income (expense)....... --       4    (1)     (6)   (56)     (68)     (22)
Net loss.....................  59%  (334)% (85)%  (177)% (675)%   (979)%   (294)%
                              ===   ====   ===    ====   ====   ======   ======

Three Months ended March 31, 2000 Compared to Three Months ended March 31, 1999

 Revenues

   Software Products. Our software products revenues increased by $747,000 from $26,000 in the three months ended March 31, 1999 to $773,000 in the three months ended March 31, 2000. The increase was attributable to an increase in our customer base due to product acceptance in the marketplace and the introduction of new versions with additional enhancements and features.

   Maintenance and Professional Services. Our maintenance and professional services revenues increased $221,000 or 62% from $359,000 in the three months ended March 31, 1999 to $580,000 in the three months ended March 31, 2000. The increase was primarily due to the increase in customers who require training services and installation support.

 Operating Expenses

   Software Products. Software product costs are comprised of amortization of capitalized software development costs, such as wages, contractor fees and equipment costs, and royalties relating to technology licensed from third-party vendors that has been incorporated into our software products. Our software products costs increased by $38,000 or 30% from $129,000 in the three months ended March 31, 1999 to $167,000 in the three months ended March 31, 2000. The increase was due to an increase in the amortization of capitalized software development costs relating to the development of our IP LaunchPad platform. The negative margin recorded in the first quarter of fiscal 1999 was primarily the result of low sales volume offset by a greater level of fixed capitalized software amortization costs.

   Maintenance and Professional Services. Costs relating to maintenance and professional services primarily include personnel and other expenses incurred to provide those services. Our costs of maintenance and professional services increased by $228,000 or 41% from $552,000 in the three months ended March 31, 1999 to $780,000 in the three months ended March 31, 2000. The increase was primarily due to an increase in personnel needed to support and service our growing base of customers.

   Sales and Marketing. Sales and marketing expenses consist primarily of costs relating to personnel including commissions, marketing programs, travel and entertainment and the maintenance of sales offices. Our costs of sales and marketing were approximately $1.6 million for each of the three month periods ended March 31, 1999 and 2000.

   General and Administrative. General and administrative expenses primarily consist of executive and administrative personnel costs, professional fees, facilities rent, depreciation and general office expenses. Our general and administrative costs increased $294,000 or 67% from $444,000 in the three months ended March 31, 1999 to $738,000 in the three months ended March 31, 2000. The increase was due to an increase in legal costs associated with preparing software licenses and other corporate matters and an increase in personnel in order to handle the additional administrative duties of our growing company.

   Research and Development. Research and development expenses consist primarily of personnel costs, consulting services and other expenses incurred in the development and enhancement of our software products. We expense all of our research and development costs as they are incurred, although we do capitalize certain software development costs. Our research and development costs increased $503,000 or 42% from $1.2 million in the three months ended March 31, 1999 to $1.7 million in the three months ended March 31, 2000. The increase was primarily due to an increase in personnel and consulting costs attributable to the continued development of the IP LaunchPad platform and the Fax Suite products as well as the new development of the Voicemail Suite products.

 Other Income (Expense)

   Other income (expense) is primarily comprised of interest due on outstanding notes payable and capital lease obligations, as well as the amortization of the estimated fair value of warrants granted in connection with the issuance of notes payable and capital lease arrangements over the term of the respective borrowing arrangements, offset by interest earned on our outstanding cash balance. Other income (expense) increased $40,000 from ($260,000) in the three months ended March 31, 1999 to ($300,000) in the three months ended March 31, 2000. The increase was attributable to interest paid for additional capital lease borrowings as well as the issuance of additional notes payable and related warrants.

Year ended December 31, 1999 Compared to Year ended December 31, 1998

 Revenues

   Software Products. Our software products revenues decreased by $2.3 million or 72% from $3.2 million in 1998 to $900,000 in 1999. This decrease was attributable to the discontinuance of our Harmony NSP and Harmony Fax Server products and our decision to focus solely on the development of our IP LaunchPad solution during the first half of 1999. This decrease was partially offset by $540,000 of revenue related to the settlement of an invoice dispute. Shipments of IP LaunchPad, which began in late 1999, aggregated $338,000, of which $268,000 was deferred into 2000. This deferral was due to an undelivered feature, not sold separately by Open Port, with respect to two software license agreements we entered into in 1999. Each feature was subsequently delivered in the first quarter of fiscal 2000.

   Maintenance and Professional Services. Our maintenance and professional services revenues decreased by $157,000 or 10% from $1.6 million in 1998 to $1.4 million in 1999. This decrease was also attributable to the discontinuance of our Harmony NSP and Harmony Fax Server products, which resulted in a decrease in the number of customers purchasing maintenance and professional services on these product lines. Maintenance and professional services revenues were a higher percentage of total revenue in 1999 due to the phaseout of our Harmony products in 1999 and the introduction of IP LaunchPad in late 1999. In the future, we expect to realize a higher percentage of our total revenues from software product sales than from the providing of maintenance and professional services.

   Hardware Products. Our hardware products revenues decreased by 100% from $506,000 in 1998 to $0 in 1999. This decrease was attributable to our decision during 1998 to no longer sell and support hardware products.

 Operating Expenses

   Software Products. Our costs of software products increased by $88,000 or 15% from $579,000 in 1998 to $667,000 in 1999. This increase was due to an increase in amortization of capitalized software development costs relating to the development of our IP LaunchPad platform.

   Maintenance and Professional Services. Our costs of maintenance and professional services decreased by $468,000 or 16% from $2.9 million in 1998 to $2.4 million in 1999. This decrease relates to our decision to discontinue supporting our Harmony products.

   Hardware Products. Our costs of hardware products decreased by 100% from $331,000 in 1998 to $0 in 1999. This decrease was due to our decision to no longer include hardware products as part of our solution.

   Sales and Marketing. Our costs of sales and marketing increased by $1.7 million or 34% from $5.0 million in 1998 to $6.7 million in 1999. The increase in these costs was attributable to our decision to grow our direct sales force worldwide as well as an increase in our marketing initiatives associated with the introduction of IP LaunchPad to increase our name and product recognition in the marketplace.

   General and Administrative. Our general and administrative costs increased by $372,000 or 19% from $1.9 million in 1998 to $2.3 million in 1999. This increase was primarily attributable to an increase in our allowance for doubtful accounts principally related to a specific customer dispute that arose late in 1999 and to expenses billed to Harmony customers relating to professional services deemed not to be collectible.

   Research and Development. Our research and development costs increased by $1.0 million or 28% from $3.7 million in 1998 to $4.8 million in 1999. This increase in research and development expenses, as well as the increase in capitalized software development costs, was attributable to the continuing increase in personnel costs and consulting services related to the further development of our IP LaunchPad product and related applications.

 Other Income (Expense)

   Total interest and warrant amortization expense aggregated $1.4 million in 1999 compared to $336,000 in 1998. The increase was primarily attributable to additional capital lease borrowings and the issuance of additional notes payable and related warrants between June 1998 and December 1999 and, to a lesser extent, a general decrease in our cash position from 1998 to 1999.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Revenues

   Software Products. Our software products revenues decreased by $1.8 million or 36% from $5.0 million in 1997 to $3.2 million in 1998. This decrease was primarily attributable to a decrease in revenues relating to our Harmony fax server product. Sales efforts relating to the Harmony fax server product decreased substantially during 1998 as we shifted our focus away from legacy customers toward the service provider market.

   Maintenance and Professional Services. Our maintenance and professional services revenues increased by $334,000 or 26% from $1.3 million in 1997 to $1.6 million in 1998. The increase in revenues was due to an increase in the number of Harmony NSP customers who purchased maintenance.

   Hardware Products. Our hardware products revenues decreased by $329,000 or 39% from $835,000 in 1997 to $506,000 in 1998. The decrease was due to our decision in the second half of 1998 to not include hardware products as part of our solution.

 Operating Expenses

   Software Products. Our costs of software products increased by $444,000 or 329% from $135,000 in 1997 to $579,000 in 1998. This increase was due to an increase in amortization of capitalized software development costs relating to updated versions of existing software products as well as increased royalties on third-party technologies integrated into newer versions of our software products.

   Maintenance and Professional Services. Our maintenance and professional services costs increased by $203,000 or 8% from $2.7 million in 1997 to $2.9 million in 1998. The increase was due to an increase in staffing to support both our enterprise and service provider customers.

   Hardware Products. Our costs of hardware products decreased by $99,000 or 23% from $430,000 in 1997 to $331,000 in 1998. The decrease was due to our decision in the second half of 1998 not to include hardware products as part of our solution.

   Sales and Marketing. Our sales and marketing costs increased by $780,000 or 18% from $4.2 million in 1997 to $5.0 million in 1998. The increase in these costs was attributable to an increase in the size of our direct sales force and an increase in our marketing initiatives to increase our name recognition in the marketplace in the second half of 1998.

   General and Administrative. Our general and administrative costs increased $385,000 or 25% from $1.5 million in 1997 to $1.9 million in 1998. The increase was primarily due to increased legal fees relating to debt financings and customer, facility and vendor/supplier contracts.

   Research and Development. Our research and development costs decreased by $328,000 or 8% from approximately $4.1 million in 1997 to $3.7 million in 1998. The slight decrease was attributable to a reduction of third-party consultant costs of $700,000, partially offset by increased personnel costs of $585,000.

 Other Income (Expense)

   Total interest and warrant amortization expense aggregated $336,000 in 1998 compared to $182,000 in 1997. The increase was due to additional capital lease borrowings and the issuance of additional notes payable and related warrants between June 1998 and September 1998.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly statements of operations data for each of the nine quarters ended March 31, 2000. This information has been derived from our unaudited consolidated financial statements which, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. You should read this information in conjunction with our audited financial statements and the notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for a full year or for any future period and there can be no assurance that any trend reflected in such results will continue in the future.

                                                         Three Months Ended
                         ---------------------------------------------------------------------------------------
                                                        Dec.                                   Dec.
                         March 31, June 30,  Sept. 30,   31,    March 31, June 30,  Sept. 30,   31,    March 31,
                           1998      1998      1998     1998      1999      1999      1999     1999      2000
                         --------- --------  --------- -------  --------- --------  --------- -------  ---------
                                                              (in thousands)
Revenues:
 Software products......  $1,735   $ 1,125    $   174  $   207   $    26  $   185    $    68  $   628   $   773
 Maintenance and
  support services......     378       493        340      389       359      343        344      397       580
 Hardware products......     115       353         38      --        --       --         --       --        --
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
   Total revenues.......   2,228     1,971        552      596       385      528        412    1,025     1,353
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
Costs of revenues:
 Software products......      47        51        174      307       129       95         98      345       167
 Maintenance and
  support services......     644       688        738      801       552      548        547      756       780
 Hardware products......      77       210         22       22       --       --         --       --        --
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
   Total cost of
    revenues............     768       949        934    1,130       681      643        645    1,101       947
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
Gross profit (loss).....   1,460     1,022       (382)    (534)     (296)    (115)      (233)     (76)      406
Operating Expenses:
 Sales and marketing....     852     1,003      1,543    1,631     1,606    1,888      1,848    1,386     1,557
 General and
  administrative........     378       466        665      423       444      559        743      558       738
 Research and
  development...........     754     1,021        918    1,037     1,158      939      1,264    1,400     1,661
 Stock-based
  compensation..........     --        --         --       --        --       --         --       --        118
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
   Total operating
    expenses............   1,984     2,490      3,126    3,091     3,208    3,386      3,855    3,344     4,074
                          ------   -------    -------  -------   -------  -------    -------  -------   -------
 Operating loss.........  $ (524)  $(1,468)   $(3,508) $(3,625)  $(3,504) $(3,501)   $(4,088) $(3,420)  $(3,668)
                          ======   =======    =======  =======   =======  =======    =======  =======   =======

 Revenues

   Software Products. Our software products revenues decreased from the beginning of 1998 to the third quarter of 1999 due to the decision to decrease our sales emphasis on Harmony NSP, our predecessor product to IP LaunchPad. In the fourth quarter of 1999, we commercially introduced IP LaunchPad to the service provider market. This contributed to the increase in quarterly revenue in the fourth quarter of 1999 and the first quarter of 2000.

   Maintenance and Professional Services. Our maintenance and support services revenues decreased slightly during 1998 but have remained consistent through 1999. The decrease is attributable to our decision to reduce our sales emphasis on Harmony NSP. Our maintenance and services revenues have remained consistent in 1999 due to an increase in maintenance and support from IP LaunchPad customers, offset by a similar decrease in maintenance and support services from our Harmony customers. Maintenance and professional services increased in the first quarter of 2000 due to increased services for our growing customer base.

   Hardware Products. Revenues generated from hardware sales were discontinued in late 1998. Customers are now required to furnish their own hardware for the deployment of services. This decision was also the reason for there being no hardware products revenues in 1999 or 2000.

 Operating Expenses

   Software Products. Our costs of software products increased in 1998 due to increases in amortization of capitalized software development costs relating to updated versions of existing software products as well as royalties on third-party technologies integrated into newer versions of our software products. Our costs of software products decreased in early 1999 in absolute dollars as revenues from our software products decreased and increased in the fourth quarter of 1999 as our revenues increased.

   Maintenance and Professional Services. Our maintenance and support costs increased in 1998 as we increased our staffing in both the U.S. and Europe to handle the projected support needs of both Harmony customers and our new IP LaunchPad customers. In 1999, our costs decreased in the first quarter as our staffing needs to support our Harmony customers decreased but increased at the end of 1999 as our IP LaunchPad customer base and related support needs increased.

   Hardware Products. Our costs relating to hardware products decreased in 1998 as a result of our decision to no longer sell hardware products as part of our solution.

   Sales and Marketing. Our sales and marketing costs increased in 1998 and remained relatively consistent for the first quarter of 1999. In 1998, management made a decision to increase the marketing and sales staffs in order to gain first mover advantages in the marketplace and take advantage of an emerging marketplace. We decreased our U.S. direct sales force in late 1999 and are currently increasing our sales forces in Asia and Europe.

   General and Administrative. Our general and administrative costs were consistent in 1998 and have increased in 1999 and the first quarter of 2000. These costs varied slightly due to fluctuating legal costs incurred for both general business purposes and in connection with financings we completed during those periods.

   Research and Development. Our costs of research and development have fluctuated in 1998 and 1999. These fluctuations relate primarily to increased personnel costs, offset by the capitalization of software development costs relating to the IP LaunchPad product in 1999.

These fluctuations have been compounded by variability in consulting costs resulting from the need for certain specific skills and temporary needs due to impending product releases. The costs are currently increasing due to continued development of our current products including our fax, voicemail and wireless suites.

Liquidity and Capital Resources

   At May 31, 2000, we had a cash and cash equivalent balance of approximately $9.0 million. This represents our principal source of liquidity. Our principal sources of funds since inception have been private sales of preferred stock, the issuance of debt, and capital lease facilities.

   Net proceeds from sales of preferred stock from our inception through May 31, 2000 totaled approximately $53.0 million, including sales of approximately $7.0 million in 1998, $3.0 million in 1999 and $28.0 million (including $3.0 million of notes payable converted into preferred stock) in January 2000. We have used these capital resources to fund operating losses, working capital, capital expenditures, and the retirement of debt.

   During 1998, we entered into a revolving credit facility with Silicon Valley Bank which provided for the borrowing of up to $4.0 million at a variable interest rate of prime plus 1.5%. This credit facility was decreased to $3.0 million in January 1999. We paid off all amounts outstanding and terminated this credit facility in April 1999. Over the course of this credit facility, we paid $197,000, including amortized estimated fair value of the warrants issued in connection with the January 1999 amendment, in interest in connection with borrowings under the credit facility.

   In May 1999, we entered into a term loan arrangement with American National Bank and Trust, which allowed for borrowings of up to $3.0 million for working capital needs. We amended this arrangement in August 1999 to increase the borrowing capacity to $4.0 million. Borrowings under the term loan accrued interest at a variable rate equal to American National Bank and Trust's prime rate plus 1% payable monthly. Over the course of its term, we paid a total of $250,000 in interest in connection with this term loan. We repaid the $4.0 million outstanding under this loan in January 2000 and at which time the facility was terminated.

   In addition, in September 1998, we entered into a mezzanine debt facility with CID Mezzanine Capital, L.P. that allowed for borrowings of up to $3.0 million for working capital needs. In April 1999, we amended this mezzanine debt facility to increase the borrowing capacity to $5.0 million for working capital needs, which amount was outstanding as of May 31, 2000. Borrowings under the mezzanine debt facility accrue interest at an annual rate of 11%, which interest is payable monthly. As of May 31, 2000, we had since inception paid a total of $1.3 million, including amortized estimated fair value of the warrants issued to CID Mezzanine, in interest on borrowings under this mezzanine debt facility. We intend to repay the outstanding balance under this mezzanine debt facility with a portion of the net proceeds from this offering.

   As of December 31, 1999, we had $3.0 million of indebtedness outstanding under a bridge facility with approximately 10 of our existing stockholders. See "Related Party Transactions--Bridge Financing." Borrowings under this facility accrued interest at an annual rate of 9.5%. These bridge notes, including $73,000 of accrued interest, were converted into preferred stock in connection with our issuance of $28.0 million of Series E preferred stock in January 2000.

   Net cash used in operating activities was $2.9 million, $10.7 million and $10.7 million in 1997, 1998, and 1999, respectively, and $4.9 million for the three months ended March 31, 2000. Net cash used in operating activities in each of these periods was primarily due to net losses, and was partially offset by a decrease in accounts receivable in 1997. Net cash used in investing activities was $759,000, $1.0 million and $1.7 million in 1997, 1998 and 1999, respectively, and $987,000 for the three months ended March 31, 2000. Net cash used in investing activities in all such periods was primarily related to purchases of property and equipment and capitalization of additional software development costs. Net cash provided by financing activities was $7.0 million, $8.8 million and $12.0 million in 1997, 1998, and 1999, respectively, and $19.0 million for the three months ended March 31, 2000. Net cash provided by financing activities in all such periods resulted primarily from the issuance of preferred stock and notes payable.

   We maintain allowances for uncollectible accounts to reflect our accounts receivable balances at net realized value. The adequacy of the allowance is determined by periodic reviews of individual customer accounts. The allowances for uncollectible accounts at December 31, 1998, December 31, 1999 and March 31, 2000 were $0, $319,000 and $332,000, respectively.

   As of March 31, 2000, we had an accumulated deficit of $90.4 million ($44.3 million of which was attributable to accretion of redeemable preferred stock and warrants to acquire preferred stock and preferred stock dividends,) and available net operating loss carryforwards of approximately $42.9 million, which expire between 2010 and 2018. See note 7 to our consolidated financial statements included elsewhere in this prospectus. Our ability to use these operating loss carryforwards to offset future taxable income depends on a variety of factors, including possible limitations on usage under Internal Revenue Code Section 382. Section 382 imposes an annual limitation on the future utilization of operating loss carryforwards due to changes in ownership resulting from the issuance of common shares, stock options, warrants and preferred shares.

   We believe that the net proceeds from this offering, together with our current cash, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. We cannot assure you that such additional financings, if needed, will be available on attractive terms, if at all. The failure to raise additional capital could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of our common and preferred stock.

Quantitative and Qualitative Disclosures About Market Risk

   We believe that our exposure to market risks for changes in interest and currency rates is not significant. Our investments generally are limited to highly liquid instruments with maturities of three months or less. Substantially all of our interest-bearing debt will be paid off with the net proceeds of this offering. Foreign net assets currently consist of investments in sales offices and local personnel and are not material. Sales office operations are conducted in the local currency. Foreign operations are expected to grow as we expand our global client base and as they grow we may become subject to foreign currency fluctuations that could materially affect our results of operations. Open Port does not hedge against foreign currency fluctuations.

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. Since we do not have any derivative instruments or hedging activities, we do not expect SFAS No. 133 to have a material effect on our financial results.

                                    BUSINESS

   We design, develop and distribute IP LaunchPad, a carrier-class software platform that enables enhanced communication services to be deployed over networks based on the Internet Protocol, or IP. The types of enhanced IP services that we enable or intend to enable include services such as delivering email messages to fax machines, voicemail messages to email systems, and news alerts to mobile phones. Our solution enables these enhanced IP services to be deployed with the accountability, tracking and reliability of services delivered over the public switched telephone network, or PSTN, while taking advantage of the more efficient use of bandwidth, increased functionality, flexibility and reduced costs offered by IP networks. In addition, IP LaunchPad provides software interfaces between IP networks and the PSTN and wireless networks, which enable service providers to offer enhanced IP services that connect to PSTN and wireless devices such as fax machines, telephones, voicemail systems, mobile phones and pagers. Our customers are service providers including long distance telecommunication providers, regional Bell operating companies, competitive local exchange carriers, public telephone and telegraph companies, and Internet service providers. As of the date of this prospectus, we had entered into license agreements with 18 customers, including Bell Atlantic Data Solutions Group, Inc., Cable and Wireless Japan Ltd., Interpath Communications, Inc., Qwest Communications Corporation and Tele Danmark A/S.

   We designed IP LaunchPad to provide an IP-based messaging infrastructure that supports various types of enhanced IP services. The IP LaunchPad platform facilitates message broadcasting, bridges incompatible messaging systems, and enables service providers to offer different levels of service to subscribers based upon their priority. We also develop and provide enhanced IP services applications such as IP LaunchPad Fax Suite, which we commercially released in the third quarter of 1999. In addition, we currently offer IP LaunchPad Software Development Kit/Application Programmers Interface, which can be used by service providers or third parties to develop their own custom applications. We recently entered into an agreement with a service provider to begin trials of certain applications included in our IP LaunchPad Voicemail Suite. Also, we currently are developing and intend to introduce additional applications to be included in our IP LaunchPad Voicemail Suite as well as our IP LaunchPad Wireless Data Suite.

Industry Overview

   Due to deregulation, industry consolidation and the advent of new technologies, including the Internet, the market for communications has grown and the number of service providers has increased. As the number of service providers has increased, competition among them has intensified, and their profit margins generally have been reduced. To differentiate themselves, service providers have attempted to compete on factors other than price.

   Traditionally, service providers delivered basic PSTN and wireless network-based services such as dial-tone and call waiting. Recently, a new class of service providers began to offer basic IP network-based services such as dial-up Internet access and web site hosting. We believe service providers will increasingly compete based on the types of enhanced services they offer to their subscribers. These enhanced services are designed to enable people to receive and deliver voicemail, email and wireless data conveniently using a variety of devices. For example, a business person could specify that email messages be converted and delivered as voicemail to his or her mobile phone, providing convenience and increased responsiveness to his or her customers. These enhanced services offer service providers the opportunity to gain new subscribers, retain existing subscribers and increase revenue per subscriber.

   The PSTN, wireless and IP networks can each be used to provide enhanced services. Links among these networks offer the potential to enable more and increasingly sophisticated enhanced IP services. Historically, attempts to provide enhanced services that work across each of these networks have proven difficult and have not been commercially successful. Instead, service providers have generally been limited to delivering enhanced services such as voicemail within each network, subject to the advantages and disadvantages of each network.

   The PSTN has the largest deployed network infrastructure in the world, and its advantages and disadvantages are well known. The PSTN is a circuit-switched network that, for each communication, reserves a dedicated circuit with fixed bandwidth that remains allocated during the entire communication. Maintaining a dedicated circuit allows for short, predictable transmission delays, high quality and reliability. However, since the PSTN dedicates a fixed amount of bandwidth to each communication, it uses bandwidth inefficiently, making it less well suited to data intensive communication. Another advantage of the PSTN is its extensive management and control facilities that permit traditional telecommunications companies to determine whether a communication has reached its destination and provide the ability to track, account and bill for individual subscribers. However, the PSTN comprises thousands of switching points, often called central offices, or COs, each of which must usually be upgraded before a new service can be offered across the network. As a result, it is time-consuming and costly to deploy new communication services. Also, because the PSTN is highly regulated, it is costly for long distance communications.

   Wireless networks are growing rapidly and can be deployed by service providers with significantly less investment than the PSTN. Wireless networks offer users the advantages of increased flexibility and convenience due to the mobility of wireless devices. However, wireless devices currently are not capable of displaying large amounts of data and the cost of transmitting wireless communications is generally higher and the quality and reliability generally are lower than comparable transmissions over the PSTN. Further, wireless networks comprise many base stations, each of which must usually be upgraded before a new service can be offered.

   IP networks are packet-switched networks that divide a communication into discrete packets for transmission. The multiple packets that make up a single communication move independently of each other and may take different routes through IP networks before being reassembled at the destination. Each communication uses only the bandwidth necessary to send its packets and as a result, IP networks use bandwidth more efficiently than the PSTN and wireless networks.

   IP networks also enable flexible management and provisioning of services. While IP networks also contain many switching points, new services can be installed at one location in the core of an IP network and made immediately available to all subscribers. This is significantly less expensive and time-consuming than in the PSTN and wireless networks, where the new service has to be deployed in each CO or wireless base station. IP networks also allow subscribers to minimize long distance charges by transporting traffic across unregulated IP backbones instead of the regulated PSTN or wireless networks. However, IP networks also have limitations. The discrete packets of an IP network have to be reordered and reassembled, for example, causing unpredictable delays in transmissions. To date, IP networks have also lacked the quality, reliability, tracking, and accountability associated with traditional PSTN services, such as voice and fax.

   Because IP networks carry large amounts of data efficiently and have other transmission advantages over the PSTN and wireless networks, we believe service providers will choose to deliver enhanced services using the IP network as a backbone. However, because PSTN and wireless devices are familiar and simple to use, and users have come to rely upon the phone numbers attached to them, we also believe service providers will want to deliver these enhanced services to and from the IP network to subscribers who use the PSTN and wireless networks. Therefore, service providers must be able to deliver these enhanced IP services to the millions of subscribers who use PSTN and wireless devices such as telephones, wireless phones, fax machines, pagers and wireless personal data assistants, or PDAs.

   In order to commercially deliver enhanced IP services to all network subscribers, we believe that service providers must address the following key issues:

  . Eliminate Barriers between Networks. For the foreseeable future, we believe traditional PSTN and wireless network devices will provide one of the primary means for subscribers to take advantage of enhanced IP services. To date, commercial acceptance of enhanced IP services has been restrained because subscribers do not want to change or add to their existing email addresses and PSTN and wireless phone numbers. Accordingly, service providers planning to offer enhanced IP services must have the ability to bridge these networks, enabling users to retain their existing email addresses and phone numbers while still enjoying the benefits of IP networks.

  . Enable New Services Quickly. Service providers must deploy services quickly to increase their revenues, retain customers and build their competitive position. When adding a new service to a service provider's network, the application must be integrated with existing billing, user provisioning and network management systems, as well as the network hardware communications infrastructure. In addition, service providers often desire to customize applications and differentiate their services from those offered by their competitors. As a result, deploying new applications on a service provider's network can be time consuming and expensive.

  . Provide Tiered Service Level Offerings for IP Communications. We believe many subscribers are willing to compensate the service provider for an "elite" level of service, for example, rather than "basic" service. However, today there are no mechanisms in an IP network that allow service level agreements, or SLAs, for enhanced IP services. To provide these different levels of service, a service provider must have the capability to create SLAs for its subscribers, and then have a system that ensures the services are being delivered according to the SLAs.

  . Enable Subscriber Self-Care. Subscriber care activities for enhanced IP services include provisioning a new service, adjusting preferences and providing message delivery status. If these subscriber care activities are performed by service providers, it will be at a significant cost. To minimize the costs associated with subscriber care and increase subscriber satisfaction and loyalty, service providers need a mechanism that enables subscribers to perform these activities for themselves.

  . Support Service Wholesaling Capabilities. Today many service providers wholesale basic IP services over their networks to other service providers that then brand the service as their own and market it to their subscribers. As a typical example in use today, one service provider may have an extensive network infrastructure, including thousands of dial-up Internet access lines. Another service provider, who may own some network components, can resell the access lines of the former service provider, using its own brand name to offer dial-up Internet access to its subscribers. To take advantage of this powerful distribution model, enhanced IP services must be designed to allow wholesaling from one service provider to another.

   We believe that service providers are seeking software solutions to help them address these key issues and to deliver enhanced IP services, enabling them to increase their revenues by gaining new subscribers, retaining existing subscribers and increasing their revenue per subscriber.

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

The Open Port Solution

   We have designed and developed IP LaunchPad, a carrier-class software platform that enables enhanced IP services to be deployed over IP networks with connections to the PSTN and wireless networks. Our solution allows service providers to deliver enhanced IP services to their subscribers with the accountability, tracking and reliability of PSTN systems while taking advantage of the more efficient use of bandwidth, increased functionality, flexibility and reduced costs offered by IP networks. Our customers can use our solution to create and realize new revenue opportunities by offering messaging services across a combination of the PSTN, IP and wireless networks that previously could be offered only over each network individually. In addition, our customers can use our solution to offer enhanced IP services that are not currently possible on the PSTN and traditional wireless networks.

   Our comprehensive messaging solution allows service providers to offer enhanced IP services by providing an interface between IP networks and traditional PSTN and wireless devices, and by addressing the five key challenges limiting deployment of those services today:

  . IP LaunchPad Bridges Dissimilar Networks and Messaging Systems. Our solution provides connections enabling traditional PSTN and wireless devices to use an enhanced IP services infrastructure. For example, a voicemail user can specify that messages be forwarded to email. The creator of financial reports can submit the list of recipients to IP LaunchPad, which is designed to enable delivery of the message to some of those recipients via fax, to others via voicemail, to others in their home email system, and to still others via wireless phones capable of displaying that information. Additionally, existing voicemail systems, departmental fax servers, and corporate-wide email servers can be connected as if they were IP devices.

  . IP LaunchPad Enables New Services Quickly. We integrate with a service provider's billing, user provisioning, network management and network hardware communications infrastructure. As a result, developers of applications that provide enhanced IP services can create applications that will integrate with our platform rather than directly with each service provider's environment. Since service providers only need to integrate with our solution rather than with each application separately, they can more quickly and easily offer their subscribers new enhanced services, which are created by Open Port and third party application developers. The flexibility of our software suites, combined with application programmer interfaces, or APIs, also enables service providers to customize the applications and differentiate their services from those offered by competitors.

  . IP LaunchPad Allows Service Providers to Offer Tiered Service Contracts for Enhanced IP Services. Our solution allows service providers to guarantee, track and monitor the delivery of enhanced IP services, enabling them to conform to SLAs with each subscriber. In addition, service providers can offer their subscribers a variety of premium service levels based on the subscriber's needs. For example, a subscriber distributing information, such as financial reports, may offer the reports to high-priority subscribers first.

  .  IP LaunchPad Allows Service Providers to Enable Subscriber Self-
     Care. Our solution allows subscribers to provide subscriber care activities for themselves through a web browser interface, without involving the service provider's personnel. Additionally, each new service launched on IP LaunchPad can have subscriber care controls contained in a web browser interface. For example, a subscriber can sign up for a new enhanced service, quickly adjust user preferences and track the progress of sent messages using a web browser interface.

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

  . IP LaunchPad Enables Service Providers to Reach Subscribers through Wholesale Distribution. Our solution enables wholesale distribution of enhanced IP services, such that each new service launched on IP LaunchPad can also be distributed in a wholesale manner by one service provider to another. For example, larger service providers have the opportunity to realize additional revenues by wholesaling enhanced services to service providers who do not own a network infrastructure.

Strategy

   Our objective is to become the leading provider of software that enables service providers to deliver enhanced IP services. Key elements of our strategy include:

  . Targeting our Service Provider Networks. We believe that by delivering our solution to service providers early in the evolution of enhanced IP services, we achieve a number of strategic advantages. These advantages include being the first enhanced communications solution offered by service providers. By becoming the enabling infrastructure technology most widely used in service providers' systems for enhanced IP services, we believe that we will be well-positioned to offer new applications that leverage the capabilities of the IP LaunchPad platform.

  . Leveraging our Direct Sales Model. We intend to aggressively target the service provider market and resellers to that market through our direct sales force. We plan to expand our direct sales force in the European and Asian markets. Further, we plan to continue to leverage our relationships with global service providers that wholesale their network services. We believe that these customers will sell services enabled by our software solutions to their service provider customers, including Internet service providers, regional Bell operating companies, competitive local exchange carriers and local service providers.

  . Introducing our Enhanced IP Services Applications Incrementally. We believe we can more easily achieve acceptance of the IP LaunchPad platform by offering enhanced IP services applications incrementally, rather than by offering multiple applications for services not yet in demand by service providers or their subscribers. Fax-related services are the first type of enhanced IP services enabled by our solution. As enhanced IP services and the IP LaunchPad platform achieve greater market acceptance, we intend to incrementally introduce more advanced applications and functionality. In line with this strategy, we are currently developing and intend to introduce a suite of voice messaging services as well as a suite of services directed to wireless data devices.

  . Extending our Technology Leadership. We intend to continue to invest significant resources in technology and product development. We also intend to ensure that the Open Port solution can serve as a platform for third-party applications. We plan to support a wide variety of IP messaging types and enhanced services by further enhancing our platform and developing new messaging applications.

  . Leveraging our Strategic Relationships with Technology Leaders. In order to facilitate the acceptance of our solution and enhance our marketing and distribution efforts, we have established strategic relationships with certain technology industry leaders such as Ascend (now a subsidiary of Lucent), Cisco, Optus, Sun Microsystems and 3Com. Through these relationships, we have accelerated the market acceptance of our products by integrating our technology with our strategic allies' products and by forming joint marketing arrangements. We intend to further develop and expand our strategic relationships.

  . Enhancing our Solutions with Professional Services. We have developed internal expertise that enhances the value of our solutions and strengthens our customer relationships through customer support. Our customer support personnel work with our customers to identify their optimal solutions, provide expert consultation on system development and deployment, manage the implementation of the solutions, and design customized training plans. We intend to further invest in our professional service capabilities in order to enhance our customer relationships and revenue opportunities.

Products

   We design, develop and distribute IP LaunchPad, a carrier-class software platform that enables enhanced IP services. We offer or are developing software applications designed to enable a wide variety of enhanced IP services that fall into three broad categories: fax services, voice messaging services and wireless data services. All of our enhanced IP services applications are enabled by the IP LaunchPad platform's core capabilities.

   We currently offer IP LaunchPad Fax Suite, which we commercially released in the third quarter of 1999. IP LaunchPad Fax Suite supports fax-related enhanced IP services. We also currently offer IP LaunchPad Software Development Kit/Application Programmers Interface, which can be used by service providers or third parties to develop their own custom applications. We recently entered into an agreement with a service provider to begin trials of certain applications included in our IP LaunchPad Voicemail Suite. Also, we are currently developing and intend to introduce additional applications for our IP LaunchPad Voicemail Suite, and our IP LaunchPad Wireless Data Suite. A service provider can offer any of the services enabled by our solutions separately or together as bundled services, and can provide the services directly to subscribers, or as a wholesale offering that can be resold to other service providers.

 Core Capabilities of the IP LaunchPad Platform

  . Least Cost Routing. Our patented least cost routing technology allows the service provider to establish the optimal path that a message should follow to get to the intended recipient. The correct route is determined based on the type of message (such as voice, fax, or email), the time of day, network availability, rate structures, and other parameters. Once this information is entered, IP LaunchPad will automatically route any message type through an IP network, the PSTN or a wireless network to its intended recipient. This capability is designed to enable service providers to optimize message delivery costs.

  . Message Tracking. Our technology enhances the quality and reliability of message transmission over IP networks and among IP networks, the PSTN and wireless networks. When a message is created by a subscriber, it is routed by IP LaunchPad to the recipient using our least cost routing technology. If a message cannot be delivered on the first attempt, our software will continue to attempt delivery. The sender can track the current progress of the message on an ongoing basis. All message activity is automatically logged and reporting is available to the subscriber showing message delivery history. Tracking is critical when the sender wants some guarantee of message delivery, including active feedback from the recipient. This functionality is important for individual messages, but even more so for large broadcasts that may go to hundreds or thousands of recipients.

  . Scalability, High Availability, and Redundancy. IP LaunchPad can be installed across a few servers initially, and as the service provider's business grows, additional servers can be added to the system to increase the service capacity. This architecture can reduce the service provider's initial investment and its cost of system expansion. Our product achieves high availability to subscribers in two ways. We run our software on Sun Microsystems SPARC servers, which provide their own hardware redundancy and high availability. We enhance this by allowing the service provider to configure software fail-over and load balancing to keep the system running if a piece of the equipment fails, and to distribute the workload during peak times. This combination of hardware and software makes the overall system solution highly scalable, available and redundant.

  . Network Independence. Each service provider's network comprises different vendors' remote access server, or RAS, hardware, and their billing, customer provisioning and network management systems, which form a complex and unique environment. IP LaunchPad neutralizes the unique aspects of the service provider's network environment, so that applications can quickly interface with the service provider's network without having to develop custom interfaces for each service provider. The service provider benefits by having a simpler and less expensive implementation, and can leverage its existing investment in RAS devices, billing, provisioning and network management systems. The service provider's capital costs associated with deploying our product are limited to our software and the servers on which our software resides. We leverage the service provider's existing infrastructure, enhancing the service provider's return on its existing investment in equipment and support systems.

  . Service Level Offerings and Enforcement. IP LaunchPad allows service providers to build policies, assign policies to users, and then ensure that applications running on IP LaunchPad adhere to those policies. This enables service providers to offer higher levels of service to some subscribers than to others, and to commit to SLAs with their subscribers, which often is a requirement for rolling out a commercial grade service.

  . Multiple Language Support. Our products support all major languages. The global economy combined with the reach of the Internet have enabled businesses to market services outside their traditional borders. IP LaunchPad allows service providers to offer enhanced IP services to any market in the world in the local language of the respective market--all from one system. Multiple language support also facilitates peering relationships between service providers in different parts of the world. In a peering relationship, service providers deliver each other's traffic and offer services to one another's subscribers. For example, a service provider in the United States can offer virtual United States phone numbers to subscribers of its peers in South American countries. The value in this increases greatly if the South American subscribers can retrieve their messages using Spanish or Portuguese user interfaces.

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

   Enhanced IP Service Application Suites. The following is an overview of our current and anticipated enhanced IP service application suites and software solutions that leverage the core capabilities of our IP LaunchPad platform.

                             IP LaunchPad Fax Suite

      Application                  Description                    Status
      -----------                  -----------                    ------
 Broadcast Fax........  A subscriber may create a           Currently available
                        broadcast fax that is sent to
                        multiple recipients.

 Email-to-Fax.........  A subscriber may use his/her        Currently available
                        existing email system to send a
                        fax to a fax machine in the same
                        way that he/she sends a message
                        to an email user.

 Fax-to-Email.........  Faxes sent to a subscriber's fax    Currently available
                        number are automatically routed
                        to the subscriber as an email
                        message.

 Web-to-Fax...........  A subscriber can send faxes and     Currently available
                        view received faxes with a
                        standard web browser.

 Fax Mailbox..........  Faxes sent to a subscriber's fax    Currently available
                        number are automatically routed
                        to the subscriber's IP LaunchPad
                        mailbox, and can then be
                        retrieved via a web browser.

 Never Busy Fax.......  Faxes sent to a subscriber's fax    Currently available
                        machine are stored by IP
                        LaunchPad if the fax machine is
                        busy and resent when the fax
                        machine is available.

 Fax Machine..........  All faxes sent from a               Currently available
  Redirection           subscriber's fax machine are
                        routed through IP LaunchPad for
                        access to broadcasting functions
                        or for lower cost delivery across
                        an IP network.


   IP LaunchPad Software Development Kit / Application Programmers Interface

      Application                  Description                    Status
      -----------                  -----------                    ------
 Business Process.....  Third-party messaging software      Currently available
  Integration           and service provider back office
                        administrative systems can be
                        linked to IP LaunchPad across an
                        IP network.

 Custom Messaging.....  Messaging software developers can   Currently available
  Applications          interface their custom
                        applications with IP LaunchPad-
                        enabled service providers.

 User Provisioning....  Developers and system integrators   Currently available
                        can integrate third-party user
                        provisioning systems with IP
                        LaunchPad to avoid duplicate data
                        entry.


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

                          IP LaunchPad Voicemail Suite

      Application                     Description                    Status
      -----------                     -----------                    ------
 Voicemail-to-Email...  A subscriber may forward to an email     In test stage
                        account some or all of the voice
                        messages that come into his/her
                        existing legacy voice mailbox.

 Enterprise-to-Mobile.  This service auto-forwards messages      In development
  Voicemail             from a subscriber's enterprise voice
                        mailbox to the subscriber's
                        mobile/wireless voice mailbox.

 Send/Forward.........  A subscriber on one voicemail system     In development
  Voicemail to Another  may send a voice message to a
  Subscriber            recipient on a different voicemail
                        system, or directly to the recipient
                        via a home, work or mobile phone.

 Voicemail.. Broadcast  A subscriber may create a voice          In development
                        message within his/her existing
                        voicemail account and send it to a
                        browser-managed list of recipients.
                        Recipients may be on disparate
                        voicemail systems.

 Email-to-Voicemail...  A subscriber can use his/her existing    In development
  Delivery              email system to send a voice or text
                        message that will be translated into a
                        synthetic voice message and sent to
                        his/her home, work or mobile/wireless
                        voicemail system. The recipient's
                        voicemail system may be located
                        anywhere, and does not have to be part
                        of the sender's intranet or voicemail
                        system.

                        IP LaunchPad Wireless Data Suite

      Application                     Description                    Status
      -----------                     -----------                    ------
 WAP/SMS..............  Message receipt, message delivery        In development
  Notification          confirmation and data availability
                        notifications can be made through
                        wireless application protocol (WAP) or
                        small message system (SMS)
                        communication.

 Email-to-WAP/SMS.....  Email subscribers can direct short       In development
                        messages to a wireless device.

 WAP/SMS-to-Email.....  Senders of WAP/SMS messages can direct   In development
                        short messages to a wireless device.

 Message Push and.....  IP LaunchPad can pass parts of a         In development
  Response              message to a wireless device along
                        with a pointer for rapid retrieval of
                        the complete message content.

 Information Push.....  Data content providers can target        In development
                        wireless data messages such as news
                        alerts to individuals, pre-defined
                        groups, or by matches to pre-recorded
                        recipients' preferences.

 Information Push.....  Information pushed to wireless devices   In development
  Tracking              may include pointers for responses and
                        follow-up.

   We price initial system deployment of our software solution based on a variety of factors, including the number of ports our customers will need to support their projected traffic levels, the number of subscribers provisioned in the system, gateways to external voicemail, fax and other systems, and recurring maintenance. Our customers deploy an initial system configuration with prices generally ranging from $50,000 to $1.0 million. The service provider can then purchase additional port licenses and subscriber licenses as the demand for its service grows. We invoice our customers annually for software maintenance which currently is calculated as a percentage of the list price of all of our installed software.

Technology

   IP Network Overview. Our technology comprises a software platform that is deployed within a service provider's existing network infrastructure to route, track, deliver and control the flow of messaging traffic across IP networks. An IP network comprises an array of transmission lines that connect servers and other devices to create a network. Information is transmitted by routers which use the destination addresses of the packets of information passing through them to determine on which routes to send them. Access to an IP network is obtained through a direct line into the network or through a remote access server, or RAS. Each RAS has ports through which subscribers can establish dial-up connections to the IP network. RASs are located throughout IP networks at geographically dispersed points of presence, or PoPs, which are often the functional edges of IP networks.

   The Software Architecture. Our solution enhances the quality and reliability of message transmission over IP networks. Our architecture centralizes IP messaging intelligence by placing management and control functions at hub locations in IP networks rather than at PoPs. Centralization of IP messaging intelligence at the hub of IP networks is fundamental to least cost routing decisions and facilitates expansions in system functionality and processing capacity. Complementary to this centralized structure, the IP LaunchPad platform is a modular architecture which allows the service provider flexibility in creating those new functions and offering scalability from the processing needs of the smallest service provider to those of the largest. Our software modules are designed to operate as independent components in order to promote system stability and availability. Additional traffic can be handled by adding additional modules without affecting any other module's performance. Additional features and enhancements can be implemented by adding different modules without affecting the overall system flow.

   How a Message is Processed by Our Technology. Our technology enables parties to communicate through any combination of telephony or network-connected devices, including fax machines, telephones, voicemail systems, wireless devices, stand-alone PCs with modems, servers and PC workstations that are directly connected to the IP network. Our technology processes messages in the following manner:

   To collect messages for delivery:

  . The sender, or some automated process such as an invoice-creation system or data content mining application, generates a message using a PSTN, IP or wireless device, such as voice, fax, email, application server, or video mail.

  . If the originating device is on an IP network directly connected to an Open Port-enabled IP network, the message flows through the service provider's direct connection router into an IP LaunchPad hub location (typically, a network operations center).

  . If the sender is on a network which is not directly connected to an Open Port-enabled IP network, the message is converted to an IP message format using an Open Port-enabled IP LaunchPad Connector. The specific processes used depends upon whether the message is sent in analog or digital format.

  . IP LaunchPad software determines user privileges and authenticates and updates user account information for the sender.

  . Information needed for billing, tracking and controlling message delivery is stored or transmitted, as applicable, to service provider network administration systems.

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

   To deliver the message, IP LaunchPad then:

  . Identifies the type of message being sent, assigns specific attributes to the message and designates the delivery requirement, such as immediate or deferred delivery, to be applied.

  . Determines whether the intended recipient of the message has a mailbox on the IP network. If so, the message is delivered. If the intended recipient of the message does not have a mailbox on the IP network, our least cost routing technology is used to determine the lowest cost method for delivering the message at the particular time and date.

  . Queues this message with others contending for limited resources, if applicable. IP LaunchPad applies SLA policies to determine whether this message should be moved to the top of the queue, or possibly delivered in sequence (after higher-priority messages have been delivered).

  . Continuously collects and updates network status information such as bandwidth and port availability for our least cost routing algorithm.

  . Delivers the message either to a destination on the IP network or to an off network device through an Open Port-enabled RAS and a dial-out through either a PSTN or wireless connection.

   When the message transmission is complete:

  . The associated tracking information is sent back to the network operations center which pairs the send request with the receipt confirmation.

  . This tracking information is immediately delivered to the service provider's network administration systems that have been linked to our software.

   Using the tracking information:

  . End-users can determine in real-time the current status of messages which have been delivered or are in process of delivery.

  . Settlement issues between service providers who contract with one another for delivery services are resolved.

  . Message senders and content providers can be assured of delivery, or create detailed or summary management reports indicating recipients' responses to messages sent.

Professional Services

   We offer a comprehensive line of professional services to help our customers offer enhanced IP services to their subscribers. As of May 31, 2000, our professional services staff consisted of 28 employees. We provide three phases of service support: management consulting, service development and implementation, and full-scale production support.

   Management Consulting. In the first phase, we help customers define an enhanced IP services solution by providing some or all of the following:

  .  establishing the business definition and business case;

  .  determining market definition and selecting target market segments;

  .  defining details of the hardware and software to be distributed;

  . defining the business processes that are required to manage and support the service offering;

  .  determining a high level marketing and sales plan; and

  . establishing the acceptance criteria and plan for the service to go into production.

Concurrently, we begin planning for service deployment which may include:

  .  developing detailed deployment schedules and budgets;

  . determining outsourcing needs and establishing contracts with identified partners;

  . monitoring the project schedules and deliverables and taking corrective actions to meet established delivery goals; and

  . establishing executive and technical review teams and conducting regular review meetings for information exchange and processing and system buy-in.

   Service Development and Implementation. In the second phase, we develop the enhanced IP services solutions with our customers and implement the solutions in internal trials and initial deployment, prior to full-scale production. We have gained international systems implementation knowledge and experience by deploying hardware and software at customer sites worldwide. Our systems implementation services include:

  . establishing requirements for the hardware and software deployment needed for the successful implementation of the desired services;

  . scheduling the deployment based on the availability of the required facilities, telephony, hardware and software;

  .  installing software at the deployment sites; and

  .  training the customer to perform installations.

   Production Support. In the final phase, as the services solution is rolled out by our customer, we continue to provide management consulting, training, implementation, and customer support services as needed. Also, on an ongoing basis after the roll out, for a maintenance fee our customers receive support and software upgrades.

Customers

   We currently target sales of IP LaunchPad to service providers as our principal customers. As of the date of this prospectus, the following customers had entered into license agreements to deploy our solution in their networks:

  .  AT&T Unisource Communications          .  Interpath Communications, Inc.
     Service v.o.f.                         .  LEC Unwired, LLC
  .  Bell Atlantic Data Solutions           .  LTS S.p.A.
     Group, Inc.                            .  MCI WorldCom Network Services,
  .  Cable & Wireless HKT CSL Limited          Inc.
     (Hong Kong Telephone)                  .  Pacific Internet Limited
  .  Cable & Wireless Japan Ltd.            .  QQ Interactive, Inc.
  .  Cable & Wireless Optus                 .  Qwest Communications
  .  China Telecom-Guandong PTA                Corporation

  .  Digitel Communications (Asia)          .  Spata Communications Corp.
     Ltd.                                   .  Taiwan Telecommunication
  .  Ics.IP S.p.A.                             Network Services Co., Ltd.
                                            .  Tele Danmark A/S

   In December 1999 we entered into a master license agreement with Cable & Wireless plc, which has approximately 70 operating units. This agreement provides the terms and conditions under which Cable & Wireless operating units may elect to license our software solutions. As of May 31, 2000, four Cable & Wireless operating units had entered into license agreements for our software.

   Our top two customers, GRIC Communications, Inc. and UUNet Technologies, Inc., totaled 51% of our total revenues in 1999. We do not expect either of these customers to account for any revenues in the year ended December 31, 2000. However, other customers may account for more than 10% of our revenues in the future and we expect that a small number of our customers will continue to account for a substantial portion of our revenues.

Strategic Relationships

   In order to facilitate the acceptance of our solutions and enhance our marketing and distribution efforts, we have established strategic relationships with certain technology industry leaders such as Ascend (now a subsidiary of Lucent), Cisco, Optus, Sun Microsystems and 3Com. These relationships have accelerated the market acceptance of our products through technology integration into our allies' products and/or joint marketing arrangements.

  . Ascend. Starting in 1997, we jointly developed software with Ascend, which was acquired by Lucent in 1999. In 1998, we entered into a non-exclusive worldwide strategic alliance agreement with Ascend which makes it simpler for Ascend's customers to use our solution.

  . Cisco. We are a member of Cisco's New World Ecosystem Program, a community of technology partners. In 1999, we announced an alliance to bring certain IP LaunchPad fax solutions to Cisco's AS5X00 product family. We engage in joint marketing activities and receive sales referrals from Cisco.

  . iReady. In January 1999, we entered into a strategic alliance to provide iReady with our protocols that enable fax transmissions over the Internet. iReady's Internet Tuner module, enhanced with these these protocols, allows multi-function peripherals and fax machines to send and receive faxes over the Internet.

  . Kanbay. In 1999, we entered into a global integrator agreement with Kanbay under which they will provide integration and customization services for IP LaunchPad, either by subcontracting with us or by contracting directly with the end user. In addition, Kanbay will promote IP LaunchPad to their service provider customers.

  . Optus. In 1998, we entered into a worldwide development and license agreement with Optus under which Optus granted us a license to certain fax technology, and we granted Optus a license to our Internet gateway software, which allows Optus products to communicate with Open Port-enabled service providers.

  . Sun Microsystems. In 1999, we became a Sun strategic developer and a founding member of Sun's SunTone Architecture Council. We also have a marketing alliance that combines IP LaunchPad with the Sun-Netscape Alliance messaging server software. We engage in joint marketing with, and receive sales referrals from, Sun.

  . 3Com. In 1998, we entered into a non-exclusive worldwide strategic alliance and referral agreement with 3Com. Under this agreement, we participate in joint product development and co-marketing activities.

   We intend to selectively pursue additional strategic alliances and relationships in the future. We are conducting preliminary discussions with third parties regarding potential strategic business opportunities that may take a number of different forms. These discussions are in early stages, and no definitive terms and conditions have been agreed upon. Accordingly, there can be no assurance as to the terms, timing or consummation of any of these opportunities.

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

Sales and Marketing

   We rely on our direct sales force to make sales to service providers. As of May 31, 2000, we had 16 direct sales professionals on our staff. A sales director in Chicago manages Latin America, Canada and the midwest and eastern portions of the United States. A sales director in our San Francisco office manages the western United States and Asian region business, and a sales director in our Paris office manages Europe, Africa and the Middle East. All of these sales directors report to our Senior Vice President of Sales and Marketing. We plan to expand our domestic and international sales opportunities by increasing the size of our sales force and through reseller/distribution alliances.

   The sales process is divided into three phases: business definition, due diligence and contract, and service deployment.

  . Business Definition. Our sales personnel review the prospective customer's business and network infrastructure before presenting a formal proposal. Following the proposal, we perform a series of technical reviews, analyzing the prospective customer's network and objectives, combined with a marketing implementation review. We work closely with the prospective customer in defining our solutions.

  . Due Diligence and Contract. We install our software on the prospective customer's network on a limited scale. Once testing of this limited installation is successfully completed, we negotiate with our customers and sign a contract. Our customer's decision to license our software is usually enterprise-wide, involving approval by numerous members of the customer's management team, and thus several months often elapse between initial contact and final contract signing.

  . Service Deployment. Our professional services organization works with the customer to install and test the software in their network. We train the customer's support services personnel in the operation and management of the installed software as a billable service. Service deployment typically takes two to three months depending on the customer's requirements and is implemented in a phased approach tailored to such requirements. A global account manager, who is on site at the customer's headquarters, maintains an understanding of the customer deployment to better service the needs of the customer and thereby increase sales to the customer.

   As of May 31, 2000, 12 of our employees were responsible for a variety of marketing activities, including product management, market research, sales collateral development, web design and implementation, public relations, channel partnerships, trade shows and conferences. Continued revenue growth depends, in part, on our ability to retain and maintain sales and marketing personnel as well as our ability to expand and maintain our strategic business relationships with resellers, distributors and other third parties that are crucial in our sales process.

Research and Development

   We believe that our future success depends in large part on our ability to enhance our current product family and introduce new products that enable a wide range of enhanced IP services to service providers. As of May 31, 2000, our product development organization consisted of 49 full-time employees. We also utilize contract technical professionals on an as-needed basis.

   Our product development organization is responsible for product design, development and testing, as well as user documentation. This group is responsible for integrating our software with various third-party components. In addition, our advanced technologies group investigates ways to expand the usability of our IP LaunchPad platform software, including researching possible future unified messaging applications and enhancements to our wireless data product suite.

Competition

   Our industry is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to intensify in the future. Many companies that offer products or services that compete with one or more of our products or services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more customers than we have. We may be unable to compete successfully against these organizations.

   We currently compete with other companies offering software to enable enhanced IP services. We compete directly with a number of private companies in the fax-over-IP market such as Netcentric Corporation and Arelnet Ltd. We believe a critical component to success in this market is the ability to provide a flexible, complete platform solution which enables service provider customers to readily add enhanced IP applications on an ongoing basis. We believe that there are no competitors in our market that currently offer a comprehensive solution with the functionality, features, and value proposition for service providers comparable to ours. However, several organizations offer components that compete with certain components of our solutions and may become increasingly competitive with us in the future. We believe that the main competitive factors in our market are product features, particularly the types of enhanced services which may be delivered, product quality and value, deployment expertise and customer service, and relationships with service providers and their network system equipment vendors.

   As our product and service offerings evolve and the markets in which we compete develop, we may in the future face competition from several other types of organizations, including:

  . manufacturers of network hardware and infrastructure devices, such as Cisco Systems, Inc. and Ascend Communications (now a division of Lucent Technologies Inc.), that currently concentrate on communications between devices such as telephones and fax machines;

  . traditional manufacturers of telephony equipment, such as Lucent Technologies Inc. and Nortel Networks Corp., some of which recently began manufacturing telephony equipment for IP networks;

  . traditional providers of corporate voice, fax and email systems including such companies as Comverse Technology, Inc. for voice, Omtool, Ltd. for fax, and ISOCOR (recently acquired by Critical Path, Inc.) for email; and

  . companies that currently, or may in the future, provide IP messaging applications individually or through alliances.

   In addition, we expect that major software companies and others specializing in the telephony or messaging industries may offer products or services that are competitive with components of our solutions. While many of these types of organizations are potential competitors, we believe opportunities exist to establish strategic relationships, alliances or agreements with some of them. We have entered into strategic agreements with some of these types of organizations, and intend to selectively pursue other opportunities in the future.

Intellectual Property

   We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect our intellectual property and trade secrets. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information.

   Although we have not secured registration of all of our marks, we pursue the registration of certain of our trademarks and service marks in the United States and in other countries. In addition to our existing registered trademarks set forth elsewhere in this prospectus, we have applications for the words-only marks "IP LaunchPad" and "IP LaunchPad Fax Suite" pending with the United States Patent and Trademark Office and for "IP LaunchPad" pending in the European Community and Japan. We have entered into an agreement with Sequent Computer Systems, Inc. in Europe in which we agreed that we will not use the "Open Port" mark in connection with software for migrating application software from a mainframe environment to an open system environment or related services, and Sequent agreed not to object to or challenge our use or registration of the "Open Port" mark in Europe in connection with messaging software for networks or related services. Also, in 1995, we entered into an agreement with Relay Technology, Inc. in which we agreed not to use the mark "Open Port," "Open Port Harmony," or any similarly confusing mark in connection with computer software for transferring data between standard query language databases. Relay Technology agreed not to use the mark "Relay/Open Port" or any similarly confusing mark in connection with computer software and hardware for providing electronic messaging, video messaging, voice messaging, image messaging, or fax transmission functions to computer users.

   We own four issued patents and three pending United States patent applications, each relating to aspects of our business. One of our four issued United States patents which expires in 2013 is generally directed to the use of a re-router device to provide alternative paths for digitally-encoded messages when the initial attempt to deliver the fax or other message is unsuccessful. The second and third of our United States patents, each of which expires in 2015, are generally directed to a least cost method of routing messages. In one application, this least cost routing option produces different results depending on a variety of factors, including the time-of-day and day-of-week for delivery, the message sender's request for a particular level of service, the conditions of the network delivery sites as well as bandwidth to those sites, the location of sending and receiving devices and whether or not the message is being delivered to one or many devices. The fourth of our United States patents expires in 2017 and is generally directed to forwarding received messages to online end-users capable of processing the contents of those messages. In one application, end-users are agents working for a customer service center, and our system forwards messages pertaining to specific types of customer service problems to the agent most ready and capable of handling each specific type of problem. We have granted licenses under our patents to certain third parties. For example, we licensed to Microsoft Corporation perpetual rights to certain of our proprietary technologies, including our patented least cost routing technology, subject to certain field of use restrictions.

Governmental Regulation

   The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, local and foreign regulations and legislation affecting our industry. Other existing federal, state, local and foreign legislation and regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which this industry operates. We cannot predict the outcome of these proceedings or their impact upon us, our customers or the growth of IP network infrastructure and utilization of enhanced IP services. Any legislation that substantially impairs the growth of IP network infrastructure, enhanced IP services or service providers could materially affect our business.

   In the United States and most countries in which we conduct our operations, we are not currently subject to direct regulation other than pursuant to laws applicable to businesses generally and specific United States export and import controls of other countries, including controls on the use of encryption technologies that may apply to our products. Adverse developments in the legal or regulatory environment relating to enhanced IP services and IP network infrastructure in the United States, Europe, Asia or elsewhere could have a material adverse effect on our business, financial condition and operating results. Such regulation could also negatively affect our customers resulting in a decrease in the demand for our products. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunications, IP network infrastructure, access charges, encryption standards and related export controls, content, consumer protection, advertising, intellectual property, privacy, electronic commerce, taxation, and tariffs and other trade barriers, among others, are now under consideration. The Federal Trade Commission recently recommended that Congress take legislative action directed toward further regulation of the collection and dissemination of information on the Internet. Some members of Congress have announced that they intend to introduce legislation that reflects the Federal Trade Commission's recommendations, including provisions that authorize monetary sanctions. We are unable at this time to predict which, if any, of these proposals may be adopted and, if adopted, whether these proposals would have a beneficial or an adverse effect on our business, financial condition and operating results.

   Similarly, we are unable to predict the effect of certain existing legislation related to use of IP networks. For example, United States laws protecting internet privacy including the Children's Online Privacy Protection Act, recently became effective and the European Parliament and the European Council issued Directive 95/46/EC regarding the processing of personal data and the free movement of such data. The manner in which these existing domestic and foreign laws will or may be applied to us or our customers is uncertain.

Employees

   As of May 31, 2000, we had 130 full-time employees. Of the total, 33 were employed in sales, marketing and business development, 49 in research and development, 28 in professional services, and 20 in finance, information systems and administration. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for this personnel is intense, and we cannot be sure that we will be successful in attracting or retaining the personnel in the future. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   Our principal executive offices currently are located at 676 North St. Clair Street, Suite 900, Chicago, Illinois 60611. Our lease on these premises covers 24,531 square feet and expires February 28, 2002. We recently leased additional space covering 8,406 square feet at 205 N. Michigan, Suite 1305, Chicago, Illinois 60601. This lease expires December 31, 2000. We also lease regional sales office facilities in: San Francisco, California; Denver, Colorado; Rotterdam, Netherlands; Diegem, Belgium; Paris, France; and Hong Kong.

   We believe that, except as described below with respect to our Chicago facilities, our facilities generally are adequate for our current needs and that additional suitable space will be available as needed on commercially reasonable terms. Our Chicago facilities do not have adequate available space to accommodate our anticipated growth, and we expect to identify and lease a new facility within the next several months to replace our existing facilities. Upon leasing a new facility, we would attempt to sublet our 676 North St. Clair Street facility for the remainder of its lease term. While the market for commercial real estate in the Chicago metropolitan area is competitive, we believe that suitable space will be available at market rates.

Legal Proceedings

   We are not a party to any litigation or other legal proceedings that we believe would have a material adverse effect on our business or financial condition.

                                   MANAGEMENT

   The following table sets forth certain information concerning our executive officers, directors and certain other key employees:

 Name                              Age Position(s)
 ----                              --- -----------
 Executive Officers and Directors:

 Randy S. Storch.................. 41  Chairman of the Board, President and
                                       Chief Executive Officer
 Cheryl E. Mayberry............... 44  Senior Vice President/General Manager of
                                       Sales and Marketing
 Omprasad S. Nandyal.............. 34  Chief Technical Officer, Secretary and
                                        Director
 Michael B. Clauer................ 43  Vice President and Chief Financial
                                        Officer
 Clarissa Cerda................... 35  Vice President, General Counsel and
                                        Assistant Secretary
 Peter J. Barris(1)............... 47  Director
 Thomas J. Crotty(1).............. 41  Director
 Royce J. Holland................. 50  Director
 Donald R. Hollis(2).............. 64  Director
 John E. Major(2)................. 54  Director
 Joseph A. Piscopo(2)............. 55  Director

 Other Key Employees:

 Antonio Dutra.................... 48  Vice President of Strategy
 Michael Flockenhaus.............. 37  Vice President of Engineering
 Joseph M. Fuller................. 35  Vice President of Finance and
                                        Administration
 Alvon D. Ramp.................... 52  Vice President of Client Services
 James B. Tucker.................. 44  Vice President of Global Business
                                        Development
 Martin T. Wegner................. 33  Vice President and Chief Scientist

--------
(1) Member of the compensation committee
(2) Member of the audit committee

 Executive Officers

   Randy S. Storch, a co-founder of Open Port, has served as Chairman of the Board, President and Chief Executive Officer since our inception in January 1993. Prior to founding Open Port, Mr. Storch was a consultant to Tandem Computers as a subject matter expert in the area of messaging from October 1992 to December 1993 and served as general manager of Ameritech Corporation's enhanced messaging services group from March 1991 to October 1992. In 1985, he founded and was chief executive officer of Airplan Travel Systems until 1987. Upon the sale of Airplan Travel Systems to Texas Air in June 1987, Mr. Storch served as a corporate vice president of Texas Air and was responsible for running the Airplan division and directing the strategy for the company through February 1991.

   Cheryl E. Mayberry has served as Senior Vice President/General Manager of Sales and Marketing since November 1997. Ms. Mayberry is responsible for directing and implementing all sales and marketing strategies. From September 1992 to July 1997, Ms. Mayberry served as vice president of sales for U.S. Robotics, where she established and managed their network systems division. From 1977 to 1992, she was employed at IBM in various sales and marketing management positions. Ms. Mayberry also serves as chairman of the board of BrownAngels.com, an early stage e-commerce company.

   Omprasad S. Nandyal, a co-founder of Open Port, has served as Chief Technical Officer and as a director since January 1995. Mr. Nandyal was responsible, in conjunction with Chief Scientist Martin Wegner, for the original design of our messaging architecture. He now oversees the overall direction of our products. Between April 1990 and January 1995, Mr. Nandyal was a co-owner and principal of Frontline Software Technology, a maker of corporate network fax server software which was purchased by Open Port in January 1995.

   Michael B. Clauer has served as Vice President and Chief Financial Officer since April 2000. He previously served in various management capacities, most recently as executive vice president and chief financial officer, for Budget Group, Inc., a company engaged in the business of renting cars and trucks, from November 1997 to February 2000. From April 1996 to November 1997, he served as senior director of finance, strategy and planning for the North America national franchise business units of the Pepsi-Cola Company, and from September 1994 to April 1996, he was the senior director field finance for Pepsico International Restaurants, Inc.

   Clarissa Cerda has served as Vice President, General Counsel and Assistant Secretary since May 2000. Prior to joining Open Port, Ms. Cerda focused on corporate and securities law matters at Sonnenschein Nath & Rosenthal, a national law firm, from August 1995 to May 2000, serving most recently as a partner. From May 1993 to July 1995, she served in the White House Counsel's Office as Assistant Counsel to the President of the United States.

 Outside Directors

   Peter J. Barris has served as a director of Open Port since March 1997. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1993. He specializes in investments in information technology companies. Before joining NEA, Mr. Barris was president and chief operating officer of Legent Corporation, a systems software manufacturer, and senior vice president and general manager of the systems software division at UCCEL. Mr. Barris also serves as a director of CareerBuilder Inc., a provider of recruitment products and services, and Mobius Management Systems, Inc., a provider of software products.

   Thomas J. Crotty has served as a director of Open Port since March 2000. He has been a general partner of Battery Ventures, a venture capital partnership focused on investments in communications, software and Internet/e-commerce companies, since 1989. Mr. Crotty served as an observer at our board meetings from June 1998 to February 2000. Prior to joining Battery Ventures, he worked at Abacus Ventures, a partnership specializing in communications investments. Mr. Crotty also serves as a director of Witness Systems, Inc., a software provider.

   Royce J. Holland has served as a director of Open Port since February 1997. He is chairman and chief executive officer and co-founder of Allegiance Telecom, Inc., a competitive local exchange carrier headquartered in Dallas, Texas that was formed in 1997. Previously, Mr. Holland was president and one of several co-founders of MFS Communications Company, Inc., a competitive local exchange carrier with operations in 52 metropolitan areas in North America, Europe and Asia, from January 1992 to December 1996. Mr. Holland also serves as a director of Choice One Communications, Inc., an integrated communications provider of broadband data and voice telecommunications services, and CSG Systems International, Inc., a provider of customer care and billing solutions to the communications industry.

   Donald R. Hollis has served as a director of Open Port since December 1996. He is president of DRH Strategic Consulting, Inc., which assists clients in developing strategies for leveraging technology and quality practices to improve payments related transaction processing products as well as in finding appropriate acquisitions. From 1981 to 1996 he was an executive vice president of First Chicago Corporation responsible for its technology leadership and its commercial transaction processing businesses. Mr. Hollis serves on the executive committee of the Illinois Institute of Technology's board of trustees and the IIT research institute board of governors. Mr. Hollis also serves as a director of Deluxe Corporation.

   John E. Major has served as a director of Open Port since March 2000. He has served as chief executive officer of the Wireless Internet Solutions Group, a consulting and investment strategy business focused on the convergence of the wireless and Internet industries. Mr. Major served as the chairman and chief executive officer of Wireless Knowledge, a Qualcomm and Microsoft joint venture which provides Internet based solutions for wireless access to corporate information, from November 1998 to November 1999. Prior to that, Mr. Major served as an executive vice president of Qualcomm and as president of its wireless infrastructure division. Prior to joining Qualcomm in 1997, Mr. Major served as senior vice president and staff chief technical officer at Motorola, Inc., a manufacturer of telecommunications equipment, and as senior vice president and general manager for Motorola's worldwide systems group. Mr. Major currently serves on the board of directors of Lennox International Inc., a provider of climate control solutions, Littlefuse, Inc., a manufacturer of fuses, and Verilink Corporation, a manufacturer of network access devices.

   Joseph A. Piscopo has served as a director of Open Port since December 1995. He is a private investor in software and technology firms. He was chairman of Software Artistry, Inc., an Indianapolis software firm, from 1992 to 1998, when it was acquired by IBM. He founded Pansophic Systems, a systems software company in Lisle, Illinois and served as chairman and chief executive officer of the company from 1969 to 1987.

 Key Employees

   Antonio Dutra, a co-founder of Open Port, has served as Vice President of Strategy since 1993. Mr. Dutra has an extensive background in communications services, hardware and software. Prior to founding Open Port, from 1985 to 1993 Mr. Dutra was an independent consultant with a practice focused on email applications, electronic data interchange and fax networking. From 1981 to 1985 Mr. Dutra was a technical manager for CompuServe Inc.

   Michael Flockenhaus has served as the Vice President of Engineering since August 1999. Mr. Flockenhaus joined Open Port in November 1998 as Director of Engineering. From October 1997 to October 1998, Mr. Flockenhaus was vice president of research and development of Cruise Technologies, a developer of wireless thin client technology for the health care industry. From March 1988 to October 1997, Mr. Flockenhaus held several senior management positions at U.S. Robotics, serving most recently as director of modem and telco interface development.

   Joseph M. Fuller has served as Vice President of Finance and Administration since October 1999. Mr. Fuller joined Open Port in January 1996 as Director of Finance and Administration and Controller. From 1994 to 1995, Mr. Fuller was vice president of operations for Crown Mortgage Company, one of the largest privately-owned mortgage companies in Illinois.

   Alvon D. Ramp has served as Vice President of Client Services since January 1996. From December 1993 to January 1996, he was employed at May & Speh, Inc., a computer services outsourcing and direct marketing systems company, where he served as a strategic account consultant, managing relationships with direct marketing accounts.

   James B. Tucker has served as Vice President of Global Business Development since January 2000. From 1994 to 1999, Mr. Tucker served as director of strategic sales initiatives for U.S. Robotics and its successor, 3Com Corporation, where he managed relationships with telecommunications carriers and network service providers. From 1976 to 1994, Mr. Tucker was employed at IBM in various sales and marketing management positions.

   Martin T. Wegner, a co-founder of Open Port, has served since January 1995 as Chief Scientist in our advanced technologies group, which is our principal research and development organization for applications in the area of IP messaging. Working with our Chief

Technical Officer, Mr. Nandyal, Mr. Wegner helped develop the original design of Open Port's messaging architecture. Between April 1990 and January 1995, Mr. Wegner was a co-owner and principal of Frontline Software Technology, a maker of corporate network fax server software which was purchased by Open Port in January 1995.

Board of Directors

   Our business is managed under the direction of our board of directors. Following this offering, the board of directors will be composed of three classes, with each class as nearly equal in number as possible. Upon the expiration of the term of each class of directors, directors comprising that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. Messrs. Holland and Piscopo will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2001. Messrs. Barris, Crotty and Hollis will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2002. Messrs. Major, Nandyal and Storch will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2003. Following this offering, no person will have the right to have its designee elected to our board of directors. All officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

   Our board of directors has established two committees: a compensation committee and an audit committee. Each such committee has two or more members, who serve at the discretion of the board of directors.

   Our compensation committee will consist of Messrs. Barris and Crotty upon completion of this offering. The compensation committee reviews, acts on and reports to the board of directors with respect to various compensation and employee benefit matters. This includes overseeing and making recommendations with respect to the salaries, bonuses, and other compensation paid to our officers and key employees, including the terms and conditions of their employment, and administering all stock option and other benefit plans (except that with respect to participation by persons who are not officers, such stock option and other benefit plans may also be administered by the board of directors or a committee which includes our chairman of the board unless otherwise specified in the applicable plan documents) affecting officers' and key employees' direct and indirect remuneration.

   Our audit committee currently consists of Messrs. Hollis, Major and Piscopo. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including: reviewing the adequacy of our system of internal accounting controls; reviewing the results of the independent auditors' annual audit, including any significant adjustments, management judgements and estimates, new accounting policies and disagreements with management; reviewing the scope and results of our internal auditing procedures; reviewing our audited financial statements and discussing them with management; reviewing the audit reports submitted by the independent auditors; reviewing disclosures by independent auditors concerning relationships with our company and the performance of our independent auditors and annually recommending independent auditors; adopting and annually assessing our committee charter; and preparing such reports or statements as may be required by Nasdaq or the securities laws.

Compensation of Directors

   We have agreed to pay each director who is not one of our employees a fee of $1,500 for each meeting of the board of directors that they attend after completion of this offering. Such persons will also receive stock option grants pursuant to our 2000 Outside Directors Stock Option Plan. See "--Employee Benefit Plans--2000 Outside Directors Stock Option Plan." Messrs. Barris, Crotty, Holland, Hollis, Major and Piscopo are currently eligible to receive such meeting fees and stock option grants. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and meetings of committees of the board of directors. Mr. Hollis received options to purchase 6,666 shares of common stock at an exercise price of $1.13 per share on January 1, 1997 pursuant to our 1995 Non-Employee Stock Option Plan.

Executive Compensation

   The following table sets forth information for the year ended December 31, 1999, regarding the compensation of our Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 1999 were in excess of $100,000. No options or stock appreciation rights were granted to any of the named executive officers in 1999. We use the term "named executive officers" to refer collectively to these individuals later in this prospectus.

                           Summary Compensation Table

                                                        Long-Term
                                          Annual       Compensation
                                       Compensation       Awards
                                    ------------------ ------------
                                                        Securities
                                                        Underlying   All Other
Name and Principal Position    Year Salary($) Bonus($) Options (#)  Compensation
---------------------------    ---- --------- -------- ------------ ------------
Randy S. Storch............... 1999 $190,000     --         --           --
  Chairman of the Board,
  President and Chief
  Executive Officer
Cheryl E. Mayberry............ 1999  125,000     --         --           --
  Senior Vice
  President/General Manager of
  Sales and Marketing
Omprasad S. Nandyal........... 1999  125,400     --         --           --
  Chief Technical Officer and
  Secretary

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values

   The following table provides information about options held as of December 31, 1999 and option exercises during 1999 by the named executive officers. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the fair market value at December 31, 1999, which has been deemed to be $5.63 per share, multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price. Based on the assumed initial public offering price of $11.00 per share, the value of unexercised in-the-money options following the completion of this offering is expected to significantly exceed the value of these options at fiscal year end.

                                                        Number of Securities              Value of Unexercised in-the-
                                                       Underlying Unexercised                   Money Options at
                                                   Options at Fiscal Year End (#)              Fiscal Year End ($)
                                                   ------------------------------         --------------------------------
                           Shares
                         Acquired on     Value
Name                     Exercise (#) Realized ($)  Exercisable        Unexercisable       Exercisable      Unexercisable
----                     -----------  ------------ ---------------    ----------------    --------------   ---------------
Randy S. Storch.........      --           --                 25,555              27,778   $      114,998    $      125,001
Cheryl E. Mayberry......      --           --                 50,806              89,887          228,627           404,492
Omprasad S. Nandyal.....      --           --                 12,777              13,889           57,497            62,501

   In addition, in March 2000, we granted options to acquire 247,587, 66,666, and 93,333 shares, respectively, to Mr. Storch, Ms. Mayberry and Mr. Nandyal. In April 2000, we granted options to acquire 176,000 shares to Mr. Clauer and in May 2000 we granted options to acquire 7,722 and 80,000 shares, respectively, to Mr. Storch and Ms. Cerda. These options have an exercise price of $5.63 per share and generally vest over four years.

Compensation Committee Interlocks And Insider Participation

   Our compensation committee will consist of Messrs. Barris and Crotty upon completion of this offering. During the fiscal year ended December 31, 1999, the compensation committee was comprised of Mr. Storch and two former directors, John C. Aplin and James E. Crawford. Neither of Messrs. Aplin or Crawford serves, or has at any time served, as an officer or employee of Open Port or any of its subsidiaries. Mr. Storch also serves as our Chairman of the Board, President and Chief Executive Officer. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Employment Agreements

   Messrs. Storch and Nandyal each have entered into an employment agreement with us, dated August 1, 1995, which provides, among other things, for certain salary and bonus payments. The agreement provides that Messrs. Nandyal and Storch will receive 12 months and 18 months severance, respectively, if their employment is terminated without "cause" (defined as having been convicted of a crime, engaged in habitual substance abuse, engaged in professional misconduct or failed to perform duties or obligations to us). The agreements provide that Messrs. Nandyal and Storch will each receive six months and nine months severance, respectively, if employment is terminated for "cause" on account of a failure to perform duties or obligations to us. In addition, each of the employees has agreed not to solicit our employees or customers for a period of one year following the termination of employment. The agreement also contains nondisclosure provisions.

   Ms. Mayberry entered into an employment agreement with us dated October 31, 1997, which provides, among other things, for certain salary and bonus payments. In addition, she has agreed not to solicit employees or customers for a period of one year following the termination of employment. The agreement also contains nondisclosure provisions.

   We are currently negotiating with each of Messrs. Storch and Nandyal and Ms. Mayberry with respect to amended and restated employment agreements. We expect that such agreements will be completed prior to completion of this offering. We also plan to enter into employment agreements with Mr. Clauer, our Vice President and Chief Financial Officer, and Ms. Cerda, our Vice President and General Counsel, and certain key employees prior to completion of this offering.

Employee Benefit Plans

 2000 Equity Incentive Plan

   In April 2000, our board of directors approved our 2000 Equity Incentive Plan, subject to the approval of our stockholders. We have authorized an aggregate limit on shares of common stock for issuance under this plan and the 2000 Outside Directors Stock Option Plan. The limit is 1,866,667 shares, plus the number of shares (2,595,385) that are authorized for issuance under our 1995 Incentive Stock Option Plan and our 1995 Non-Employee Stock Option Plan, minus the number of shares (2,415,252 as of May 31, 2000) subject to outstanding or exercised options under the 2000 Equity Incentive Plan, the 2000 Outside Directors Stock Option Plan, the 1995 Incentive Stock Option Plan and the 1995 Non-Employee Stock Option Plan. The number of authorized shares will automatically increase each May 1, beginning on May 1, 2001 and ending on the May 1 preceding the date on which the plan is terminated, by 5% of the number of our then outstanding shares of common stock, or by 1,333,333 shares, whichever is less. The plan also includes limits on the number of shares which may be subject to awards granted to any person in a calendar year.

   The plan is for the benefit of all employees, directors, officers, consultants, suppliers, contractors and certain other providers of service to us. The plan will become effective upon approval by our stockholders. No options or other awards will be granted under this plan prior to effectiveness of this registration statement.

   The plan may be administered by our compensation committee or any other committee approved by the board of directors, provided that all awards to officers and directors must be approved by the compensation committee. The committee will have the power, subject to the terms of the plan, to interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan including: determining when, to whom and what type and amounts of awards should be granted, accelerating the exercisability of awards, accelerating or waiving terms and conditions of awards, extending the time awards may be exercised, and in certain circumstances rescinding any exercise, payment or delivery of shares and requiring the repayment from the grantee of any gain realized or payment received as a result of the exercise, payment or delivery so rescinded.

   We may issue two types of stock options under the plan: incentive stock options, or ISOs, which are intended to qualify under Section 422 of the Internal Revenue Code and non-qualified stock options. The options have a 10-year term. The exercise price of each ISO granted under the plan must be at least equal to the fair market value of a share of common stock on the date the option is granted and if the employee owns more than 10% of our stock, at least 110% of the fair market value of the underlying stock on the date of grant. The exercise price for non-qualified stock options will be determined by the committee on the date of grant. The option exercise price may be paid in cash or, if permitted by the committee, in stock (including restricted stock) or by a "cashless exercise" through a broker. An option or other award becomes exercisable at the time or times determined by the committee.

   Incentive stock options are not transferable. To the extent permitted in the award agreement, awards other than ISOs may be transferred to certain family members, family trusts, family partnerships or similar entities.

   Stock appreciation rights, or SARs, may be granted under the plan either alone or in conjunction with all or part of any stock option granted under the plan. A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per SAR equal to the excess of the fair market value at the date of exercise of a share of common stock over a specified price fixed by the committee.

   Restricted stock, performance shares, performance units, deferred shares, bonus shares, reload options and cash-based awards may also be granted under the plan. The committee will determine the purchase price, performance period and performance goals, if any, with respect to any grant of restricted stock, performance shares, performance units, deferred shares, bonus shares or cash-based awards.

   Except as otherwise determined by the committee:

  . If an employee is terminated for cause (as defined in the plan), all unvested or unexercised awards will terminate and be forfeited and, in the case of restricted stock, we will refund to the employee the amount, if any, paid to purchase the stock.

  . In the event of death or disability of an employee, any restricted stock and deferred shares will become vested; any option, ISO or SAR will vest immediately and may be exercised by the grantee's personal representative, beneficiary or by the individual receiving such option, ISO or SAR by will or by descent; and any performance shares, performance units or cash-based awards will be paid on a pro rata basis.

  . If an employee terminates for any other reason, any restricted stock or deferred shares to the extent forfeitable will be forfeited, subject to the refund to the employee of the amount, if any, paid to purchase restricted stock, the then-exercisable portion of any unexercised option or SAR may be exercised for three months and any unexercised performance shares, performance units or cash-based awards will terminate immediately.

   Upon a change of control as defined in the plan, restricted stock and deferred shares may immediately become vested. Options, ISOs and SARs may also vest upon a change of control, if not already vested, to the extent specified in the plan or applicable award or employment agreements. All performance shares, performance units and cash-based awards will be paid out on a pro rata basis to the extent specified in the plan or applicable award or employment agreements.

   The committee may amend, suspend or terminate the plan at any time. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The plan will terminate on the 10th anniversary of its effective date unless it is terminated earlier by our board of directors.

 2000 Outside Directors Stock Option Plan

   In April 2000, our board of directors approved the 2000 Outside Directors Stock Option Plan, subject to the approval of our stockholders. The plan will become effective upon approval by our stockholders. No options or other awards will be granted under this plan prior to effectiveness of this registration statement. We have authorized an aggregate limit on shares of common stock for issuance under this plan and the 2000 Equity Incentive Plan. See "--Employee Benefit Plans--2000 Equity Incentive Plan."

   The 2000 Outside Directors Stock Option Plan provides for the grant of stock options to eligible directors. An eligible director is any director who is not (at the time of grant) an employee of the company. Each eligible director will receive on the date this offering is completed, on the date of the 2001 annual meeting, and every annual meeting thereafter, an automatic grant of an option to purchase 5,000 shares, provided in case of grants after completion of this offering that the eligible director is either elected to serve at such annual meeting, or continues to serve through the date of such meeting as a previously elected director in a class whose term does not expire at such annual meeting. Each eligible director elected to the board between annual meeting grant dates will receive on the date of election an automatic annual grant of an option to purchase a reduced number of shares proportional to the time remaining until the next regular automatic grant date.

   The exercise price for the options granted upon the closing of this offering will be the initial public offering price, and the exercise price for all other options granted under the plan will be the fair market value of our common stock on the date of grant. All options become vested and exercisable in three equal annual installments on the first three anniversaries of the grant date or the date preceding the related scheduled annual meeting of stockholders, if earlier. Each option has a ten-year term, but will terminate 90 days after a grantee ceases to be a director (180 days if he or she ceases to be a director because of disability or death). Options vest and become exercisable for 180 days if the grantee ceases to be a director due to disability or death. In addition, all options become vested and exercisable upon a change of control as defined in the plan.

   The exercise price may be paid in cash, or if permitted by the board by turning in currently owned shares, or by "cashless exercise" through a broker. Options are not transferable during the grantee's lifetime except to certain family members, family trusts, family partnerships or similar entities.

   The plan is administered by our board of directors. Our board may amend or terminate the plan at any time. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The plan will terminate on the 10th anniversary of its effective date unless it is terminated earlier by our board of directors.

 1995 Stock Option Plans

   In October 1995, our board of directors and stockholders adopted our 1995 Incentive Stock Option Plan and our 1995 Non-Employee Stock Option Plan. The plans have since been amended from time to time. The Incentive Plan provides for the grant of options, which may be ISOs, to employees. The Non-Employee Plan provides for the grant of non-qualified stock options to members of our board, consultants, suppliers, contractors and certain other providers of services to us. We have reserved an aggregate of 2,595,385 shares of our common stock for issuance pursuant to awards under these stock option plans. If an option terminates or expires without having been exercised in full, the shares subject to such option continue to be available under our stock option plans. Options granted under these stock option plans generally expire ten years after the date of grant.

   As of May 31, 2000, options to purchase an aggregate of 2,132,733 shares of common stock were outstanding to employees under the Incentive Plan and options to purchase an aggregate of 31,917 shares of common stock were outstanding under the Non-Employee Plan. No further options will be granted under these plans after completion of this offering. However, the number of shares of our common stock reserved under these plans before the offering that are not committed by outstanding or exercised options will be available for grant under our 2000 Equity Incentive Plan and the 2000 Outside Directors Stock Option Plan.

   The 1995 stock option plans are administered by one or more committees designated by the board, which has the authority to determine who receives options and the number of shares that may be purchased. All options are granted at an exercise price determined by our board equal to or greater than the fair market value of the underlying stock on the date of grant. Our board may amend or terminate the plan at any time. However, any amendment which increases the number of shares reserved under the plans or materially changes the persons eligible for awards is subject to the approval of our stockholders.

   Options under the Incentive Plan become vested and exercisable as follows unless otherwise provided in the applicable award agreement: 25% on the first anniversary of the date of grant and monthly thereafter for a 36-month period. Options under the Non-Employee plan become vested and exercisable in three equal annual installments unless otherwise provided in the applicable option agreement. Upon a change of control as defined in the plan, options under the Incentive Plan will vest, if not already vested, unless otherwise provided by the committee, to the extent they would have been vested if they had been granted three years prior to the change of control, and options under the Non-Employee Plan become fully vested and exercisable.

   Except as otherwise provided in the option agreement, upon termination of employment (for options under the Incentive Plan) or service (for options under the Non-Employee Plan), the nonvested portion of an option terminates, and the vested portion must be exercised if at all within 30 days following termination of employment or within three months following termination of service. Options are not transferable during the grantee's lifetime, except that options under the Non-Employee Plan, and options under the Incentive Plan if the option agreement so provides, may be transferred to certain family members, family trusts, family partnerships or similar entities. The exercise price may be paid in cash or, if permitted by the committee, by turning in currently owned shares or by "cashless exercise" through a broker.

 Employee Stock Purchase Plan

   In April 2000, our board approved our 2000 Employee Stock Purchase Plan, subject to the approval of our stockholders. The plan will become effective upon approval by our stockholders. No options or other awards will be granted under this plan prior to effectiveness of this registration statement. We have authorized a total of 480,000 shares of common stock for issuance under the plan. The number of authorized shares automatically increases each May 1, beginning on May 1, 2001 and ending on the May 1 preceding the date on which the plan is terminated, by 1% of our then outstanding shares of common stock or by 266,667 shares, whichever is less. Our compensation committee will administer the plan. The first enrollment period under the plan will begin on the first day of the first calendar quarter that begins at least 30 days after this offering becomes effective, or such other date designated by the committee.

   Employees generally will be eligible to participate in the plan if they are employed for at least six months as of the beginning of the applicable offering period and they are customarily employed by us, or any of our subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year. Employees are not eligible to participate in the plan if they hold 5% or more of our outstanding stock, or would become 5% stockholders as a result of their participation in this plan, or are non-U.S. employees barred from participation by the laws of their own country, or are members of a collective bargaining unit.

   Under the plan, eligible employees will be able to acquire shares of our common stock through payroll deductions. Eligible employees may elect payroll deductions between 1% and 10% of their cash compensation, or a dollar amount, up to $15,000 (or such higher or lower amount determined by the committee) for the enrollment period, and are subject to maximum purchase limitations. Participation in this plan will end automatically upon termination of employment for any reason. Each enrollment period under the plan will be six months or such other period (not longer than 27 months) as the committee may designate. A new enrollment period will begin on the semiannual anniversary of the commencement of the prior enrollment period or on such other date as the committee designates. The purchase price for common stock under the plan will be 85% of the fair market value of our common stock on the first day of the applicable enrollment period or on the date of purchase, whichever is less.

   The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. The plan will terminate on the day prior to the 10th anniversary of the approval of the plan by our board of directors unless it is terminated earlier by the board. The board may amend or terminate the plan at any time.

 401(k) Plan

   We have adopted a 401(k) retirement savings plan. This plan is available to all employees other than nonresident aliens with no U.S. source income. Beginning on the first day of the quarter following date of hire, an employee may contribute, on a pretax basis, 1% to 15% of the employee's compensation from us, subject to certain limitations under the Internal Revenue Code. In our discretion, we may match the employee's contributions at such rate as we determine or make other contributions on behalf of the employees. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all, or some combination of the mutual funds offered under the plan. Employee contributions are fully vested and non-forfeitable. Employer contributions vest over a six-year period.

                           RELATED PARTY TRANSACTIONS

   Our policy is that all transactions between Open Port and its executive officers, directors and principal stockholders occurring outside the ordinary course of business be on terms no less favorable than could be obtained from unaffiliated third parties or be subject to the approval of our disinterested directors.

   Series D Preferred Stock. In April 1999, we sold an aggregate of 935,454 shares of Series D convertible preferred stock at a cash purchase price of $3.207 per share to 11 investors. All outstanding shares of Series D preferred stock will automatically convert into an aggregate of 495,785 shares of common stock upon completion of this offering. The following directors and 5% beneficial owners of Open Port common stock purchased shares of Series D preferred stock convertible upon completion of this offering into the number of shares of common stock indicated:

                                  Number of Series D
        Name                      Conversion Shares
        ----                      ------------------
        Battery Ventures III,
         L.P....................       100,550
        Frontenac VI Limited
         Partnership............       129,151
        New Enterprise
         Associates VII, Limited
         Partnership............       108,247
        NEA Presidents' Fund,
         L.P....................         1,652
        Donald R. Hollis
         (including a related
         stockholder)...........        82,631
        Joseph A. Piscopo.......        23,466
        Royce J. Holland........         1,560

   Mr. Crotty, one of our directors, is a general partner of Battery Ventures, the general partner of Battery Ventures III, L.P. James Crawford, a former director, is a general partner of Frontenac Company, the general partner of Frontenac VI Limited Partnership. Mr. Barris, one of our directors, is the general partner of: (a) NEA Partners VII, Limited Partnership, the general partner of New Enterprise Associates VII, Limited Partnership and (b) NEA General Partners, L.P., the general partner of NEA Presidents' Fund, L.P.

   Series E Preferred Stock. In January 2000, we sold an aggregate of 17,436,746 shares of our Series E convertible participating preferred stock. 15,527,950 of such shares were sold at a cash purchase price of $1.61 per share to 26 investors and 1,908,796 of such shares were issued to ten investors pursuant to the conversion of the principal of and interest on the subordinated convertible promissory notes described below which were issued in September 1999. The Series E preferred stock will automatically convert into an aggregate of 4,707,904 shares of common stock upon completion of this offering. The following directors and investors affiliated with 5% beneficial owners of Open Port purchased shares of Series E preferred stock convertible upon completion of this offering into the number of shares of common stock indicated:

                                  Number of Series E
        Name                      Conversion Shares
        ----                      ------------------
        Battery Ventures III,
         L.P....................        136,335
        Brookside Capital
         Partners Fund, L.P.....      1,677,018
        CID Equity Capital V,
         L.P....................         71,804
        CID Mezzanine Capital,
         L.P....................         48,829
        Frontenac VI Limited
         Partnership............        110,380
        New Enterprise
         Associates VII, Limited
         Partnership............         94,097
        Joseph A. Piscopo.......         20,055
        WPG Raytheon Networking
         Fund, L.P..............        287,633
        WPG Institutional
         Software Fund, L.P.....        195,204
        WPG Raytheon Software
         Fund, L.P..............        138,228
        WPG Networking Fund,
         L.P....................        116,103
        WPG Software Fund,
         L.P....................         85,821
        WPG Institutional
         Networking Fund, L.P...         13,002

   Mr. Crotty, one of our directors, is a general partner of Battery Ventures, the general partner of Battery Ventures III, L.P. James Crawford, a former director, is a general partner of Frontenac Company, the general partner of Frontenac VI Limited Partnership. Mr. Barris, one of our directors, is the general partner of NEA Partners VII, Limited Partnership, the general partner of New Enterprise Associates VII, Limited Partnership. In addition, Raj Mehra, the general partner of WPG Raytheon Software Fund, L.P., WPG Software Fund, L.P., WPG Institutional Software Fund, L.P., WPG Raytheon Networking Fund, L.P., WPG Networking Fund, L.P. and WPG Institutional Networking Fund, L.P., purchased shares of Series E preferred stock which will convert into 2,515 shares of common stock upon completion of this offering.

   Bridge Financing. In September 1999, we entered into a subordinated convertible promissory note purchase agreement with certain of our existing investors, including Battery Ventures III, L.P., CID Equity Capital V, L.P., CID Mezzanine Capital, L.P., Frontenac VI Limited Partnership, New Enterprise Associates VII, Limited Partnership and Mr. Piscopo, one of our directors, whereby we authorized the issuance of subordinated convertible promissory notes in the original aggregate principal amount of up to $3.0 million. Interest accrued on the outstanding amounts at a rate of 1% above the prime rate of interest. We issued $3.0 million aggregate principal amount of these notes in three installments between September 1999 and November 1999. All of the notes issued in connection with this facility were converted to Series E preferred stock in connection with the Series E preferred stock financing.

   Voting and Co-Sale Agreement. In July 1995, in connection with our Series A preferred stock financing, Open Port, the holder of the Series A preferred stock and the holders of the then outstanding common stock, entered into a voting and co-sale agreement, which was subsequently amended and restated in connection with our Series B preferred stock financing in March 1996, April 1996 and March 1997, our Series C preferred stock financing in June 1998, our Series D preferred stock financing and our Series E preferred stock financing. As of the completion of the Series E preferred stock financing, the parties to the voting and co-sale agreement included Open Port, each of the holders of our existing preferred stock and the following founding stockholders: Messrs. Storch, Nandyal, Dutra and Wegner and Gordon Kapes, as well as certain stockholders affiliated with certain of these founding stockholders. The voting and co-sale agreement will terminate upon completion of this offering.

   Registration Rights Agreement. In July 1995, in connection with the Series A preferred stock financing, we and the holder of Series A preferred stock, entered into a registration rights agreement, which was subsequently amended and restated in connection with each of the Series B preferred stock financing, the Series C preferred stock financing, the Series D preferred stock financing and the Series E preferred stock financing, at which time each holder of existing preferred stock became a party to that agreement. Pursuant to the registration rights agreement, each holder of existing preferred stock and each of our founding stockholders have certain registration rights with respect to their shares of common stock including common stock to be issued upon conversion of our preferred stock.

   CID Loan and Warrant. In June 1998, we entered into a note and warrant purchase agreement with CID Mezzanine Capital, L.P., which was later amended in December 1998, February 1999, and April 1999. This agreement authorized us to issue up to an aggregate of $5.0 million in principal amount of our 11% subordinated notes to CID Mezzanine. As of December 31, 1999, we had issued all $5.0 million in subordinated notes under this facility. The proceeds of these loans have been used for working capital and other general corporate purposes. In connection with the issuance of these subordinated notes, in June 1998 we granted CID Mezzanine warrants to purchase up to 370,310 shares of Series C preferred stock (103,686 shares of common stock upon completion of this offering) at an exercise price of $0.01 per share. All outstanding subordinated notes are due and payable on July 1, 2001. We also entered into a security agreement with CID Mezzanine which granted a security interest in all of our assets, and agreed that upon exercise of the warrants, CID would become a party to the voting and co-sale agreement and the registration rights agreement between us and various investors. CID Mezzanine is an affiliate of CID Equity Capital III, L.P. and CID Equity Capital V, L.P. We intend to repay the outstanding balance under this mezzanine debt facility with a portion of the net proceeds from this offering. See "Use of Proceeds."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding ownership of our common stock, as of May 31, 2000, by:

  . each person known to us to own beneficially more than 5% of our outstanding common stock;

  .  each of our directors;

  .  each of our executive officers named in the summary compensation table;
     and

  .  all of our directors and executive officers as a group.

   The beneficial ownership of our common stock set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission. As of May 31, 2000, we had 15,281,847 shares of common stock outstanding, assuming conversion of all of our outstanding preferred stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 2000 are considered outstanding, while these shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

                                                                Percent of
                                Shares Beneficially Owned(1)     Ownership
                                ---------------------------- -----------------
                                          Warrants
                                 Common     and               Before   After
Name of Beneficial Owner          Stock   Options    Total   Offering Offering
------------------------        --------- -------- --------- -------- --------
CID Equity Capital III, L.P.    1,641,063 103,686  1,744,749   11.4%       9.0%
 (2)...........................
 One American Sq., Suite 2850
 Indianapolis, IN 46282

Brookside Capital Partners
 Fund,
 L.P. (3)...................... 1,677,018     --   1,677,018   11.0        8.7
 2 Copley Place
 Boston, MA 02116

Frontenac VI Limited            1,660,067     --   1,660,067   10.9        8.6
 Partnership (4)...............
 135 South LaSalle, Suite 3800
 Chicago, IL 60603

New Enterprise Associates VII,
 Limited Partnership (5)....... 1,413,349     --   1,413,349    9.2        7.3
 11911 Freedom Drive
 Reston, VA 20190

Battery Ventures III, L.P.      1,342,308     --   1,342,308    8.8        7.0
 (6)...........................
 20 William Street, Suite 200
 Wellesley, MA 02181

WPG Software Fund, L.P. (7)....   838,506     --     838,506    5.5        4.3
 One New York Plaza
 New York, NY 10004

Randy S. Storch (8)............   493,333  33,333    526,666    3.4        2.7

Cheryl E. Mayberry.............   113,564  78,163    191,727    1.3        1.0

Omprasad S. Nandyal (9)........   493,332  16,606    509,998    3.3        2.6

Michael B. Clauer..............       --      --         --     --         --

Clarissa Cerda.................       --      --         --     --         --

Peter J. Barris (10)........... 1,413,349     --   1,413,349    9.2        7.3


                                                                Percent of
                                Shares Beneficially Owned(1)     Ownership
                                ---------------------------- -----------------
                                          Warrants
                                 Common     and               Before   After
Name of Beneficial Owner          Stock   Options    Total   Offering Offering
------------------------        --------- -------- --------- -------- --------
Thomas J. Crotty (11).......... 1,342,308     --   1,342,308    8.8%     7.0%

Royce J. Holland...............    18,728     --      18,728      *        *

Donald R. Hollis (12)..........   149,116     416    149,393    1.0        *

John E. Major..................       --      --         --     --       --

Joseph A. Piscopo..............   301,594     --     301,594    2.0      1.6

All directors and executive
 officers as a group (11
 persons)...................... 4,325,324 128,578  4,453,902   29.1%    23.1%

--------
 * Represents beneficial ownership of less than one percent of the outstanding common stock.
 (1) This tables assumes that all of our outstanding shares of preferred stock will be converted into common stock, that the voting and co-sale agreement between our existing preferred stockholders and our founding stockholders will be terminated upon completion of this offering and that the proxies granted to Mr. Storch by certain employees will be terminated upon completion of this offering. See "Related Party Transactions-Voting and Co-sale Agreement."
 (2) Includes 236,983 shares held by CID Equity Capital V, L.P., an affiliate of CID Equity Capital III, L.P, and 48,829 shares held and 103,686 shares subject to warrants held by CID Mezzanine Capital, L.P., an affiliate of CID Equity Capital III, L.P. CID Equity Partners II is the general partner of CID Equity Capital III, L.P. The general partners of CID Equity Partners II are John C. Aplin, John T. Hackett and Kevin E. Sheehan.

 (3) Brookside Capital Investors, L.P. is the sole general partner of Brookside Capital Partners Fund, L.P. Brookside Capital Investors, Inc. is the sole general partner of Brookside Capital Investors, L.P. W. Mitt Romney is the sole stockholder of Brookside Capital Investors, Inc., and Mr. Romney is thus the controlling person of Brookside Capital Partners Fund, L.P.

 (4) Voting and dispositive power over such shares is shared by Frontenac Company, the general partner of Frontenac VI Limited Partnership, and by Paul D. Carbery, James E. Cowie, James E. Crawford III, Rodney L. Goldstein, Martin J. Koldyke, M. Laird Koldyke, Roger S. McEniry, Laura P. Pearl and Jeremy H. Silverman, the general partners of Frontenac Company.

 (5) Includes 28,081 shares held by NEA Presidents' Fund, L.P., an affiliate of New Enterprise Associates VII, Limited Partnership. NEA Partners VII, Limited Partnership is the sole general partner of New Enterprise Associates VII, Limited Partnership and exercises sole voting and investment control with respect to all shares held of record by New Enterprise Associates VII, Limited Partnership. Peter J. Barris, Nancy L. Dorman, Ronald H. Kase, Richard Kramlich, Arthur J. Marks, Thomas C. McConnell, Peter T. Morris, John M. Nehra, Charles W. Newhall III, and Mark W. Perry are the general partners of NEA Partners VII, Limited Partnership. Includes 1,651 shares held by NEA Ventures 1997, L.P. New Enterprise Associates VII, Limited Partnership disclaims beneficial ownership of the shares held by NEA Ventures 1997, L.P.
 (6) Voting and dispositive power over such shares is shared by Battery Partners III, L.P., the sole general partner of Battery Ventures III, L.P., and by Richard D. Frisbie, Robert G. Barrett, Howard Anderson, Oliver D. Curme, Thomas J. Crotty, Kenneth P. Lawler and Todd A. Dagres, the general partners of Battery Partners III, L.P.
 (7) Includes 195,204 shares held by WPG Institutional Software Fund, L.P., 138,228 shares held by WPG Raytheon Software Fund, L.P., 13,002 shares held by WPG Institutional Networking Fund, L.P., 116,103 shares held by WPG Networking Fund, L.P., 287,633 shares held by WPG Raytheon Networking Fund, L.P. and 2,515 shares held by Raj Mehra, affiliates of WPG Software Fund, L.P and of each other. Weiss, Peck & Greer, L.L.C., the general partner of WPG Software Fund, L.P., is wholly owned by Robeco Group, N.V., a Dutch money management firm that is 50% owned by Rabobank Group, a commercial bank, and 50% owned by shareholders of various investment funds advised by Robeco Group, N.V.
 (8) Includes 20,000 shares held in the name of Mark L. Gordon, trustee of the Deborah S. Storch Generation-Skipping Trust of 1998 and 20,000 shares held in the name of Mark L. Gordon, trustee of the Randy S. Storch Generation-Skipping Trust of 1998. Mr. Storch disclaims beneficial ownership of these shares.
 (9) Includes 13,333 shares held in the name of Srinath Nandyal, trustee of the Omprasad Srinath Nandyal Generation-Skipping Trust of 1998, and 13,333 shares held in the name of Srinath Nandyal, trustee of the Shubha Omprasad Nandyal Generation-Skipping Trust of 1998. Mr. Nandyal disclaims beneficial ownership of these shares.
(10) Mr. Barris shares voting and dispositive power over such shares in his capacity as a general partner of: (a) NEA Partners VII, Limited Partnership, the general partner of New Enterprise Associates VII, Limited Partnership; (b) NEA General Partners, L.P., the general partner of NEA Presidents' Fund, L.P.; and (c) NEA Ventures 1997, L.P. Mr. Barris does not directly own any shares of our common stock.
(11) Mr. Crotty shares voting and dispositive power over such shares in his capacity as a general partner of Battery Ventures, the general partner of Battery Ventures III, L.P. Mr. Crotty does not directly own any shares of our common stock.
(12) Includes 109,998 shares held in the name of the Hollis Family Limited Partnership #1 f/k/a Hollis Family Limited Partnership.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our certificate of incorporation will provide that our authorized capital stock consists of 80 million shares of common stock, $.001 par value, and ten million shares of preferred stock, $.001 par value. As of May 31, 2000, there were 3,450,565 shares of common stock outstanding, which were held of record by approximately 81 stockholders. An additional 11,831,282 shares of common stock will be issued to approximately 48 stockholders upon the closing of this offering as the result of mandatory conversion of our outstanding preferred stock. Upon closing of this offering, there will be no shares of preferred stock outstanding.

Common Stock

   Holders of common stock will be entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the board of directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Open Port, the holders of common stock will be entitled to receive ratably the net assets of Open Port available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

Preferred Stock

   Under our certificate of incorporation, we will be authorized to issue 10 million shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend, conversion, voting and redemption rights and terms, as well as liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of that series of preferred stock.

Registration Rights of Stockholders

   Following this offering, holders of an aggregate of 13,804,625 shares of our outstanding common stock and holders of warrants to purchase 380,733 shares of our common stock will be entitled to rights with respect to registration of these shares of common stock under the Securities Act. Subject to limitations provided in the agreement and those in lock-up agreements that these stockholders have signed relating to this offering, these stockholders have the right, beginning six months after completion of this offering, in certain circumstances to require us to register their shares of common stock under the Securities Act. We have granted up to four company-paid demand registration rights to the holders of our outstanding preferred stock, each such demand right being exercisable by any such holder or holders owning not less than 5% of the common stock issuable upon conversion of the Series E preferred stock or 7.6% of the common stock issuable upon conversion of any other series of preferred stock. With respect to any demand registration, including those described in the next paragraph, we are not required to, but may, include shares held by other holders of preferred stock in such registration statement.

   In addition, we have granted up to three other demand registration rights to the purchasers of Series E preferred stock as a group (provided that the holders of Series E preferred stock may not demand more than four registrations, including registrations that were demanded by the holders of Series E preferred stock pursuant to the registration rights described in the preceding paragraph). These demand registration rights are exercisable by any stockholder holding not less than 5% of the common stock issuable upon conversion of the Series E preferred stock. These demand rights may first be exercised 120 days after this offering, requiring us to use our best commercial efforts to cause a registration statement to become effective on the 181st day after the effectiveness of this registration statement and to keep such registration statement effective for 180 days. Any such demand registration will be underwritten only if requested by the holders of a majority of the common stock issuable upon conversion of the Series E preferred stock included in such registration. The holders of Series E preferred stock have agreed that they will not offer or sell securities pursuant to a registration statement without giving us 10 days' notice.

   If we propose to register our securities under the Securities Act after this offering, these stockholders and the holder of warrants to purchase up to 381,857 shares of our common stock will be entitled to notice of the registration and to include their shares in the registration, provided that the underwriters of the proposed offering will have the right to limit the number of shares included in the registration. We must pay for all expenses in connection with these registrations, other than any underwriters' discounts and commissions.

Options and Warrants

   As of May 31, 2000, options to purchase an aggregate of 180,133 shares of common stock were available for future grants under the 1995 Stock Option Plan. There were 2,164,650 options outstanding under the plan at a weighted average exercise price of $5.00 per share, of which 382,667 were exercisable as of May 31, 2000.

   As of May 31, 2000, 414,681 shares of common stock were issuable upon the exercise of outstanding warrants with a weighted average exercise price of $4.41 per share. Upon the closing of this offering, we will have outstanding warrants as follows:

                                               Exercise Price
Holder                        Number of Shares   Per Share    Expiration Date
------                        ---------------- -------------- ----------------
Comdisco, Inc................      19,663          $ 3.05     November 7, 2005

Comdisco, Inc................      14,285            4.20     August 15, 2006

Third Coast Venture
 Lease Partners I, L.P.......       5,530            7.23     June 22, 2008


                                           Exercise Price
Holder                    Number of Shares   Per Share       Expiration Date
------                    ---------------- -------------- ---------------------
CID Mezzanine Capital,        103,686          $0.04      The third anniversary
 L.P....................                                  of the date the loan
                                                          is repaid. See "Use
                                                          of Proceeds."

Silicon Valley Bank.....       21,000           7.23      January 28, 2004

Deutsche Bank Securities
 Inc....................      250,517           6.04      October 22, 2004

Indemnification and Limitation of Liability

   Upon the closing of this offering, our certificate of incorporation will provide that no director of Open Port shall have any personal liability to Open Port or its stockholders for breach of fiduciary duty as a director, except for liability:

  . for breach of the director's duty of loyalty to Open Port or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   As a result of this provision, Open Port and our stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   Upon the closing of this offering, our by-laws will provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Such indemnification may include, if we so decide, the right of the indemnified party to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. In addition, our certificate of incorporation provides that our employees and other agents, may be indemnified in accordance with the Delaware General Corporation Law to the extent determined by our board of directors in its sole discretion.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and By-laws

   Some provisions of Delaware law, our certificate of incorporation and by-laws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

 Section 203 of Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

  . the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

 Classified Board of Directors

   Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

 Number of Directors; Removal; Vacancies

   Our by-laws will provide that we have at least three directors, with the exact number fixed by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of the remaining directors then in office. Our certificate of incorporation will provide that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

 Special Meetings of Stockholders; Limitations on Stockholder Action By Written Consent

   Our certificate of incorporation will provide that special meetings of our stockholders may be called only by a majority of the board of directors, the chairman of the board or the chief executive officer. In addition, the certificate of incorporation will provide that, following the closing of this offering, our stockholders may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the board of directors.

 Advance Notice Requirements for Stockholder Proposals and Nomination of
Directors

   Our by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice.

 Consideration of Constituencies with respect to Acquisitions

   Our certificate of incorporation will provide that in determining whether an acquisition proposal is in the best interests of Open Port and its stockholders, our board of directors may, to the extent permitted by law, consider all factors it deems relevant, including the effects of the acquisition upon employees, suppliers, customers and the communities in which we are located.

 Amendments; Supermajority Vote Requirements

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws will impose supermajority vote requirements in connection with the amendment of provisions of our certificate of incorporation and by-laws, including those provisions relating to the classified board of directors, stockholder action by written consent and the ability of stockholders to call special meetings.

 Ability to Adopt Stockholder Rights Plan

   The board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of Open Port by means of a merger, tender offer, proxy contest or otherwise if the board of directors determines that such change in control is not in the best interests of our stockholders.

Transfer Agent

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

Listing

   We have applied to list our shares of common stock on the Nasdaq National Market under the symbol "OPRT."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Following this offering, we will have 19,281,847 shares of common stock outstanding. All the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining 15,281,847 shares of common stock outstanding following this offering will be "restricted securities" as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Taking into account the lock-up agreements described below and assuming Deutsche Bank Securities Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . on the date of this prospectus, 4,001,808 shares (including the 4,000,000 shares sold in this offering) will be immediately available for sale in the public market;

  . 180 days after the date of this prospectus, approximately 10,572,135 shares will be eligible for sale, 4,250,861 of which will be subject to volume, manner of sale and other limitations under Rule 144; and

  . the remaining 4,707,904 shares may be eligible for sale as early as the 181st day after the date of this prospectus if the holders of these shares exercise the demand registration rights described below; otherwise such shares will be eligible for sale under Rule 144 from time to time upon the expiration of various one-year holding periods.

   Lock-up Agreements. We have agreed with the underwriters that we will not, without the prior written consent of Deutsche Bank Securities Inc., issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, except that we may grant options to purchase shares of common stock under our employee benefit plans, and issue shares of common stock upon the exercise of outstanding options and warrants.

   Our officers, directors and substantially all of our stockholders have agreed that they will not, without the prior written consent of Deutsche Bank Securities Inc., offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of this prospectus.

   Rule 701. Shares issuable upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act, subject to certain Rule 144 limitations and to the lock-up agreements. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus by persons other than affiliates.

   Rule 144. In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of common stock, or
     approximately        shares immediately after this offering; or

  . the average weekly trading volume in the common stock on the Nasdaq Stock Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements.

   Persons deemed to be our affiliates must always sell pursuant to Rule 144, even after expiration of the 144(k) holding period described below. In other words, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock which are not restricted securities.

   Rule 144(k). Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

   Employee Benefit Plans. As of May 31, 2000, there were options outstanding to purchase 2,164,650 shares of common stock pursuant to our stock option plans. We intend to file, after the effective date of this offering, one or more registration statements on Form S-8 to register the shares of common stock reserved for issuance under our stock option plans. The registration statement on Form S-8 will become effective automatically upon filing. Shares issued under our 1995 Stock Option Plan, after the filing of a registration statement on Form S-8 may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

   Registration Rights. In addition, following this offering, the holders of 13,804,625 shares of outstanding common stock and the holders of warrants to purchase 380,773 shares of common stock will, under some circumstances, have rights to require us to register their shares for future sale. These include the demand registration rights we granted to the holders of our Series E preferred stock, which will convert into 4,707,904 shares of common stock upon completion of this offering. We expect these registration rights to be exercised. If exercised, these rights would require us to use our best commercial efforts to cause a registration statement under the Securities Act, to become effective on the 181st day, after the effectiveness of this registration statement and to keep such registration statement effective for 180 days. Registration of these shares would result in these shares becoming freely tradable without restriction under the Securities Act provided the shares are not purchased by any of our affiliates. See "Description of Capital Stock--Registration Rights of Stockholders."

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., FleetBoston Robertson Stephens Inc., and Dain Rauscher Incorporated, have severally agreed to purchase from us the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
Deutsche Bank Securities Inc..........................................
FleetBoston Robertson Stephens Inc....................................
Dain Rauscher Incorporated............................................
                                                                       ---------
  Total............................................................... 4,000,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $       per share. The underwriters may allow, and these dealers may re-
allow, a concession of not more than $        per share to other dealers. After
the initial public offering, the offering price and other selling terms may be changed by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered in this offering. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered in this offering. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 4,000,000 shares are being offered.

   The underwriting fee is equal to the initial public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                 Total Fees
                          ---------------------------------------------------------
                                         Without Exercise Of  With Full Exercise Of
                          Fee Per Share Over-Allotment Option Over-Allotment Option
                          ------------- --------------------- ---------------------
Fees paid by Open Port..      $                 $                     $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,450,000.

   We have agreed to indemnify the underwriters against certain specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors, certain stockholders and certain holders of options and warrants to purchase our stock, has agreed not to offer, sell, sell short, contract to sell, transfer, hypothecate, pledge or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, directly or indirectly, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 400,000 shares for our directors, officers, employees, vendors, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

   In January 2000, we sold shares of our Series E preferred stock in a private placement at a price of $1.61 per share. Each share of Series E preferred stock is convertible at the option of the holder into approximately 0.27 shares of our common stock. In conjunction with this private placement, Deutsche Bank Securities Inc. received a warrant dated as of October 22, 1999 to purchase 250,517 shares of common stock at an exercise price of $6.04 per share. The exercise price per share under the warrant issued to Deutsche Bank Securities Inc. is the same price per share paid by the investors in the private placement. In addition, persons affiliated with Deutsche Bank Securities Inc. purchased Series E preferred stock on the same terms as the other investors in the private placement. Deutsche Bank Securities Inc. is deemed the beneficial owner of 48,136 shares of Series E preferred stock.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors to be considered in determining the public offering price are:
  .  prevailing market conditions;
  .  our results of operations in recent periods;
  .  the present stage of our development;
  . the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and
  .  estimates of our business potential.
   The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Open Port by Sonnenschein Nath & Rosenthal, Chicago, Illinois. Certain legal matters with respect to this offering will be passed upon for Open Port by Gordon & Glickson LLC, Chicago, Illinois. Gordon & Glickson LLC owns 17,346 shares of our common stock. Certain legal matters with respect to this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements of Open Port as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and any amendments with respect to the common stock we are offering hereby. This prospectus is a part of the registration statement and includes all of the information which we believe is material to you in considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. With respect to each such contract or other document filed as a part of the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that makes available the registration statement. The address of the SEC's Internet site is www.sec.gov. As a result of this offering, Open Port will be required to file reports and other information with the SEC pursuant to the informational requirements of the Securities Exchange Act of 1934.

                            REPORTS TO STOCKHOLDERS

   We intend to distribute to our stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                           OPEN PORT TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 and March 31,
 2000 (unaudited).........................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998 and 1999 and the three months ended (unaudited) March 31, 1999 and 2000 ................................................................  F-4
Consolidated Statements of Redeemable Convertible Preferred Stock,
 Stockholders' Deficit and Comprehensive Loss for the Years Ended December
 31, 1997, 1998 and 1999 and the three months ended (unaudited) March 31,
 2000.....................................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998 and 1999 and the three months ended (unaudited) March 31, 1999 and 2000 ................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Open Port Technology, Inc.

   The reverse stock split described in Note 12 to the financial statements has not been consummated as of April 4, 2000. When it has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock, stockholders' deficit and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Open Port Technology, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."



PricewaterhouseCoopers LLP
Chicago, Illinois
April 4, 2000

                           OPEN PORT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                (in thousands, except share and per share data)

                                                                 March 31,
                                           December 31,         (unaudited)
                                         ------------------  -------------------
                                                                         2000
                                           1998      1999      2000    Pro forma
                                         --------  --------  --------  ---------
Assets
 Current assets:
  Cash and cash equivalents............  $    706  $    277  $ 13,436  $ 13,436
  Accounts receivable, net.............     1,563       482     1,107     1,107
  Prepaid expenses and other current
   assets..............................       649       368       543       543
                                         --------  --------  --------  --------
   Total current assets................     2,918     1,127    15,086    15,086
 Property and equipment, net...........     2,122     2,016     2,556     2,556
 Software development costs, net.......       465     1,238     1,232     1,232
 Other assets, net.....................       139       324       395       395
                                         --------  --------  --------  --------
                                         $  5,644  $  4,705  $ 19,269  $ 19,269
                                         ========  ========  ========  ========
Liabilities, Redeemable Convertible
 Preferred Stock and Stockholders'
 Equity (Deficit)
 Current liabilities:
  Accounts payable.....................  $    948  $  1,610  $  1,514  $  1,514
  Accrued expenses and other current
   liabilities.........................       779     1,626     1,386     1,386
  Notes payable--current...............       --      7,000       --        --
  Current portion of capital lease
   obligations.........................       558       429       410       410
  Deferred revenue.....................       500     1,109       787       787
                                         --------  --------  --------  --------
   Total current liabilities...........     2,785    11,774     4,097     4,097
Notes payable..........................     2,320     4,481     4,564     4,564
Capital lease obligations..............       379       447       354       354
                                         --------  --------  --------  --------
   Total liabilities...................     5,484    16,702     9,015     9,015
                                         --------  --------  --------  --------
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock,
 and warrants at redemption value,
 $0.001 par value, no shares authorized
 or outstanding--pro forma:
 Series A preferred stock, authorized,
  issued and outstanding--1,228,917
  shares...............................     2,547     2,707     3,281       --
 Series B preferred stock, authorized,
  issued and outstanding--13,526,786
  shares...............................    17,847    21,778    36,116       --
 Series C preferred stock, authorized--
  4,009,199 shares; issued and
  outstanding--3,469,136 shares........     7,562     8,802    10,366       --
 Series D preferred stock, authorized--
  1,160,454 shares; issued and
  outstanding--935,454 shares..........       --      3,162     3,222       --
 Series E preferred stock, authorized--
  17,662,889 shares; issued and
  outstanding--17,436,746 shares.......       --        --     46,556       --
                                         --------  --------  --------  --------
   Total redeemable convertible
    preferred stock....................    27,956    36,449    99,541       --
                                         --------  --------  --------  --------
Stockholders' equity (deficit):
 Common Stock, $0.001 par value:
  authorized--71,000,000 shares; issued
  and outstanding--3,273,362, 3,417,784
  and 3,428,915 shares; and 15,260,196
  shares pro forma.....................        12        13        13        25
 Additional paid-in capital............       249       425     6,058   105,587
 Deferred stock-based compensation.....       --        --     (4,723)   (4,723)
 Stock purchase notes receivable.......       (53)     (126)     (126)     (126)
 Accumulated deficit...................   (27,990)  (48,704)  (90,440)  (90,440)
 Accumulated other comprehensive loss..       (14)      (54)      (69)      (69)
                                         --------  --------  --------  --------
   Total stockholders' equity
    (deficit)..........................   (27,796)  (48,446)  (89,287)   10,254
                                         --------  --------  --------  --------
                                         $  5,644  $  4,705  $ 19,269  $ 19,269
                                         ========  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                           OPEN PORT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (in thousands, except share and per share data)

                                                                Three Months Ended
                              Year Ended December 31,         March 31, (unaudited)
                          ----------------------------------  -----------------------
                             1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  -----------
Revenues:
 Software products......  $    5,048  $    3,241  $      907  $       26  $       773
 Maintenance and
  professional
  services..............       1,266       1,600       1,443         359          580
 Hardware products......         835         506         --          --           --
                          ----------  ----------  ----------  ----------  -----------
  Total revenues........       7,149       5,347       2,350         385        1,353
                          ----------  ----------  ----------  ----------  -----------
Costs of revenues:
 Software products......         135         579         667         129          167
 Maintenance and
  professional
  services(1)...........       2,668       2,871       2,403         552          780
 Hardware products......         430         331         --          --           --
                          ----------  ----------  ----------  ----------  -----------
  Total cost of
   revenues.............       3,233       3,781       3,070         681          947
                          ----------  ----------  ----------  ----------  -----------
Gross profit (loss).....       3,916       1,566        (720)      (296)          406
Operating expenses:
 Sales and
  marketing(1)..........       4,249       5,029       6,728       1,606        1,557
 General and
  administrative(1).....       1,547       1,932       2,304         444          738
 Research and
  development(1)........       4,058       3,730       4,761       1,158        1,661
 Stock-based
  compensation..........         --          --          --          --           118
                          ----------  ----------  ----------  ----------  -----------
  Total operating
   expenses.............       9,854      10,691      13,793       3,208        4,074
                          ----------  ----------  ----------  ----------  -----------
Loss from operations....      (5,938)     (9,125)    (14,513)     (3,504)      (3,668)
Other income (expense):
 Interest income........          79          83          34           2           39
 Interest expense.......        (182)       (336)     (1,356)       (247)        (339)
 Other expense, net.....         --          (57)        --          (15)         --
                          ----------  ----------  ----------  ----------  -----------
  Total other income
   (expense)............        (103)       (310)     (1,322)       (260)        (300)
                          ----------  ----------  ----------  ----------  -----------
Loss before income
 taxes..................      (6,041)     (9,435)    (15,835)     (3,764)      (3,968)
Provision for income
 taxes (Note 7).........          49          20          25           4            6
                          ----------  ----------  ----------  ----------  -----------
  Net loss..............      (6,090)     (9,455)    (15,860)     (3,768)      (3,974)
Accretion and dividends
 on redeemable
 convertible preferred
 stock and warrants.....      (1,230)     (1,816)     (4,854)       (484)     (35,020)
                          ----------  ----------  ----------  ----------  -----------
Net loss applicable to
 common stockholders....  $   (7,320) $  (11,271) $  (20,714) $   (4,252) $   (38,994)
                          ==========  ==========  ==========  ==========  ===========
Basic and diluted net
 loss per share.........  $    (2.29) $    (3.49) $    (6.15) $    (1.27) $    (11.39)
                          ==========  ==========  ==========  ==========  ===========
Shares used in
 calculation of basic
 and diluted net loss
 per share..............   3,200,000   3,229,776   3,369,802   3,342,077    3,423,168
                          ==========  ==========  ==========  ==========  ===========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                          $    (2.23)             $     (0.26)
                                                  ==========              ===========
Shares used in
 calculation of pro
 forma basic and diluted
 net loss per share
 (unaudited)............                           7,123,372               15,260,196
                                                  ==========              ===========

--------
(1) Excludes non-cash, stock-based compensation expense as follows:

 Maintenance and
  professional
  services..............  $      --   $      --   $      --   $      --   $        11
 Sales and marketing....         --          --          --          --            25
 General and
  administrative........         --          --          --          --            42
 Research and
  development...........         --          --          --          --            40
                          ----------  ----------  ----------  ----------  -----------
                          $      --   $      --   $      --   $      --   $       118
                          ==========  ==========  ==========  ==========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPEN PORT TECHNOLOGY, INC.

               CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE
         PREFERRED STOCK, STOCKHOLDERS' DEFICIT AND COMPREHENSIVE LOSS

   (in thousands, except share data--March 31, 2000 balances are unaudited)

                      Redeemable         Redeemable          Redeemable         Redeemable         Redeemable
                     Convertible         Convertible        Convertible        Convertible         Convertible
                  Preferred Stock--   Preferred Stock--  Preferred Stock--  Preferred Stock--   Preferred Stock--
                       Series A           Series B            Series C           Series D           Series E
                  ------------------ ------------------- ------------------ ------------------ -------------------
                   Number   Carrying   Number   Carrying Number of Carrying  Number   Carrying   Number   Carrying
                  of Shares  Value   of Shares   Value    shares    Value   of Shares  Value   of Shares   Value
                  --------- -------- ---------- -------- --------- -------- --------- -------- ---------- --------
Balance, January
1, 1997.........  1,228,917  $2,227   6,026,786 $ 7,165        --  $   --        --    $  --          --      --
Issuance of
redeemable
convertible
preferred
stock...........        --      --    7,500,000   8,400        --      --        --       --          --      --
Cumulative
preferred
dividends.......        --      160         --    1,070        --      --        --       --          --      --
Net loss........        --      --          --      --         --      --        --       --          --      --
Cumulative
translation
adjustment......        --      --          --      --         --      --        --       --          --      --
                  ---------  ------  ---------- -------  --------- -------   -------   ------  ---------- -------
Balance,
December 31,
1997............  1,228,917   2,387  13,526,786  16,635        --      --        --       --          --      --
Issuance of
redeemable
convertible
preferred stock,
net of issuance
costs of $136...        --      --          --      --   3,469,136   7,025       --       --          --      --
Issuance of
common stock....        --      --          --      --         --      --        --       --          --      --
Issuance of
warrants........        --      --          --      --         --      229       --       --                  --
Cumulative
preferred
dividends.......        --      160         --    1,212        --      308       --       --          --      --
Net loss........        --      --          --      --         --      --        --       --          --      --
Cumulative
translation
adjustment......        --      --          --      --         --      --        --       --          --      --
                  ---------  ------  ---------- -------  --------- -------   -------   ------  ---------- -------
Balance,
December 31,
1998............  1,228,917   2,547  13,526,786  17,847  3,469,136   7,562       --       --          --      --
Issuance of
redeemable
convertible
preferred
stock...........        --      --          --      --         --      --    935,454    3,000         --      --
Issuance of
common stock....        --      --          --      --         --      --        --       --          --      --
Purchase of
treasury stock..
Issuance of
warrants........        --      --          --      --         --      678       --       --          --      --
Accretion and
cumulative
preferred
dividends.......        --      160         --    3,931        --      562       --       162         --      --
Net loss........        --      --          --      --         --      --        --       --          --      --
Cumulative
transition
adjustment......        --      --          --      --         --      --        --       --          --      --
                  ---------  ------  ---------- -------  --------- -------   -------   ------  ---------- -------
Balance,
December 31,
1999............  1,228,917   2,707  13,526,786  21,778  3,469,136   8,802   935,454    3,162         --      --
Issuance of
redeemable
convertible
preferred
stock...........        --      --          --      --         --      --        --       --   17,436,746  28,072
Issuance of
common stock....        --      --          --      --         --      --        --       --          --      --
Issuance of
warrants........        --      --          --      --         --      --        --       --          --      --
Accretion and
cumulative
preferred
dividends.......        --      574         --   14,338        --    1,368       --        60         --   18,484
Adjustment of
warrants to
redemption
value...........        --      --          --      --         --      196       --       --          --      --
Deferred
compensations
related to stock
options
granted.........        --      --          --      --         --      --        --       --          --      --
Amortizations of
stock based
compensation....        --      --          --      --         --      --        --       --          --      --
Net loss........        --      --          --      --         --      --        --       --          --      --
Cumulative
translation
adjustment......        --      --          --      --         --      --        --       --          --      --
                  ---------  ------  ---------- -------  --------- -------   -------   ------  ---------- -------
Balance, March
31, 2000........  1,228,917  $3,281  13,526,786 $36,116  3,469,136 $10,366   935,454   $3,222  17,436,746 $46,556
                     Common Stock                               Stock               Other   Total
                  ------------------- Additional   Deferred    Purchase  Accumu-   Compre-  Stock-   Compre-
                   Number    Carrying  Paid-In   Stock-Based    Notes     lated    hensive holders'  hensive
                  of Shares   Value    Capital   Compensation Receivable Deficit    Loss   Deficit     Loss
                  ---------- -------- ---------- ------------ ---------- --------- ------- --------- ---------
Balance, January
1, 1997.........  3,200,000    $12      $  167     $    --      $ --     $ (9,399)  $ --   $ (9,220)      --
Issuance of
redeemable
convertible
preferred
stock...........        --     --          --           --        --          --      --        --        --
Cumulative
preferred
dividends.......        --     --          --           --        --       (1,230)    --     (1,230)      --
Net loss........        --     --          --           --        --       (6,090)    --     (6,090) $ (6,090)
Cumulative
translation
adjustment......        --     --          --           --        --                  (23)      (23)      (23)
                  ---------- -------- ---------- ------------ ---------- --------- ------- --------- ---------
Balance,
December 31,
1997............  3,200,000     12         167          --        --      (16,719)    (23)  (16,563) $ (6,113)
                                                                                                     =========
Issuance of
redeemable
convertible
preferred stock,
net of issuance
costs of $136...               --          --           --        --         (136)    --       (136)      --
Issuance of
common stock....     73,362    --           82          --        (53)        --      --         29       --
Issuance of
warrants........        --     --          --           --        --          --      --        --        --
Cumulative
preferred
dividends.......        --     --          --           --        --       (1,680)    --     (1,680)      --
Net loss........        --     --          --           --        --       (9,455)    --     (9,455) $ (9,455)
Cumulative
translation
adjustment......        --     --          --           --        --          --        9         9         9
                  ---------- -------- ---------- ------------ ---------- --------- ------- --------- ---------
Balance,
December 31,
1998............  3,273,362     12         249          --        (53)    (27,990)    (14)  (27,796) $ (9,446)
                                                                                                     =========
Issuance of
redeemable
convertible
preferred
stock...........        --     --          --           --        --          (39)    --        (39)      --
Issuance of
common stock....    146,439      1         178          --        (73)        --      --        106       --
Purchase of
treasury stock..     (2,017)   --           (2)         --        --          --      --         (2)      --
Issuance of
warrants........        --     --          --           --        --          --      --        --        --
Accretion and
cumulative
preferred
dividends.......        --     --          --           --        --       (4,815)    --     (4,815)      --
Net loss........        --     --          --           --        --      (15,860)    --    (15,860) $(15,860)
Cumulative
transition
adjustment......        --     --          --           --        --          --      (40)      (40)      (40)
                  ---------- -------- ---------- ------------ ---------- --------- ------- --------- ---------
Balance,
December 31,
1999............  3,417,784     13         425          --       (126)    (48,704)    (54)  (48,446) $(15,900)
                                                                                                     =========
Issuance of
redeemable
convertible
preferred
stock...........        --     --          --           --        --       (1,963)    --     (1,963)      --
Issuance of
common stock....     11,131    --           13          --        --          --      --         13       --
Issuance of
warrants........        --     --          779          --        --         (779)    --        --        --
Accretion and
cumulative
preferred
dividends.......        --     --          --           --        --      (34,824)    --    (34,824)      --
Adjustment of
warrants to
redemption
value...........        --     --          --           --        --         (196)    --       (196)      --
Deferred
compensations
related to stock
options
granted.........        --     --        4,841       (4,841)      --          --      --        --        --
Amortizations of
stock based
compensation....        --     --          --           118       --          --      --        118       --
Net loss........        --     --          --           --        --       (3,974)           (3,974)   (3,957)
Cumulative
translation
adjustment......        --     --          --           --        --          --      (15)      (15)      (15)
                  ---------- -------- ---------- ------------ ---------- --------- ------- --------- ---------
Balance, March
31, 2000........  3,428,915    $13      $6,058     $(4,723)     $(126)   $(90,440)  $ (69) $(89,287) $ (3,972)
                                                                                                     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPEN PORT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                                Three Months
                                                               Ended March 31,
                                   Year Ended December 31,       (unaudited)
                                  ---------------------------  ----------------
                                   1997      1998      1999     1999     2000
                                  -------  --------  --------  -------  -------
Cash flows from operating
 activities:
 Net loss.......................  $(6,090) $ (9,455) $(15,860) $(3,768) $(3,974)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and amortization
  of property and equipment.....      767     1,046     1,196      279      289
 Amortization of capitalized
  software costs and other
  assets........................      139       288       347       83      167
 Amortization of debt
  discount......................      --         44       350       86       82
 Amortization of stock-based
  compensation..................      --        --        --       --       118
 Provision for doubtful
  accounts......................      --        --        319      --        13
 Changes in assets and
  liabilities:
  Accounts receivable...........    2,291      (741)      762     (299)    (638)
  Prepaid expenses and other
   assets.......................      416       568       281     (198)    (175)
  Other assets..................      (46)      (46)     (193)      (4)     (74)
  Accounts payable..............     (644)      218       662      (67)     (96)
  Accrued expenses and other
   current liabilities..........      164      (531)      847      250     (240)
  Deferred revenue..............      111    (2,042)      609       90     (322)
                                  -------  --------  --------  -------  -------
   Net cash used in operating
    activities..................   (2,892)  (10,651)  (10,680)  (3,548)  (4,850)
                                  -------  --------  --------  -------  -------
Cash flows from investing
 activities:
 Additions to property and
  equipment.....................     (524)     (623)     (551)    (139)    (827)
 Additions to capitalized
  software costs................     (235)     (339)   (1,112)    (223)    (160)
                                  -------  --------  --------  -------  -------
   Net cash used in investing
    activities..................     (759)     (962)   (1,663)    (362)    (987)
                                  -------  --------  --------  -------  -------
Cash flows from financing
 activities:
 Proceeds from issuance of notes
  payable.......................      --      2,500    13,500    3,518      --
 Payment of notes payable.......     (950)      --     (4,000)     --    (4,000)
 Payments of capital lease
  obligations...................     (477)     (655)     (612)    (181)    (111)
 Proceeds from sale of common
  stock.........................      --         29       105       89       13
 Proceeds from sale of
  redeemable convertible
  preferred stock, net of
  issuance costs................    8,400     6,889     2,961      --    23,109
                                  -------  --------  --------  -------  -------
   Net cash provided by
    financing activities........    6,973     8,763    11,954    3,426   19,011
                                  -------  --------  --------  -------  -------
Effect of foreign currency
 exchange rate fluctuations on
 cash...........................      (18)        9       (40)      11      (15)
                                  -------  --------  --------  -------  -------
Net increase (decrease) in
 cash...........................    3,304    (2,841)     (429)    (473)  13,159
Cash and cash equivalents at
 beginning of period............      243     3,547       706      706      277
                                  -------  --------  --------  -------  -------
Cash and cash equivalents at end
 of period......................  $ 3,547  $    706  $    277  $   233  $13,436
                                  =======  ========  ========  =======  =======
Supplemental disclosure of cash
 flow information:
 Cash paid for interest.........  $   182  $    266  $    604  $   134  $   221
 Cash paid for income taxes.....        1       --          2      --       --
Supplemental disclosure of non-
 cash investing and financing
 activities:
 Property and equipment acquired
  under capital leases..........  $   510  $    379  $    548  $    58  $   --
 Estimated fair value of
  warrants recorded as debt
  discount or issuance costs....      --        229       678      175      779
 Issuance of 46,897 and 65,128
  shares of common stock in
  exchange for stock purchase
  notes receivable..............      --         53        73       73      --
 Accretion and dividends on
  redeemable convertible
  preferred stock and warrants..    1,230     1,816     4,854      484   35,020
 Deferred stock-based
  compensation..................      --        --        --       --     4,841

   The accompanying notes are an integral part of these consolidated financial statements.

                           OPEN PORT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Operations and Significant Accounting Policies

  Nature of Operations

  Open Port Technology, Inc. (the "Company") which was formed in 1993, designs, develops and distributes software products that enable enhanced communication services to be deployed over Internet Protocol ("IP") based networks ("enhanced IP services"). The Company's products enable enhanced IP services to be deployed with the accountability, tracking and reliability of services delivered over the public switched telephone network, while taking advantage of the more efficient use of bandwidth, increased functionality, flexibility and reduced costs offered by IP networks. The Company's headquarters are located in Chicago, Illinois, and the Company maintains sales offices in the United States and Europe. The Company sells to customers worldwide.

  Basis of Presentation

  The accompanying interim financial statements for the three months ended March 31, 1999 and 2000 and the related notes have not been audited. However, they have been prepared consistent with the accounting principles disclosed in the audited financial statements and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Foreign Currency Translation

  The functional currencies for all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated at the year end rates of exchange and their results of operations are translated at weighted average rates of exchange for the year.

  Translation adjustments resulting from this process are recorded as a separate component of stockholders' deficit and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries, which is not contemplated at this time. Foreign exchange transaction losses were not significant for any period presented.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

                           OPEN PORT TECHNOLOGY, INC.

  Fair Value of Financial Instruments

  The carrying amount of the Company's financial instruments, which are comprised of accounts receivable, accounts payable, capital lease obligations, and notes payable, approximates their estimated fair value based upon market prices for the same or similar types of financial instruments.

  Concentration of Credit Risk and Significant Customers

  Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

  At December 31, 1998, 50% of the Company's accounts receivable were due from two customers. At December 31, 1999, 84% of the Company's accounts receivable were due from two customers. As of March 31, 2000, 39% of the Company's accounts receivable were due from three customers.

  During 1997, seven customers accounted for 94% of the Company's revenues. During 1998, four customers accounted for 76% of the Company's revenues. Two customers accounted for 51% of the Company's revenues in 1999. During the three months ended March 31, 1999 and 2000, three and three customers accounted for 65% and 44% of the Company's revenues respectively.

  Sales totaling $2,688,000, or 38% of total 1997 revenue, $439,000, or 8% of total 1998 revenue and $194,000 or 8% of total 1999 revenue, were made to customers in Europe. Sales totaling $276,000, or 12% of total 1999 revenue, were made to customers in Asia. Sales totaling $30,000 or 8% and $309,000 or 23% of revenue for the three months ended March 31, 1999 and 2000, respectively, were made to customers in Europe. Sales totaling $3,000 or 1% and $246,000 or 18% of total revenue for the three months ended March 31, 1999 and 2000, respectively, were made to customers in Asia.

  Revenue Recognition

  The Company recognizes revenues in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended. The Company's revenues are derived from licenses for its software as well as software maintenance and support, training and professional services. In those instances where a software license agreement includes multiple elements (software, professional services and maintenance and support) the value of the total agreement is assigned to each separate element using the residual method. Under the residual method, the fair value assigned to professional services and maintenance and support is based on established business practice and actual transactions. The remaining (residual) amount of the total software license agreement fee is allocated to the delivered software element. Software product revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable and the collection of the fee is probable. In those instances where software products are sold together with professional services, software product revenue is recognized upon delivery provided that the above criteria have been met and payment of the software product license fee is not dependent upon the performance of the services. In instances where customer acceptance criteria are included in software product license agreements, software product revenue is not recognized until the customer acceptance provision has been satisfied.

                           OPEN PORT TECHNOLOGY, INC.

  Revenues from professional services are recognized when the services are performed. Revenues derived from software maintenance arrangements is recognized ratably over the period the services are provided, typically one year. Revenue related to maintenance and support provided during the initial 3 month warranty period and annual maintenance and support provided in an initial software license agreement is unbundled from the license fee based on standard annual renewal rates and is recognized ratably over a 15 month period.

  Revenue from hardware products is recognized when the products have been delivered and collection is probable.

  The allowance for doubtful accounts was $0 and $319,000 at December 31, 1998 and 1999, respectively, and $332,000 at March 31, 2000. There were no write-offs of accounts receivable during 1999.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon estimated useful lives ranging from three to seven years. Maintenance and repair charges are expensed as incurred.

  Software Development Costs and Research and Development

  Capitalization of software development costs in accordance with SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", begins upon the establishment of technological feasibility and ends upon general release of the final product. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Amortization of capitalized software development costs begins upon general release of the final product and is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the remaining economic life of the product, generally 3 years. Research and development costs, which principally relate to the design and development of proprietary software prior to the establishment of technological feasibility, are expensed as incurred.

  Capitalized software development costs as of December 31, 1998 and 1999 and March 31, 2000 (net of accumulated amortization of $527,000, $430,000 and $595,000, respectively) aggregated $465,000, $1,238,000 and $1,232,000, respectively. Amortization of capitalized software costs totaled $282,000 and $338,000 during 1998 and 1999, respectively, and $120,000 and $165,000 for the three months ended March 31, 1999 and 2000 respectively, and is recorded in cost of software products. Fully amortized assets of $435,000 were written-off in 1999.

  Accounting for Stock-based Compensation

  The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense is recorded for options issued to employees in fixed amounts which have exercise prices below the estimated fair value of the Company's common stock at the date

                           OPEN PORT TECHNOLOGY, INC.

  of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 6).

  Pro Forma Balance Sheet (unaudited)

  The unaudited pro forma balance sheet as of March 31, 2000 presents the conversion of 36,597,039 of the outstanding shares of Series A, B, C, D and E preferred stock into 11,831,282 shares of common stock assuming the completion of the Company's initial public offering.

  Net Loss Per Share

  Basic and diluted net loss per share applicable to common stockholders is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes the number of shares of common stock issuable upon exercise of employee stock options and warrants, and the shares of common stock issuable upon the conversion of convertible preferred stock as the effect would be antidilutive. Potential common shares consist of the incremental common shares issuable upon the conversion of the redeemable convertible preferred stock (using the incremental method) and shares issuable upon the conversion of stock options and warrants (using the treasury stock method). See Note 9 for the reconciliation of the numerator and denominator of the basic and diluted EPS computations. Unaudited proforma basic and diluted net loss per share has been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon their issuance.

  Comprehensive Income

  Comprehensive income is comprised of two components, net income and other comprehensive income. Other comprehensive income was comprised solely of cumulative foreign currency translation adjustments.

  Income Taxes

  The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be paid or recovered. Deferred tax assets are reduced by a valuation allowance to the extent that utilization is not considered more likely than not.

  Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates made by management regarding the reported amounts of assets and liabilities as well as the revenues and expenses recognized during the reporting periods. Actual results could differ from those estimates.

                           OPEN PORT TECHNOLOGY, INC.

  Segment Reporting

  The Company operates in one segment, selling software products and related services. Substantially all product and service revenues through December 31, 1999 have been attributable to the sale of the Company's software products. Service revenues through December 31, 1999 have been derived principally from implementation and support of the Company's software products. The Company's chief operating decision maker evaluates revenue and profitability performance on an enterprise-wide basis to make operating and strategic decisions. Therefore, segment information is identical to the information included in the consolidated balance sheet and consolidated statement of operations.

  Recently Issued Accounting Pronouncements

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material effect on its financial results.

  Reclassifications

  Certain reclassifications now have been made to the financial statements to conform to the 2000 presentation. These reclassifications had no impact on the reported net loss for the periods presented.

2.Financial Statement Components

  Property and equipment are comprised of the following:

                                           December 31,           March 31,
                                       ----------------------  ----------------
                                          1998        1999        2000
                                       ----------  ----------  -----------
                                                               (unaudited)
     Equipment under capital lease:
       Computer equipment............  $1,722,000  $2,242,000  $ 2,242,000
       Computer software.............     485,000     513,000      513,000
       Furniture and fixtures........     375,000     375,000      375,000
     Computer equipment..............   1,040,000   1,429,000    2,200,000
     Furniture, fixtures and
      improvements...................     912,000   1,065,000    1,123,000
                                       ----------  ----------  -----------
                                        4,534,000   5,624,000    6,453,000
       Less: Accumulated amortization
        and depreciation.............  (2,412,000) (3,608,000)  (3,897,000)
                                       ----------  ----------  -----------
                                       $2,122,000  $2,016,000  $ 2,556,000
                                       ==========  ==========  ===========

  Depreciation expense for 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000 was $296,000, $338,000, $574,000, $117,000 and
  $169,000, respectively. Amortization expense related to property and equipment acquired under capital lease

                           OPEN PORT TECHNOLOGY, INC.

  arrangements was $471,000, $707,000 and $622,000 during 1997, 1998 and
  1999, respectively and $159,000 and $120,000 for the three months ended March 31, 1999 and 2000. Accumulated amortization on property and equipment under capital lease totaled $861,000, $1,568,000 and $2,190,000 as of December 31, 1997, 1998 and 1999, respectively and $2,310,000 as of March 31, 2000. Interest expense relating to capital lease obligations totaled $156,000, $148,000 and $140,000 during 1997, 1998 and 1999, respectively and $39,000 and $24,000 for the three months ended March 31, 1999 and 2000.

   Other assets are comprised of the following:

                                               December 31,         March 31,
                                             ------------------  ---------------
                                               1998      1999       2000
                                             --------  --------  -----------
                                                                 (unaudited)
     Patent costs........................... $141,000  $154,000   $157,000
     Security deposits and other............   14,000    14,000     14,000
     Deferred financing costs...............      --    181,000    251,000
                                             --------  --------   --------
                                              155,000   349,000    422,000
     Less: Accumulated amortization.........  (16,000)  (25,000)   (27,000)
                                             --------  --------   --------
                                             $139,000  $324,000   $395,000
                                             ========  ========   ========

  Amortization expense relating to capitalized patent costs totaled $4,000, $7,000 and $9,000 in 1997, 1998 and 1999, respectively and $2,000 and
  $2,000 for the three months ended March 31, 1999 and 2000.

  Accrued expenses and other current liabilities are comprised of the following:

                                                December 31,        March 31,
                                             ------------------- ---------------
                                               1998      1999       2000
                                             -------- ---------- -----------
                                                                 (unaudited)
     Accrued compensation................... $176,000 $  296,000 $  296,000
     Accrued bonus..........................      --     743,000    503,000
     Commissions payable....................  313,000    222,000    138,000
     Other .................................  290,000    365,000    449,000
                                             -------- ---------- ----------
                                             $779,000 $1,626,000 $1,386,000
                                             ======== ========== ==========

3.Credit Facilities and Notes Payable

  Revolving Credit Facility

  During 1998, the Company changed an existing loan arrangement with Silicon Valley Bank (SVB) to create a revolving credit facility. As amended, this facility provided for up to $4,000,000 in borrowings by the Company, except that the maximum amount available was limited to the Company's borrowing base (defined as the greater of $1,500,000 or 80% of the Company's eligible accounts receivable), if lower. The facility also provided for the issuance of up to $2,500,000 in standby letters of credit on behalf of the Company. All borrowings made by the Company were collateralized by substantially all of the Company's assets and were due on August 6, 1999. Interest accrued on outstanding

                           OPEN PORT TECHNOLOGY, INC.

  borrowings at SVB's prime rate (8.5% at December 31, 1998) and was payable monthly. The Company was subject to certain financial and non-financial covenants under the facility. As of December 31, 1998, no borrowings or letters of credit were outstanding under this revolving credit facility.

  In January 1999, the Company amended its revolving credit facility with SVB to decrease the borrowing facility from $4,000,000 to $3,000,000 and remove the limitation on the amount available for borrowing relating to the Company's borrowing base. In connection with this amendment, the due date for all amounts outstanding was changed to the earlier of April 30, 1999 or the closing of the Company's Series D preferred stock financing and the interest rate was increased to the SVB's prime rate plus 1.5%. All amounts available under the amended facility were drawn down during the first quarter of 1999 and repaid in April 1999, at which time the arrangement terminated.

  In connection with this amendment in January 1999, the Company granted SVB warrants to purchase 75,000 shares of the Company's Series C preferred stock at price of $2.025 per share. These warrants can be exercised at any time before the later of two years from the effective date of the Company's initial public offering or January 28, 2004. The estimated fair value of these warrants of $100,000 was recorded as a debt discount and is amortized to interest expense over the term of the related debt. The warrants permit the holder, upon an acquisition of the Company, to require the Company to redeem each warrant for the difference between the warrant exercise price and the fair value of a share of common stock. The Company will adjust the warrants to redemption value through accretion and a charge/credit to interest expense based on the estimated fair value of a share of common stock at the end of each reporting period.

  Mezzanine Credit Facility

  In June 1998, the Company entered into a one-year borrowing agreement with CID Mezzanine (a related party) under which the lender agreed to loan up to $3,000,000 to the Company, the proceeds of which were to be used to finance the acquisition of fixed assets and for working capital purposes. Each borrowing under the agreement is collateralized by substantially all of the Company's assets and is due on July 1, 2001 unless a change of control of the Company occurs, in which case the notes become payable in full immediately. Interest payments are due on a monthly basis at an annual interest rate of 11%. In the event of default, this rate would increase to 13%. As of December 31, 1998, $2,500,000 was outstanding under this arrangement. In connection with borrowings made in 1998, the Company also issued warrants to purchase 111,093 shares of the Company's Series C preferred stock (Note 6).

  In January 1999, the remaining $500,000 available under the pre-existing borrowing arrangement with the mezzanine capital company (a related party) was drawn down by the Company. In April 1999, this facility was amended and the borrowings increased by $2.0 million. The facility has the same terms and interest rate as before the amendment. As of December 31, 1999, $5,000,000 was outstanding under this facility. The Company was in non-compliance with a covenant requiring audited financial statements within 90 days of year-end. A waiver for this non-compliance was received from the lender. As of March 31, 2000, $5,000,000 was outstanding under this facility.

                           OPEN PORT TECHNOLOGY, INC.

  In connection with the aforementioned borrowing arrangements, the Company granted the lender warrants to purchase an additional 259,217 shares of the Company's Series C preferred stock at a price of $0.01 per share during 1999. These warrants can be exercised at any time before the later of July 1, 2001 or the third anniversary of the Company's repayment of the notes in full. The estimated fair value of these warrants of $578,000 was recorded as debt discount and is being amortized to interest expense over the remaining term of the related notes payable.

  Issuance of Term Notes Payable

  In April 1999 and August 1999, the Company issued term notes payable to American National Bank in exchange for cash proceeds totaling $4,000,000. These borrowings, which are collateralized by substantially all of the Company's assets, are due on February 1, 2000 (Note 12). Interest on these notes, which accrues at the bank's prime rate plus 1% (8.4% at December 31, 1999), is payable monthly. Upon the occurrence of non-payment, all outstanding principal under the notes would be callable at the option of the holder and the interest rate would increase to the bank's prime rate plus 4% on a prospective basis. As of December 31, 1999, $4,000,000 was outstanding under this agreement. During the first quarter of 2000, this loan was repaid and the agreement terminated.

  Issuance of Subordinated Convertible Promissory Notes

  In September 1999, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement under which certain existing investors agreed, at their sole option, to loan the Company up to $3,000,000. Subsequently, the Company issued subordinated convertible promissory notes to various stockholders in exchange for gross proceeds totaling $3,000,000. These borrowings bear interest at prime rate plus 1% (8.4% at December 31, 1999) and all principal and accrued interest was due on January 31, 2000. As of December 31, 1999, $3,000,000 was outstanding under this agreement. In the event that a subsequent financing takes place prior to that date which results in gross proceeds to the Company of at least $15,000,000, all principal and accrued interest will automatically convert into the securities sold in that financing with the number of securities received being based upon the offering price at which such securities are sold (Note
  12). Subsequent to year-end the $3,000,000 converted to Series E preferred shares (Note 12).

  Notes Payable Maturities

  Future payments under the above notes payable obligations are as follows for the years ended December 31;

     2000......................................................... $ 7,000,000
     2001.........................................................   5,000,000
                                                                   -----------
     Gross minimum payments.......................................  12,000,000
     Less: Amounts representing warrants issued
      (net of amortization).......................................     519,000
                                                                   -----------
     Net present value of minimum payments........................  11,481,000
     Less: Current portion........................................   7,000,000
                                                                   -----------
                                                                   $ 4,481,000
                                                                   ===========

                           OPEN PORT TECHNOLOGY, INC.

4.Redeemable Convertible Preferred Stock

  As of December 31, 1999, the authorized shares of preferred stock were designated as follows:

     Series A preferred stock........................................  1,228,917
     Series B preferred stock........................................ 13,526,786
     Series C preferred stock........................................  4,009,199
     Series D preferred stock........................................  1,160,454
                                                                      ----------
                                                                      19,925,356
                                                                      ==========

  The holders of the Series A, Series B, Series C, Series D and Series E redeemable convertible preferred stock (the "Preferred Stock") are herein referred to collectively as the "Preferred Stockholders." Series E redeemable convertible preferred stock was issued in January of 2000 (see
  Note 12). At March 31, 2000, the Preferred Stockholders have the following rights and privileges.

  Voting Rights

  The Preferred Stockholders generally vote together with all other classes and series of stock as a single class on all matters and are entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible.

  Conversion Rights

  Each share of Series A preferred stock is convertible into 0.53 shares of the Company's common stock, subject to adjustment in the case of any subsequent dilutive financing, at the discretion of the holder or automatically at the closing of an initial public offering of the Company's common stock. Each share of Series B preferred stock is convertible into
  0.37 shares of the Company's common stock, subject to any subsequent dilutive financing, at the discretion of the holder or automatically at the closing of an initial public offering of the Company's common stock. Each share of Series C preferred stock is convertible into 0.28 shares of the Company's common stock subject to adjustment in the case of any subsequent dilutive financing, at the discretion of the holder or automatically at the closing of an initial public offering of the Company's common stock. Each share of Series D preferred stock is convertible into 0.53 shares of the Company's common stock subject to adjustment in the case of any subsequent dilutive financing, at the discretion of the holder or automatically at the closing of an initial public offering of the Company's common stock. Each share of Series E preferred stock is convertible into 0.27 shares of the Company's common stock subject to adjustment in the case of any subsequent dilutive financing, at the discretion of the holder or automatically at the closing of an initial public offering of the Company's common stock.

  Dividend Rights

  Each share of Series A preferred stock is entitled to an 8% cumulative dividend, which has preference over any dividends on the common stock. Accrued dividends are payable upon the conversion of the Series A preferred stock to common stock, unless the conversion is made upon the occurrence of an initial public offering of the Company's common stock

                           OPEN PORT TECHNOLOGY, INC.

  meeting certain requirements or other defined events. Each share of Series B preferred stock is entitled to an 8% cumulative dividend, which has preference over any dividends on the common stock or Series A preferred stock. Accrued dividends are payable upon the conversion of the Series B preferred stock to common stock, unless the conversion is made upon the occurrence of certain events. Each share of Series C preferred stock is entitled to an 8% cumulative dividend. Accrued dividends are payable upon the conversion of the Series C preferred stock to common stock, unless the conversion is made upon the occurrence of certain events. Each share of Series D preferred stock is entitled to an 8% cumulative dividend. In the event of conversion upon a qualified public offering or corporate transaction, all accrued and unpaid dividends on the Series D preferred stock would be payable while accrued and unpaid dividends on all other series of preferred stock would not. Each share of Series E preferred stock is entitled to an 8% cumulative dividend.

  Liquidation Preferences

  In the event of any liquidation event including the sale or winding up of the Company, the holders of the Preferred Stock are entitled to receive, prior and in preference to the common stockholders, the following initial liquidation amounts:

     Series A preferred stock................................ $1.62745 per share
     Series B preferred stock................................    $1.12 per share
     Series C preferred stock................................   $2.025 per share
     Series D preferred stock................................   $3.207 per share
     Series E preferred stock................................    $1.61 per share

  If proceeds remain after the initial liquidation amounts are paid in full to the holders of each class of the Preferred Stock, the Preferred Stockholders are entitled to receive secondary liquidation payments equal to all accrued and unpaid dividends. With regard to priority in the payment of both the initial and secondary liquidation amounts, the Series E is senior to Series A, Series B, Series C and Series D preferred stock, the Series D is senior to Series A, Series B, and Series C preferred stock, the Series C preferred stock is senior to both Series A and Series B preferred stock, and the Series B preferred stock is senior to the Series A preferred stock. In the event that any proceeds remain after payment of all initial and secondary liquidation amounts to the Preferred Stockholders, all remaining proceeds will be shared ratably by the holders of all classes of the Company's capital stock.

  Redemption

  Each series of Preferred Stock is redeemable at the option of the holder at any time during the period beginning July 15, 2002 and ending July 15, 2004. In the event of redemption, holders of each series of Preferred Stock would be entitled to receive the greater of their then-current liquidation preference or the fair market value of a share of common stock as determined at that time. As a result of this provision, the carrying value of the preferred stock is adjusted through accretion to their full redemption value at the end of each reporting period. The option to redeem is terminated upon an initial public offering of the Company's common stock meeting certain specified requirements.

                           OPEN PORT TECHNOLOGY, INC.

  The accretion recorded for each series of preferred stock and related warrants is as follows:

                                                                    Series E
                               Series A Series B Series C Series D (unaudited)
                               -------- -------- -------- -------- -----------
     Carrying value at
      December 31, 1998.......  $2,547  $17,847  $ 7,562   $  --     $   --
     Issuance value...........     --       --       --     3,000        --
     Dividends................     160    1,212      562      162        --
     Issuance of warrants
      convertible into
      preferred stock.........     --       --       678      --         --
     Accretion to redemption
      value at $1.61 per
      share...................     --     2,719      --       --         --
                                ------  -------  -------   ------    -------
     Carrying value at
      December 31, 1999.......   2,707   21,778    8,802    3,162        --
     Issuance value...........     --       --       --       --      28,072
     Dividends................      39      303      141       60        398
     Accretion to redemption
      value at $2.67 per
      share...................     535   14,035    1,423      --      18,086
                                ------  -------  -------   ------    -------
     Carrying value at March
      31, 2000................  $3,281  $36,116  $10,366   $3,222    $46,556
                                ======  =======  =======   ======    =======

5.Stockholders' Deficit

Common Stock

  Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders. In April 1999, the Company approved an increase in the number of authorized shares of its common stock to 48,950,438 shares. On January 25, 2000, the Company amended its Articles of Incorporation to increase the number of authorized shares of its common stock to 71,000,000 shares.

  Stock Purchase Notes Receivable

  In July 1998, an employee issued a recourse note payable to the Company in the amount of $53,000 as consideration for the exercise of vested options to purchase 46,897 shares of the Company's common stock. This note is due on July 30, 2003 and accrues interest at an annual a rate of 5.75%.

  In February, 1999, another employee issued a recourse note payable to the Company in the amount of $73,000 as consideration for the exercise of vested options to purchase 65,128 shares of the Company's common stock. This note is due on February 18, 2004 and accrues interest at an annual rate of 4.71%.

                           OPEN PORT TECHNOLOGY, INC.

6.Stock Options and Warrants

  Stock Option Plans

  In 1995, the Company adopted its 1995 Incentive Stock Option Plan (the "Employee Plan"). The Employee Plan provides for the issuance of shares of common stock to key personnel at an option price to be determined by the Board of Directors, which shall not be less than fair market value at the date of the grant. The options vest over a four-year period beginning one year from the date of grant and expire ten years from the date of the grant.

  In 1995, the Company adopted the 1995 Non-Employee Stock Option Plan (the "Non-Employee Plan"). The plan provides for the issuance of stock options to certain providers of service to the Company, such as members of the Board of Directors, consultants, suppliers and contractors. The terms of the plan are substantially similar to the 1995 Incentive Stock Option Plan. During 1997, the Company granted 6,666 options at an exercise price of $1.13 per share under the Non-Employee Plan. During 1998, the Company granted 5,333 options at an exercise price of $11.62 per share under the Non-Employee Plan. During 1999, the Company did not grant options under the Non-Employee Plan. The fair value of these options was not significant. No options expired during 1997, 1998 or 1999 nor were any options exercised or canceled under the Non-Employee Plan.

  The aggregate number of options authorized under both plans as of December 31, 1999 was 1,448,718. At December 31, 1999, 309,589 shares were available for future grant.

  During 1997, 1998 and 1999, compensation expense recognized for stock option grants made by the Company under APB Opinion No. 25 was not significant. Had compensation cost for these option grants been determined based on their fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss applicable to common stockholders would have been increased to $7,338,000, or $(2.29) per share, $11,367,000 or $(3.52) per share and $20,922,000 or $(6.21) per share during 1997, 1998 and 1999, respectively. Because most options vest over several years and additional option grants are expected to be made in future periods, the pro forma effects of applying the fair value method of SFAS No. 123 may be increasingly significant in future years.

Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted average assumptions used for options granted during the following periods:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
     Dividend yield.....................................   0.0%    0.0%    0.0%
     Risk free interest rate............................   6.0%    5.0%    5.2%
     Volatility.........................................   0.0%    0.0%    0.0%
     Expected term...................................... 5 years 5 years 4 years

In the quarter ended March 31, 2000, the Company recorded total unearned stock compensation of approximately $(4.8) million in connection with stock options granted during the period. These amounts represent the difference between the exercise price of stock option

                           OPEN PORT TECHNOLOGY, INC.

grants and the estimated fair market value of common stock at the time of the grants. The unearned compensation is being amortized to expense over the vesting periods of the applicable options, resulting in approximately $118,000 of expense for the quarter ended March 31, 2000. Amortization of unearned compensation expense for each of the next five fiscal years arising from these grants is as follows:

                                                Amount
           Year Ended                       (in thousands)
           ----------                       --------------
           December 31, 2000............... $ 1,025
           December 31, 2001...............   1,210
           December 31, 2002...............   1,210
           December 31, 2003...............   1,210
           December 31, 2004...............     185

  Stock option activity during 1997, 1998 and 1999 was as follows:

                                                                Outstanding
                                                                  Options
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
     Outstanding--January 1, 1997...........................   654,987   $ 1.13
       Granted (weighted average fair value of $0.08).......   513,751   $ 1.13
       Exercised............................................       --       --
       Cancelled............................................  (461,360)     --
                                                             ---------
     Outstanding--December 31, 1997.........................   707,378   $ 1.13
       Granted (weighted average fair value of $0.26).......   837,573   $ 4.43
       Exercised............................................   (73,362)  $ 1.13
       Cancelled............................................  (236,218)  $ 1.45
                                                             ---------
     Outstanding--December 31, 1998......................... 1,235,371   $ 3.31
       Granted (weighted average fair value of $0.57).......   102,027   $11.62
       Exercised............................................  (144,456)  $ 2.15
       Cancelled............................................  (271,559)  $ 1.23
                                                             ---------
     Outstanding--December 31, 1999.........................   921,383   $ 4.88
       Granted.............................................. 1,106,461   $ 5.63
       Exercised............................................   (11,131)  $ 1.13
       Cancelled............................................  (140,399)  $11.57
                                                             ---------
     Outstanding--March 31, 2000 (unaudited)................ 1,876,314   $ 4.86
                                                             =========

  The following table summarizes information about stock options outstanding at December 31, 1999

                       Options Outstanding              Options Exercisable
                -------------------------------------  -----------------------
                               Weighted
                                Average
                               Remaining    Weighted                 Weighted
                              Contractual   Average                  Average
  Exercise        Number         Life       Exercise     Number      Exercise
    Price       Outstanding     (Years)      Price     Exercisable    Price
  --------      -----------   -----------   --------   -----------   --------
$        1.13     585,134         7.1        $ 1.13      276,383      $ 1.13
$        7.59       4,800         8.3          7.59          838        7.59
$        9.61      25,767         8.4          9.61        8,433        9.61
$       11.62     305,682         9.0         11.62       20,377       11.62
                  -------                                -------
$0.30 - $3.10     921,383         8.6        $ 4.88      306,031      $ 2.38
                  =======                                =======

                           OPEN PORT TECHNOLOGY, INC.

  Warrants

  In connection with a master equipment lease agreement entered into in November 1995 (Note 8), the Company granted the lessor warrants to purchase 19,663 shares of the Company's common stock at a price of $3.05 per share. These warrants can be exercised at any time before the earlier of November 2005 or an initial public offering of the Company's common stock. Subsequently, in August 1996, warrants to purchase an additional 14,285 shares of common stock at a price of $4.20 per share were issued to the same lessor. These warrants can be exercised at any time before the earlier of August 15, 2006 or five years from the date of an initial public offering of the Company's stock. The estimated fair value of these warrants, aggregating $45,000, was recorded as a debt discount and is being amortized to interest expense over the term of the lease agreement.

  In connection with a separate master lease agreement entered into in June 1998 (Note 8), the Company granted a different lessor warrants to purchase 9,876 shares of the Company's Series C preferred stock at a price of $2.025 per share which can be exercised at any time before July 1, 2008. In connection with additional borrowings made under this master lease agreement in 1999, the Company issued warrants to purchase an additional 9,877 shares of its Series C preferred stock to the lessor in August 1999. These warrants have the same exercise price as those granted in 1998, but may be exercised any time before October 1, 2009. The estimated fair value of these warrants was not significant.

  In connection with a debt financing arrangement entered into in June 1998 (Note 3), the Company granted the lender warrants to purchase 111,093 shares of the Company's Series C preferred stock at a price of $0.01 per share. The warrants can be exercised at any time before the later of July 1, 2001 or the third anniversary of the Company's repayment of the note in full. The estimated fair value of these warrants of $229,000 was recorded as a debt discount and is being amortized to interest expense over the term of the related notes payable.

  In conjunction with the Series E preferred stock sale, the Company issued an investment advisor a warrant for the purchase of 250,517 shares of common stock. The warrant expires in October 2004 and has an exercise price of $6.04 per share. The fair value of the warrant will be recorded as offering costs.

  The fair value of each issuance of warrants was estimated on the date of grant using the Black-Scholes pricing model utilizing the following assumptions:

                                                                      Deutsche
                                                           Silicon      Bank
                                                            Valley   Securities
                                          CID Equity         Bank       Inc.
                                       ------------------  --------  ----------
                                         1998      1999      1999       2000
                                       Warrants  Warrants  Warrants   Warrants
                                       --------  --------  --------  ----------
     Number of warrants issued........  111,093   259,217    75,000    250,517
                                       ========  ========  ========   ========
     Risk free interest rate..........      5.0%      5.0%      4.6%      5.65%
     Volatility.......................       50%       50%       30%        70%
     Term-in years....................        3         3         3          4
     Exercise price per share......... $    .01  $    .01  $   2.03   $   6.04
     Estimated fair value per share... $   2.03  $   2.24  $   3.10   $   5.63
     Value recorded................... $229,000  $578,000  $100,000   $779,000

                           OPEN PORT TECHNOLOGY, INC.

7.Income Taxes

  For the years ended December 31, 1997, 1998 and 1999, the Company's income tax provision is comprised solely of current foreign income taxes.

  The components of the Company's net deferred tax asset are as follows:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
     Operating loss carryforwards...................... $9,330,000  $15,716,000
     Deferred compensation.............................     70,000       70,000
     Depreciation......................................     92,000       97,000
     Bad debt allowance................................        --       128,000
     Vacation accrual..................................        --        48,000
     Other.............................................      9,000       86,000
     Capitalized software development costs............   (186,000)    (495,000)
                                                        ----------  -----------
                                                         9,315,000   15,650,000
     Less: Valuation allowance......................... (9,315,000) (15,650,000)
                                                        ----------  -----------
                                                        $      --   $       --
                                                        ==========  ===========

  Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to losses before income tax expense as a result of the following:

                                            1997         1998         1999
                                         -----------  -----------  -----------
     Computed expected income tax
      benefit..........................  $(2,114,000) $(3,303,000) $(5,542,000)
     Increase (decrease) in tax benefit
      resulting from:
      Change in valuation allowance....    2,395,000    3,749,000    6,335,000
      State and local income taxes, net
       of federal benefit..............     (302,000)    (472,000)    (792,000)
      Other............................       70,000       46,000       24,000
                                         -----------  -----------  -----------
     Income tax expense................  $    49,000  $    20,000  $    25,000
                                         ===========  ===========  ===========

  Realization of deferred tax assets is contingent upon the generation of future taxable income. The Company has recorded a full valuation allowance against its deferred tax asset due to the uncertainty surrounding the generation of future taxable income created by the limited operating history and early stage of development of the Company. As a result, no income tax benefit has been recognized relating to the losses generated during 1997, 1998 and 1999 or any prior years.

  At December 31, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $39.0 million, which will expire between 2010 and 2018 if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. The amount of any such limitation is determined based upon the Company's value prior to an ownership change.

                           OPEN PORT TECHNOLOGY, INC.

8.Commitments and Contingencies

  Operating Leases

  The Company is obligated under various lease agreements relating to its property and equipment and facilities. In some cases, these obligations contain renewal options. As of December 31, 1999, future minimum lease payments for noncancelable operating leases are as follows for the years ending December 31,:

     2000............................................................ $  657,000
     2001............................................................    495,000
     2002............................................................    119,000
     2003............................................................     23,000
                                                                      ----------
                                                                      $1,294,000
                                                                      ==========

  Rent expense on operating leases totaled $512,000, $616,000 and $802,000 during 1997, 1998 and 1999, respectively, and $148,000 and $273,000 for the three months ended March 31, 1999 and 2000.

  Capital Leases

  On November 7, 1995, the Company entered into a master lease agreement with a financing company for the lease of computer hardware and software used in its business. Each borrowing under the lease has a three-year term and is collateralized by the assets purchased. The Company has the right to extend each individual borrowing for one additional year and has exercised this right for all individual borrowings with terms expiring through 1999. At the end of the term of each borrowing, the Company has the option to purchase the equipment for its then fair value. Equipment obtained pursuant to these leases is capitalized and is included in property and equipment on the balance sheet. The Company's ability to borrow under this arrangement expired during 1998.

  On June 22, 1998, the Company entered into a new master lease agreement with a financing company under which the Company may borrow up to $1,000,000 for the lease of computer hardware and software used in its business. The terms of this arrangement are substantially similar to those of the previous master lease agreement described above except that the Company's ability to borrow expired on July 1, 1999.

  In connection with the aforementioned arrangements, the Company issued warrants to purchase certain of its equity securities to the respective lessors (Note 6).

  Future payments under noncancelable capital lease agreements are as follows for the years ended December 31,:

     2000........................................................... $  514,000
     2001...........................................................    365,000
     2002...........................................................    141,000
     2003...........................................................        --
     2004 and thereafter............................................        --
                                                                     ----------
     Gross minimum lease payments...................................  1,020,000
     Less: Amount representing interest and debt discount...........   (144,000)
                                                                     ----------
     Net present value of minimum lease payments....................    876,000
     Less: Current portion..........................................   (429,000)
                                                                     ----------
                                                                     $  447,000
                                                                     ==========

                           OPEN PORT TECHNOLOGY, INC.

  Other Matters

  During 1999, the Company agreed to the settlement of a 1998 invoice dispute surrounding software license fees and services with a former customer resulting in the receipt of $600,000 which has been included in revenues. This item had not been recorded as revenue in 1998 due to uncertainty relating to its collectibility.

9.Earnings Per Share

  SFAS 128, "Earnings per Share," requires companies to provide a reconciliation of the numerator and denominator of the basic and diluted EPS computations. The calculation below provides net loss applicable to common stockholders, weighted average common shares outstanding and the resultant net loss per share for both basic and diluted EPS for the years ended December 31, 1997, 1998 and 1999.

                                              Year Ended December 31,
                                       ---------------------------------------
                                          1997          1998          1999
                                       -----------  ------------  ------------
     Numerator:
       Net loss applicable to common
        stockholders.................  $(7,320,000) $(11,271,000) $(20,714,000)
                                       ===========  ============  ============
     Denominator:
       Weighted average common
        shares.......................    3,200,000     3,229,776     3,369,802
       (Denominator for basic
        calculation)
       Weighted average effect of
        dilutive securities:
         Convertible preferred
          stock......................          --            --            --
         Stock options and warrants..          --            --            --
                                       -----------  ------------  ------------
           Denominator for diluted
            calculation..............    3,200,000     3,229,776     3,369,802
                                       ===========  ============  ============
     Earnings per share:
      Basic..........................  $     (2.29) $      (3.49) $      (6.15)
                                       ===========  ============  ============
      Diluted........................  $     (2.29) $      (3.49) $      (6.15)
                                       ===========  ============  ============


  Securities excluded because of their anti-dilutive effect:

     Convertible preferred stock.....    5,656,224     6,627,580     7,123,372
     Options.........................      707,378     1,235,371       921,383
     Warrants........................       33,948        88,566       414,681

10.Related Party Transactions

  The Company obtains legal services from a stockholder at amounts which approximate fair value. During 1997, 1998 and 1999, the Company incurred expenses of $258,000, $397,000 and $329,000, respectively, and $45,000 and
  $236,000 for the three months ended March 31, 1999 and 2000 for services provided by this firm.

11.Employee Savings Plan

  The Company maintains an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") which covers substantially all employees. Under

                           OPEN PORT TECHNOLOGY, INC.

  the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by each employee. The Company did not make any contributions to the 401(k) Plan on behalf of its employees during 1997, 1998 or 1999.

12.Subsequent Events

  On January 25, 2000 the Company amended its Articles of Incorporation. As a result, the Company authorized shares of stock designated as follows:

     Common stock...................................................  71,000,000
     Series A preferred stock.......................................   1,228,917
     Series B preferred stock.......................................  13,526,786
     Series C preferred stock.......................................   3,934,199
     Series D preferred stock.......................................     935,454
     Series E preferred stock.......................................  17,662,889
                                                                     -----------
                                                                     108,288,245
                                                                     ===========

  In January 2000, the Company issued 17,436,746 shares of its Series E preferred stock for proceeds of $28,000,000. The proceeds consist of cash payments totaling $25,000,000 and the conversion of notes payable (Note 3) in the amount of $3,000,000. A portion of the cash proceeds received was used to repay the December 31, 1999 notes payable balance of $4,000,000. Of the total shares issued, 1,597,012 were to related parties. Each share of Series E preferred stock is convertible into one share of the Company's common stock. The rights and preferences of the Series E preferred stock are substantially the same as those of the other series of preferred stock as outlined in Note 4, except that (i) it has liquidation preference over all existing series of the preferred stock and (ii) its initial liquidation value is $1.61 per share. The beneficial conversion feature, inherent in the Series E preferred stock, of $18,484,000 was recorded upon issuance and is included in accretion and dividends on redeemable convertible preferred stock in the statement of operations.

  On January 27, 2000 and on March 28, 2000 the Company's Board of Directors amended the 1995 Incentive and Non-Employee Stock Option Plans. The amendment increased the number of shares available for grant under both plans from 1,448,719 to 2,248,719 on January 27, 2000 and to 2,595,385 on
  March 28, 2000.

  During 2000, the Company granted options to purchase shares of common stock to employees at a weighted average exercise price of approximately $1.50 per share. Compensation expense related to these stock options, representing the difference between the exercise price and the fair market value of a share of common stock at the date of grant, will be amortized to compensation expense over the four-year vesting period.

  Reverse stock split

  The Board of Directors of Open Port has authorized the merger of the Company into a subsidiary incorporated in Delaware and a 1:3.75 reverse stock split subject to shareholder approval. The accompanying financial statements have been adjusted assuming the reverse stock split has been approved.

                              [Inside Back Cover]

   [Over the graphical depiction are the words "'OPEN PORT DRIVES INTERNET MESSAGING."

   Graphical representation of four concentric circles appears centered in the page. Inside the smaller circle appear the words "IP LaunchPad" enclosed by a rectangular border with four circular button symbols situated horizontally across the top of the rectangular border. Inside the second smallest circle appear the logos for "Cisco Systems, Inc.," "Sun Microsystems," "3Com" and "Lucent Technologies Inc.," at the top of the circle appear the words "HARDWARE INFRASTRUCTURE." Inside the second largest circle appear the logos for "Qwest Communications Corporation," "MCI WorldCom Network Services, Inc.," "Bell Atlantic Data Solutions Group, Inc." and "Cable & Wireless," at the top of the circle appear the words "CARRIER INFRASTRUCTURE." The largest circle is divided into four quadrants. The four quadrants are labeled, clockwise from the top, "AT HOME," "AT WORK," "WHEREVER YOU ARE" and "IN YOUR CAR" and contain graphical depictions of those locations and communication devices used in those locations.]

You should rely only on the
information contained in this
prospectus. We have not authorized
anyone to provide information
different from that contained in
this prospectus. We are offering to
sell, and seeking offers to buy,
shares of common stock only in
jurisdictions where offers and sales
are permitted. The information
contained in this prospectus is
accurate only as of the date of this
prospectus, regardless of the time
of delivery of this prospectus or of
any sale of our common stock.

          TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Forward Looking Statements...............................................  19
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  33
Management...............................................................  51
Related Party Transactions...............................................  61
Principal Stockholders...................................................  63
Description of Capital Stock.............................................  65
Shares Eligible For Future Sale..........................................  70
Underwriting.............................................................  72
Legal Matters............................................................  74
Experts..................................................................  74
Where You Can Find Additional Information................................  74
Reports to Stockholders..................................................  74
Index to Consolidated Financial Statements............................... F-1

Until     , 2000 (25 days after the
date of this prospectus), all
dealers that buy, sell or trade in
these securities, whether or not
participating in this offering, may
be required to deliver a prospectus.
Dealers are also obligated to
deliver a prospectus when acting as
underwriters and with respect to
their unsold allotments or
subscriptions.

[OPEN PORT TECHNOLOGY LOGO]

4,000,000 Shares

Common Stock

Deutsche Banc Alex. Brown

Robertson Stephens

Dain Rauscher Wessels

Prospectus

            , 2000
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering described in this registration statement.

   Securities and Exchange Commission registration fee.............. $   21,252
   NASD Examination Fee.............................................      8,550
   Nasdaq National Market Listing Fee...............................     95,000
   Accounting Fees and Expenses.....................................    250,000
   Printing and Engraving Expenses..................................    160,000
   Legal Fees and Expenses..........................................    775,000
   Blue Sky Fees and Expenses.......................................     10,000
   Transfer Agent Fees and Expenses.................................      7,500
   Miscellaneous....................................................    122,698
                                                                     ----------
     Total.......................................................... $1,450,000
                                                                     ==========

   The foregoing items, except for the Securities and Exchange Commission and NASD fees, are estimated. All expenses will be borne by Open Port.

Item 14. Indemnification of Directors and Officers

   As permitted by Section 102 of the Delaware General Corporation Law, the Certificate of Incorporation of Open Port (filed as Exhibit 3.1 to this registration statement) eliminates its directors' personal liability to Open Port or its stockholders for monetary damages for a breach of fiduciary duty as a director of Open Port, except:

  . for any breach of the director's duty of loyalty to Open Port or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   As a result of this provision, Open Port and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Open Port. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The by-laws of Open Port (filed as Exhibit 3.2 to this registration statement) provide that Open Port must indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law and that it may indemnify its employees and agents in accordance with Delaware law as determined by Open Port's board of directors in its sole discretion. Under
Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. The corporation may indemnify such a person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in the right of the corporation, judicial approval is required for indemnification in respect of any claim, issue or matter as to which the person was adjudged to be liable to the corporation. To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in the defense of any such action, suit or proceeding, the corporation must indemnify him or her against the expenses (including attorney's fees) he or she actually and reasonably incurred. Under Delaware law, the expenses of an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a Delaware corporation in advance of the final disposition of the action, suit or proceeding after delivery to the corporation of an undertaking by or on behalf of the director or officer to repay such amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. Expenses incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

   The form of Underwriting Agreement (to be filed as Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of Open Port and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

   The indemnification provision in Open Port's Certificate of Incorporation, by-laws and the Underwriting Agreement may be sufficiently broad to permit indemnification of Open Port's directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

   Open Port maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to Open Port for its indemnification of such persons.

Item 15. Recent Sales of Unregistered Securities

   In the three years preceding the filing of this registration statement, we issued the following securities (adjusted to give effect to a one-for-3.75 reverse stock split) that were not registered under the Securities Act:

   In January 1998, we issued a warrant for the purchase of 75,000 shares of Series C convertible participating preferred stock at a price of $2.025 per share to Silicon Valley Bank. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In June 1998, we issued an aggregate of 3,469,136 shares of Series C convertible participating preferred stock with a per share purchase price of $2.025 to four accredited investors. In addition, from June 1998 through May 1999, we issued to CID Mezzanine Capital, L.P. warrants to purchase up to 370,310 shares of Series C convertible participating preferred stock with a per share exercise price of $0.01. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In June 1998, we issued a warrant for the purchase of 19,753 shares of Series C convertible participating preferred stock at a price of $2.025 per share to Third Coast Venture Lease Partners I, L.P. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In June 1998, we entered into a note and warrant purchase agreement with CID Mezzanine Capital, L.P., which was subsequently amended, under which we authorized the issuance of up to an aggregate of $5.0 million in principal amount of our 11% subordinated notes to CID Mezzanine Capital, L.P. As of September 30, 1999, we had issued all $5.0 million in subordinated notes under this facility. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In April 1999, we issued an aggregate of 935,454 shares of Series D convertible preferred stock with a per share purchase price of $3.207 to 11 accredited investors, four of whom owned 5% or more of our common stock on a fully diluted basis, excluding outstanding options and warrants. See "Related Party Transactions--Series D Preferred Stock." Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In September 1999, we authorized the issuance of subordinated convertible promissory notes in the original aggregate principal amount of up to $3.0 million. We issued $3.0 million aggregate principal amount of these notes in three installments in September 1999, October 1999 and November 1999 to ten accredited investors: Battery Ventures III, L.P., CID Equity Capital, L.P., CID Mezzanine Capital, L.P., Frontenac VI Limited Partnership, MKW Partners, L.P., Microsoft Corporation, New Enterprise Associates VII, Limited Partnership, Oak Investment Partners VII, Limited Partnership, Oak VII Affiliates Fund, Limited Partnership, and Joseph A. Piscopo, one of our directors. All of the notes issued were converted to Series E convertible participating preferred stock in January 2000. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   Pursuant to our October 1999 engagement letter, we issued a warrant for the purchase of 939,441 shares of common stock at a price of $1.61 per share to Deutsche Bank Securities Inc. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In January 2000, we issued an aggregate of 17,436,746 shares of Series E convertible participating preferred, 15,527,950 shares of which were sold at a cash purchase price of $1.61 per share to 26 accredited investors and 1,908,796 shares of which were issued to 10 accredited investors pursuant to the conversion, at a price of $1.61 per share, of principal and interest of our subordinated convertible promissory notes issued in September 1999 (see description above). Of the 36 purchasers of Series E preferred stock, 12 own 5% or more of our common stock on a fully diluted basis, excluding outstanding options and warrants. See "Related Party Transactions--Series E Preferred Stock." Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

   In the three years preceding May 31, 2000, we have granted options to purchase an aggregate of 2,654,814 common shares and have issued an aggregate of 250,602 common shares to current and former employees upon exercise of options for an aggregate exercise price of $1.19. Exemption from registration is claimed pursuant to Rule 701, no public sale having been involved.

   Upon the closing of this offering, Open Port Technology, Inc., an Illinois corporation, will merge with and into its wholly owned subsidiary, Open Port Technology, Inc., a Delaware corporation. In connection with the merger, Open Port Technology, Inc. -- Delaware will issue shares of common stock to the holders of common stock of Open Port Technology, Inc.--Illinois, in exchange for such holders' shares of Open Port common stock. Exemption from registration is claimed pursuant to
Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit                               Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement
  2.1    Form of Agreement and Plan of Merger between the registrant and Open
         Port Technology, Inc., an Illinois corporation(1)
  3.1    Form of Certificate of Incorporation of Open Port(1)
  3.2    Form of By-Laws of Open Port(1)
  4.1    Specimen certificate representing Open Port's common stock
  4.2    Form of Warrant between Open Port and Comdisco, Inc.(1)
  4.3    Form of Warrant between Open Port and CID Mezzanine Capital, L.P.(1)
  4.4    Form of Warrant between Open Port and Silicon Valley Bank(1)
  4.5    Form of Warrant between Open Port and Third Coast Venture Lease
         Partners I, L.P.(1)
  4.6    Form of Warrant between Open Port and Deutsche Bank Securities Inc.(1)
  4.7    Second Amended and Restated Voting and Co-Sale Agreement(2)
  5.1    Opinion of Sonnenschein Nath & Rosenthal
 10.1+   1995 Incentive Stock Option Plan, as amended
 10.2+   1995 Non-Employee Stock Option Plan, as amended(1)
 10.3+   2000 Equity Incentive Plan(2)
 10.4+   2000 Outside Directors Stock Option Plan(2)
 10.5+   2000 Employee Stock Purchase Plan(2)
 10.6+*  Employment Agreement between Open Port and Randy S. Storch
 10.7+*  Employment Agreement between Open Port and Cheryl Mayberry
 10.8+*  Employment Agreement between Open Port and Omprasad S. Nandyal
 10.9+*  Employment Agreement between Open Port and Michael B. Clauer
 10.10   Amended and Restated Registration Rights Agreement among Open Port and the investors specified therein(2)
 10.11   Lease between Open Port and Teachers Insurance and Annuity Association
         of America(1)
 10.12   First Amendment to Lease betwen Open Port and Teachers Insurance and
         Annuity Association of America(1)
 10.13   Master Lease Agreement between Open Port and Third Coast Venture Lease
         Partners I, L.P.(1)
 10.14   Form of Software License Agreement(1)
 10.15   Note and Warrant Purchase Agreement between Open Port and CID
         Mezzanine Capital, L.P.(2)
 10.16+* Employment Agreement between Open Port and Clarissa Cerda
 21.1    Subsidiaries of Open Port
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 5.1)
 24.1    Powers of Attorney(1)
 27.1    Financial Data Schedule(2)

--------
(1) Previously filed on April 5, 2000 as part of this Registration Statement.

(2) Previously filed on May 19, 2000 as part of this Registration Statement.

* To be filed by amendment
+ Indicates compensatory plan or arrangement.

   (b) Financial Statement Schedules

   No schedules have been included for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois on June 9, 2000.

                                          Open Port Technology, Inc.

                                               /s/ Randy S. Storch
                                          By: _________________________________
                                                     Randy S. Storch,
                                                  Chairman of the Board,
                                               President and Chief Executive
                                                          Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on the 9th day of June, 2000.

                 Signature                                     Title
                 ---------                                     -----


          /s/ Randy S. Storch               Chairman of the Board, President and Chief
___________________________________________   Executive Officer (principal executive
              Randy S. Storch                 officer)

         /s/ Michael B. Clauer              Vice President and Chief Financial Officer
___________________________________________   (principal accounting and financial
             Michael B. Clauer                officer)

                     *                      Chief Technical Officer, Secretary and
___________________________________________   Director
            Omprasad S. Nandyal

                     *                      Director
___________________________________________
              Peter J. Barris

                     *                      Director
___________________________________________
             Thomas J. Crotty

                     *                      Director
___________________________________________
             Royce J. Holland

                     *                      Director
___________________________________________
             Donald R. Hollis

                     *                      Director
___________________________________________
               John E. Major

                     *                      Director
___________________________________________
              Joseph Piscopo

      /s/ Randy S. Storch
*By: ________________________________
   (Randy S. Storch, as attorney-in-
                 fact)